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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Clear Channel Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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4) Date Filed:

Clear Channel Communications, Inc.
P.O. Box 659512
San Antonio, Texas 78265-9512
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 22, 2007
          As a shareholder of Clear Channel Communications, Inc., you are hereby given notice of and invited to attend, in person or by proxy, the Annual Meeting of Shareholders of Clear Channel Communications, Inc. to be held at The Airport Doubletree Hotel, 37 NE Loop 410, San Antonio, Texas 78216, on May 22, 2007, at 8:00 a.m. local time, for the following purposes:
1.	to elect 11 directors to serve for the coming year;

2.	to ratify the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2007;

3.	to consider four shareholder proposals, if presented at the meeting; and

4.	to transact any other business which may properly come before the meeting or any adjournment thereof.
          Only shareholders of record at the close of business on April 2, 2007 are entitled to notice of and to vote at the meeting.
          Two cut-out admission tickets are included on the back cover of this document and are required for admission to the meeting. Please contact Clear Channel’s Secretary at Clear Channel’s corporate headquarters if you need additional tickets. If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting. The annual meeting will begin promptly at 8:00 a.m.
          Your attention is directed to the accompanying proxy statement. In addition, although mere attendance at the meeting will not revoke your proxy, if you attend the meeting you may revoke your proxy and vote in person. To assure that your shares are represented at the meeting, please complete, date, sign and mail the enclosed proxy card in the return envelope provided for that purpose.

By Order of the Board of Directors Andrew W. Levin Executive Vice President, Chief Legal Officer and Secretary

San Antonio, Texas
April 30, 2007

2007 ANNUAL MEETING OF SHAREHOLDERS NOTICE OF ANNUAL MEETING
AND PROXY STATEMENT TABLE OF CONTENTS

PROXY STATEMENT
     This proxy statement contains information related to the annual meeting of shareholders of Clear Channel Communications, Inc. to be held on Tuesday, May 22, 2007, beginning at 8:00 a.m., at the Airport Doubletree Hotel, 37 NE Loop 410, San Antonio, Texas, and at any postponements or adjournments thereof. This proxy statement is being mailed to shareholders on or about May 7, 2007.
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	Clear Channel’s Board of Directors (the “Board”) is providing these proxy materials for you in connection with Clear Channel’s annual meeting of shareholders (the “annual meeting”), which will take place on May 22, 2007. The Board is soliciting proxies to be used at the annual meeting. You are also invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid executive officers, and certain other required information. Following this proxy statement are excerpts from Clear Channel’s 2006 Annual Report on Form 10-K including Consolidated Financial Statements, Notes to the Consolidated Financial Statements, and Management’s Discussion and Analysis. A Proxy Card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the annual meeting?

A:	There may be up to six proposals scheduled to be voted on at the annual meeting: the election of directors, the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2007, and, if presented, four shareholder proposals.

Q:	Which of my shares may I vote?

A:	All shares owned by you as of the close of business on April 2, 2007 (the “Record Date”) may be voted by you. These shares include shares that are: (1) held directly in your name as the shareholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee. Each of your shares is entitled to one vote at the annual meeting.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Most shareholders of Clear Channel hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
     SHAREHOLDER OF RECORD: If your shares are registered directly in your name with Clear Channel’s transfer agent, The Bank of New York, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by The Bank of New York on behalf of Clear Channel. As the shareholder of record, you have the right to grant your voting proxy directly to Clear Channel or to vote in person at the annual meeting. Clear Channel has enclosed a proxy card for you to use.
     BENEFICIAL OWNER: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Under New York Stock Exchange (“NYSE”) rules, brokers will have discretion to vote the shares of customers who fail to provide voting instructions. Your broker will send you directions on how you can instruct your broker to vote. If you do not provide instructions to your broker to vote your shares, they may either vote your shares on the matters being presented at the annual meeting or leave your shares unvoted.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held directly in your name as the shareholder of record may be voted by you in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the annual meeting, Clear Channel recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the annual meeting. You may request that your previously submitted proxy card not be used if you desire to vote in person when you attend the annual meeting. Shares held in “street name” may be voted in person by you at the annual meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the annual meeting.

If you plan to attend the annual meeting, please note that space limitations make it necessary to limit attendance to shareholders and one guest. Admission to the annual meeting will be on a first-come, first-served basis. Registration and seating will begin at 7:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras (including cellular telephones with photographic capabilities), recording devices and other electronic devices will not be permitted at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the shareholder of record or beneficially in “street name,” when you return your proxy card or voting instructions accompanying this proxy statement, properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card.

Q:	May I change my vote?

A:	If you are a shareholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the annual meeting by sending the Secretary of Clear Channel a proxy card dated later than your last vote, notifying the Secretary of Clear Channel in writing, or voting at the annual meeting.

Q	What if I return my proxy card without specifying my voting choices?

A:	If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Clear Channel’s Common Stock is necessary to constitute a quorum at the annual meeting. Only votes cast “for” a matter constitute affirmative votes. Votes “withheld” or abstaining from voting are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or a vote “against” a particular matter.

Under New York Stock Exchange Rules, the proposals to elect directors and to ratify the selection of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the annual meeting. In contrast, the shareholder proposals are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the annual meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for the shareholder proposals.

Q:	What are Clear Channel’s voting recommendations?

A:	The Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of Ernst & Young LLP as Clear Channel’s independent accountants for the year ending December 31, 2007, and “AGAINST” the four shareholder proposals.

Q:	Where can I find the voting results of the annual meeting?

A:	Clear Channel will announce preliminary voting results at the annual meeting and publish final results in Clear Channel’s quarterly report on Form 10-Q for the second quarter of 2007, which will be filed with the Securities and Exchange Commission (the “SEC”) by August 9, 2007.
THE BOARD OF DIRECTORS
     The Board is responsible for the management and direction of Clear Channel and for establishing broad corporate policies. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of Clear Channel’s business through discussions with the Chief Executive Officer, the President and Chief Financial Officer and other executive officers, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.
BOARD MEETINGS
     During 2006, the Board held thirteen meetings (four regular meetings and nine special meetings). Each of the nominees named below attended at least 75% of the aggregate of the total number of meetings of the Board held during such director’s term and at least 75% of the total number of meetings held by committees of the Board on which that director served, except that Mr. Watts attended all four regular meetings and four of the nine special meetings.

SHAREHOLDER MEETING ATTENDANCE
          Clear Channel encourages, but does not require, directors to attend the annual meetings of shareholders. All eleven members of the Board were in attendance at Clear Channel’s 2006 Annual Meeting of Shareholders.
INDEPENDENCE OF DIRECTORS
          The Board has adopted a set of Corporate Governance Guidelines, addressing, among other things, standards for evaluating the independence of Clear Channel’s directors. The full text of the guidelines can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. In February 2005, the Board enhanced its Corporate Governance Guidelines by adopting the following standards for determining the independence of its members:
1.	A director must not be, or have been within the last three years, an employee of Clear Channel. In addition, a director’s immediate family member (“immediate family member is defined to include a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law and anyone (other than domestic employees) who shares such person’s home) must not be, or have been within the last three years, an executive officer of Clear Channel.

2.	A director or immediate family member must not have received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from Clear Channel, other than as director or committee fees and pension or other forms of deferred compensation for prior service (and no such compensation may be contingent in any way on continued service).

3.	A director must not be a current partner of a firm that is Clear Channel’s internal or external auditor or a current employee of such a firm. In addition, a director must not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice. Finally, a director or immediate family member must not have been, within the last three years, a partner or employee of such a firm and personally worked on Clear Channel’s audit within that time.

4.	A director or an immediate family member must not be, or have been within the last three years, employed as an executive officer of another company where any of Clear Channel’s present executive officers at the same time serve or served on that company’s compensation committee.

5.	A director must not (a) be a current employee, and no director’s immediate family member may be a current executive officer, of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

6.	A director must not own, together with ownership interests of his or her family, ten percent (10%) or more of any company that has made payments to, or received payments from, Clear Channel (together with its consolidated subsidiaries) for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

7.	A director or immediate family member must not be or have been during the last three years, a director, trustee or officer of a charitable organization (or hold a similar position), to which Clear Channel (together with its consolidated subsidiaries) makes contributions in an amount which, in any of the last three fiscal years, exceeds the greater of $50,000, or 5% of such organization’s consolidated gross revenues.
          Pursuant to the Corporate Governance Guidelines, the Board undertook its annual review of director independence in March 2007. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Clear Channel and its subsidiaries, affiliates and investors, including those reported under “Transactions With Related Persons” below. The Board also examined transactions and relationships between directors or their affiliates and members of the senior management or their affiliates. As provided in the Corporate Governance Guidelines, the purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

     As a result of this review, the Board affirmatively determined that, of the directors nominated for election at the annual meeting, B. J. McCombs, Alan D. Feld, Perry J. Lewis, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts, John H. Williams and John B. Zachry are independent of Clear Channel and its management under the listing standards of the NYSE and the standards set forth in the Corporate Governance Guidelines, including those standards enumerated in paragraphs 1-7 above. In addition, the Board has determined that every member of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is independent. While in its review the Board noted certain longtime business and personal relationships between certain of the members of the Board that are not required to be described under the heading “Compensation Committee Interlocks And Insider Participation” or under the heading “Transactions With Related Persons” found on page 37 of this document, it concluded that none of business or personal relationships impaired any of the above-named Board members’ independence.
     The rules of the NYSE require that non-management directors of a listed company meet periodically in executive sessions. Clear Channel’s non-management directors have met separately in executive sessions without management present.
     The Board has created the office of Presiding Director to serve as the lead non-management director of the Board. The Board has established that the office of the Presiding Director shall at all times be held by an “independent” director, as that term is defined from time to time by the listing standards of the NYSE and as determined by the Board in accordance with the Board’s Corporate Governance Guidelines. The Presiding Director has the power and authority to do the following:
•	to preside at all meetings of non-management directors when they meet in executive session without management participation;

•	to set agendas, priorities and procedures for meetings of non-management directors meeting in executive session without management participation;

•	to generally assist the Chairman of the Board;

•	to add agenda items to the established agenda for meetings of the Board;

•	to request access to Clear Channel’s management, employees and its independent advisers for purposes of discharging his or her duties and responsibilities as a director; and

•	to retain independent outside financial, legal or other advisors at any time, at the expense of Clear Channel, on behalf of any committee or subcommittee of the Board.
     The directors serving as the chairperson of the Compensation Committee of the Board, the chairperson of the Audit Committee of the Board and the chairperson of the Nominating and Governance Committee of the Board shall each take turns serving as the Presiding Director on a rotating basis, each such rotation to take place effective the first day of each calendar quarter.
     Currently, Mr. Lewis, the Chairman of the Audit Committee, is serving as the Presiding Director. As part of the standard rotation established by the Board, Mr. Feld, the Chairman of the Nominated and Governance Committee, will begin his service as the Presiding Director on July 1, 2007.

COMMITTEES OF THE BOARD
     The Board has three standing committees: the Compensation Committee, the Nominating and Governance Committee and the Audit Committee. The Compensation Committee has established an Executive Performance Subcommittee. Each committee has a written charter which guides its operations. The written charters are all available on Clear Channel’s Internet website at www.clearchannel.com, or a copy may be obtained upon request from the Secretary of Clear Channel. The table below sets forth members of each committee.
BOARD COMMITTEE MEMBERSHIP

		Executive	Nominating and
	Compensation	Performance	Governance	Audit
Name	Committee	Subcommittee	Committee	Committee
Alan D. Feld			X *
Perry J. Lewis				X *
B. J. McCombs	X		X
Phyllis B. Riggins				X
Theodore H. Strauss			X	X
J. C. Watts	X	X
John H. Williams			X	X
John B. Zachry	X *	X *	X

X = Committee member; * = Chairperson
The Compensation Committee
     The Compensation Committee administers Clear Channel’s stock option plans and performance-based compensation plans, determines compensation arrangements for all officers and makes recommendations to the Board concerning the compensation of directors of Clear Channel and its subsidiaries (except with respect to matters entrusted to the Executive Performance Subcommittee as described below and matters related to the compensation of the officers and directors of the Company’s publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc.). The Compensation Committee met 5 times during 2006. All members of the Compensation Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
     The Compensation Committee has the ability, under its charter, to select and retain, at the expense of the Company, independent legal and financial counsel and other consultants necessary to assist the Compensation Committee as the Compensation Committee may deem appropriate, in its sole discretion. The Compensation Committee also has the authority to select and retain any compensation consultant to be used to survey the compensation practices in Clear Channel’s industry and to provide advice so that Clear Channel can maintain its competitive ability to recruit and retain highly qualified personnel. The Compensation Committee has the sole authority to approve related fees and retention terms for any of its counsel and consultants. Hewitt Associates serves as the Compensation Committee’s compensation consultant, and works directly for the Compensation Committee. Hewitt Associates does not perform any other services for Clear Channel.
     The Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:
•	assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and Clear Channel;

•	review and approve corporate goals and objectives relevant to the compensation of Clear Channel’s Chief Executive Officer and to evaluate the CEO’s performance in light of those goals and objectives, and to determine and approve the CEO’s compensation level based on this evaluation; and

•	make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans.

     The Compensation Committee has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if the Compensation Committee determines such delegation would be in the best interest of Clear Channel.
     The Executive Performance Subcommittee of the Compensation Committee has as its principal responsibility to review and advise the Board with respect to performance-based compensation of executive and other corporate officers who are, or who are likely to become, subject to Section 162(m) of the Internal Revenue Code. Section 162(m), which among other things, limits the deductibility of compensation in excess of $1 million paid to a corporation’s chief executive officer and the four other most highly compensated executive officers. The Executive Performance Subcommittee of the Compensation Committee met one time during 2006.
The Nominating and Governance Committee
     The Nominating and Governance Committee is responsible for developing and reviewing background information for candidates for the Board of Directors, including those recommended by shareholders, and makes recommendations to the Board of Directors regarding such candidates as well as committee membership. The Nominating and Governance Committee met three times during 2006. All members of the Nominating and Governance Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
     Our directors play a critical role in guiding Clear Channel’s strategic direction and oversee the management of Clear Channel. Board candidates are considered based upon various criteria, such as their broad-based business and professional skills and experiences, global business and social perspectives, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the industries in which Clear Channel operates.
     Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Clear Channel. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors.
     The Nominating and Governance Committee will consider director candidates recommended by shareholders. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Secretary of Clear Channel not less than 90 days nor more than 120 days prior to the first anniversary of the date on which Clear Channel first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Such a written recommendation must set forth (A) all information relating to the director candidate that is required to be disclosed in solicitations of proxies for election of directors in a contested election, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, such as the director candidate’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected and (B) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the recommending shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with them, on the one hand, and each proposed director candidate, and his or her respective affiliates and associates, or others acting in concert with them, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the shareholder making the recommendation and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. The requirements for a shareholder to provide the more detailed information in connection with a nomination of a director candidate described in the previous sentence were added to Article II Section 5 of Clear Channel’s bylaws by the Board on July 25, 2006. Shareholders should direct such proposals to: Board of Directors — Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.

The Audit Committee
     The Audit Committee is responsible for reviewing Clear Channel’s accounting practices and audit procedures. Additionally, Audit Committee members Perry J. Lewis and Phyllis B. Riggins have both been designated as “Financial Experts” as defined by the SEC. See the Audit Committee Report later in this document, which details the duties and performance of the Committee. The Audit Committee met eight times during 2006. All members of the Audit Committee are independent as defined by the listing standards of the NYSE and Clear Channel’s independence standards.
SHAREHOLDER COMMUNICATION WITH THE BOARD
     Shareholders desiring to communicate with the Board should do so by sending regular mail to Board of Directors — Presiding Director, P.O. Box 659512 San Antonio, Texas 75265-9512.
PROPOSAL 1: ELECTION OF DIRECTORS
     The Board intends to nominate at the annual meeting of shareholders the 11 persons listed as nominees below. Each of the directors elected at the annual meeting will serve until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified, subject to earlier resignation and removal. The directors are to be elected by a majority of the votes cast at the annual meeting by the holders of the shares of Clear Channel common stock represented and entitled to be voted at the annual meeting. A majority of the votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. Abstentions shall not count as a vote cast in the election of a director nominee. Each of the nominees listed below is currently a director and is standing for re-election. Each nominee has indicated a willingness to serve as director if elected. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.
NOMINEES FOR DIRECTOR
     The nominees for director are Alan D. Feld, Perry J. Lewis, L. Lowry Mays, Mark P. Mays, Randall T. Mays, B. J. McCombs, Phyllis B. Riggins, Theodore H. Strauss, J. C. Watts, John H. Williams and John B. Zachry.
     Alan D. Feld, age 70, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP. He has served as a director of Clear Channel since 1984. Mr. Feld also serves on the board of trustees of American Beacon Mutual Funds.
     Perry J. Lewis, age 69, has been a senior managing director of Heartland Industrial Partners, a leveraged buyout firm, since February 2006 and from 2000 to 2001. From 2001 to February 2006, Mr. Lewis was an advisory director of CRT Capital Group LLC, an institutional securities research and brokerage firm, and was a founder and, from 1980 to 2001, partner Morgan, Lewis, Githens & Ahn, an investment banking and leveraged buyout firm. He has served as a director of Clear Channel since August 30, 2000. Mr. Lewis also serves as a director of Superior Essex, Inc.
     L. Lowry Mays, age 71, is the founder of Clear Channel and currently serves as Chairman of the Board. Prior to October of 2004, he served as Chairman and Chief Executive Officer of Clear Channel and has been a director for the relevant five year period. Mr. Lowry Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Lowry Mays is the father of Mark P. Mays and Randall T. Mays, who serve as the Chief Executive Officer, and the President and Chief Financial Officer of Clear Channel, respectively. Mr. Lowry Mays also serves as a director of Live Nation, Inc.
     Mark P. Mays, age 43, was Clear Channel’s President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. Mr. Mark Mays has served as a director since May 1998. Mr. Mark Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Mark Mays is the son of L. Lowry

Mays, Clear Channel’s Chairman and the brother of Randall T. Mays, Clear Channel’s President and Chief Financial Officer. Mr. Mark Mays also serves as a director of Live Nation, Inc.
     Randall T. Mays, age 41, was appointed Executive Vice President and Chief Financial Officer of Clear Channel in February 1997 and was appointed Secretary in April 2003. He was appointed president in February 2006. He has served as a director since April 1999. Mr. Randall Mays is a director of our publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc. Mr. Randall Mays is the son of L. Lowry Mays, Clear Channel’s Chairman and the brother of Mark P. Mays, Clear Channel’s Chief Executive Officer. Mr. Randall Mays also serves as a director of Live Nation, Inc.
     B. J. McCombs, age 79, is a private investor. He has served as a director of Clear Channel for the relevant five year period.
     Phyllis B. Riggins, age 54, has been a Managing Director of Bluffview Capital, LP since May 2003. Prior thereto, she was a Managing Director and Group Head — Media/Telecommunication of Banc of America Securities (and its predecessors) global corporate and investment banking for the remainder of the relevant five year period. Ms. Riggins has served as a director of Clear Channel since December 2002.
     Theodore H. Strauss, age 82, is the Chairman of the Advisory Board for the Dallas Region of the Texas State Bank, a position he has held since 2005. Prior thereto, he was a Senior Managing Director of Bear, Stearns & Co., Inc., an investment banking firm for the remainder of the relevant five year period. He has served as a director of Clear Channel since 1984.
     J. C. Watts, Jr., age 49, is the Chairman of JC Watts Companies, LLC, a consulting firm. Mr. Watts is a former member of the United States House of Representatives and represented the 4th District of Oklahoma from 1995 to 2002. He served as the Chairman of the House Republican Conference. He has served as a director of Clear Channel since February 2003. Mr. Watts also serves as a director of Terex Corporation, Dillard’s, Inc. and Burlington Northern Santa Fe Corp.
     John H. Williams, age 73, was a Senior Vice President of First Union Securities, Inc. (formerly known as Everen Securities, Inc.), an investment banking firm, until his retirement in July 1999. He has served as a director of Clear Channel since 1984. Mr. Williams also serves as a director of GAINSCO, Inc.
     John B. Zachry, age 45, has been the Chief Executive Officer of Zachry Construction Corp. since August 2004. Prior to August 2004 he served as President and Chief Operating Officer of Zachry Construction Corp. for the remainder of the relevant five year period. He has served as a director of Clear Channel since his appointment in December 2005.
MANAGEMENT RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR NOMINEES NAMED ABOVE.
CODE OF BUSINESS CONDUCT AND ETHICS
     Clear Channel adopted a Code of Business Conduct and Ethics applicable to all its directors and employees, including its chief executive officer, chief financial officer, and chief accounting officer, which is a “code of ethics” as defined by applicable rules of the SEC. This code is publicly available on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel. If Clear Channel makes any amendments to this code other than technical, administrative, or other non-substantive amendments, or grants any waivers, including implicit waivers, from a provision of this code that applies to Clear Channel’s chief executive officer, chief financial officer or chief accounting officer and relates to an element of the SEC’s “code of ethics” definition, Clear Channel will disclose the nature of the amendment or waiver, its effective date and to whom it applies on its website or in a report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The table below sets forth information concerning the beneficial ownership of Clear Channel common stock and Clear Channel Outdoor Holdings, Inc. Class A common stock as of April 2, 2007, for each director currently serving on the Board and each of the nominees for director; each of the named executive officers not listed as a director, the directors and executive officers as a group and each person known to Clear Channel to own beneficially more than 5% of outstanding common stock. At the close of business on April 2, 2007, there were 496,087,136 shares of Clear Channel common stock outstanding. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

	Title and Class
	Clear Channel			Clear Channel Outdoor
	Communications, Inc.			Holdings, Inc. Class A
	Common Stock			Common Stock
	Amount and			Amount and
	Nature of			Nature of
	Beneficial			Beneficial		Percent
Name	Ownership		Percent of Class	Ownership		of Class
Alan D. Feld	77,361	(1)	*	—		*
Perry J. Lewis	192,971	(2)	*	—		*
L. Lowry Mays	31,563,419	(3)	6.3%	—		*
Mark P. Mays	2,366,281	(4)	*	—		*
Randall T. Mays	1,976,059	(5)	*	—		*
B. J. McCombs	4,816,669	(6)	1.0%	—		*
Phyllis B. Riggins	17,241	(7)	*	—		*
Theodore H. Strauss	217,307	(8)	*	—		*
J. C. Watts	21,224	(9)	*	—		*
John H. Williams	64,667	(10)	*	—		*
John B. Zachry	4,500	(11)	*	—		*
John Hogan	403,440	(12)	*	—		*
Paul J. Meyer	21,874		*	261,365	(13)	*
FMR Corp. (14)	48,216,851		9.7%	n/a
Highfields Capital Management LP (15)	24,854,400		5.0%	n/a
All Directors and Executive Officers as a Group (16 persons)	41,835,548	(16)	7.7%	261,365	(17)	*

*	Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)	Includes 58,407 shares subject to options held by Mr. Feld. Excludes 9,000 shares owned by Mr. Feld’s wife, as to which Mr. Feld disclaims beneficial ownership.

(2)	Includes 125,314 shares subject to options held by Mr. Lewis, 39,953 of which are held in a margin account. Excludes 3,000 shares owned by Mr. Lewis’ wife, as to which Mr. Lewis disclaims beneficial ownership.

(3)	Includes 2,890,866 shares subject to options held by Mr. L. Mays, 48,456 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 26,801,698 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 1,532,120 shares held by the Mays Family Foundation and 100,184 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority.

(4)	Includes 757,243 shares subject to options held by Mr. M. Mays, 343,573 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 1,022,293 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd. Also includes 6,727 shares and 1,054 shares, which represent shares in LLM Partners.

(5)	Includes 757,243 shares subject to options held by Mr. R. Mays, 359,517 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 619,761 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd. Also includes 4,484 shares and 1,054 shares, which represent shares in LLM Partners.

(6)	Includes 53,586 shares subject to options held by Mr. McCombs and 4,763,083 shares held by the McCombs Family Partners, Ltd. of which Mr. McCombs is the general partner and all of which are held in a margin account. Excludes 27,500 shares held by Mr. McCombs’ wife, as to which Mr. McCombs disclaims beneficial ownership.

(7)	Includes 6,266 shares subject to options held by Ms. Riggins.

(8)	Includes 58,407 shares subject to options held by Mr. Strauss and 72,087 shares held by the THS Associates L.P. of which Mr. Strauss is the general partner.

(9)	Includes 14,099 shares subject to options held by Mr. Watts.

(10)	Includes 45,953 shares subject to options held by Mr. Williams. Excludes 9,300 shares held by Mr. Williams’ wife, as to which Mr. Williams disclaims beneficial ownership.

(11)	Includes 4,500 shares subject to options held by Mr. Zachry.

(12)	Includes 295,062 shares subject to options held by Mr. Hogan.

(13)	Includes 261,365 shares subject to options held by Mr. Meyer.

(14)	Address: 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	Address: John Hancock Tower, 200 Clarendon Street, 51st Floor, Boston, Massachusetts 02116.

(16)	Includes 5,163,837 shares subject to options held by such persons, 600,576 shares held by trusts of which such persons are trustees, but not beneficiaries, 26,801,698 shares held by the LLM Partners Ltd, 1,022,293 shares held by the MPM Partners, Ltd., 619,761 shares held by the RTM Partners, Ltd, 4,763,083 shares held by the McCombs Family Partners, Ltd, 72,087 shares held by the THS Associates L.P., 1,532,120 shares held by the Mays Family Foundation and 100,184 shares held by the Clear Channel Foundation.

(17)	Includes 261,365 shares subject to options held by such persons.
Proposed Change in Control
     On November 16, 2006, Clear Channel entered into an Agreement and Plan of Merger with BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC. Pursuant to the terms of the merger agreement, BT Triple Crown will be merged with and into Clear Channel, and as a result Clear Channel will continue as the surviving corporation and a wholly owned subsidiary of B Triple Crown and T Triple Crown. B Triple Crown and T Triple Crown are owned by a consortium of private equity funds affiliated with Thomas H. Lee Partners, L.P. and Bain Capital Partners, LLC. Consummation of the merger is subject to customary conditions to closing, including the approval of Clear Channel’s shareholders, and foreign and domestic regulatory clearance.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis included in this document with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this document.

Respectfully submitted, THE COMPENSATION COMMITTEE John B. Zachry — Chairman, B. J. McCombs and J. C. Watts

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
     The following compensation discussion and analysis contains statements regarding Clear Channel and individual performance measures and other goals. These goals are disclosed in the limited context of Clear Channel’s executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Clear Channel specifically cautions investors not to apply these statements to other contexts.
Overview and Objectives of Clear Channel’s Compensation Program
     Clear Channel believes that compensation of its executive and other officers and senior managers should be directly and materially linked to operating performance. The fundamental objective of Clear Channel’s compensation program is to attract, retain and motivate top quality executive and other officers through compensation and incentives which are competitive with the various labor markets and industries in which Clear Channel competes for talent and which align the interests of Clear Channel’s officers and senior management with the interests of Clear Channel’s shareholders.
     Overall, Clear Channel has designed its compensation program to:
•	support its business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	create a strong performance alignment with shareholders.
     Clear Channel seeks to achieve these objectives through a variety of compensation elements:
•	annual base salary;

•	an annual incentive bonus, the amount of which is dependent on Clear Channel and, for most executives, individual performance during the prior fiscal year;

•	long-term incentive compensation, delivered in the form of stock options grants and restricted stock awards that are awarded based on the prior year’s performance and other factors described below, and that are designed to align executive officers’ interests with those of shareholders by rewarding outstanding performance and providing long-term incentives; and

•	other executive benefits and perquisites.
Compensation Practices
     The Committee annually determines total compensation, as well as the individual components of such compensation, of Clear Channel’s named executive officers, except for Paul Meyers, President and Chief Executive Officer of Clear Channel Outdoor Holdings, Inc. (“CCOH”), a publicly traded subsidiary of Clear Channel. Mr. Meyer’s compensation is determined by CCOH’s compensation committee, and not Clear Channel’s Compensation Committee (the “Committee”). Accordingly, any references contained in this Compensation Discussion and Analysis regarding the Committee and any subcommittee thereof making compensation decisions with respect to Clear Channel’s executive officers, excludes Mr. Meyer. For discussion of Mr. Meyer’s compensation, please refer to the “Paul Meyer’s Compensation” section of this Compensation Discussion and Analysis.
     In 2006, the Committee engaged Hewitt Associates, an independent compensation consultant to develop and provide market pay data (including base salary, bonus, long-term incentive compensation and all other compensation) to better evaluate the appropriateness and competitiveness of overall compensation paid to Clear Channel’s executive officers. Compensation objectives are developed based on market pay data from proxy statements and other sources, when available, of leading media companies identified as key competitors for business and/or executive talent (the “Media Peers”). Individual pay components and total compensation were bench marked against the Media Peers. The Media Peers do not include companies in the Radio Index that is used for comparison purposes in the Company’s stock performance graph due to the fact that these companies comprising the Radio

Index are smaller in size and less diversified business operations than the Media Peers, which the Compensation Committee believes are more comparable to the Company for executive compensation purposes.
     The Media Peers include Belo Corp., CBS Corporation, Comcast Corporation, The Walt Disney Company, Gannett Company, Inc., IAC/InteractiveCorp, News Corporation, Time Warner, Tribune Company, Viacom, Inc. and Yahoo! Inc. The Media Peers were selected on the basis of criteria that are deemed to be comparable with Clear Channel in terms of market capitalization, exchange traded, scope of operations, revenue, free cash flow, total assets, total capital and number of employees.
     Except for Paul Meyer, each of the other named executive officers has entered into an employment agreement with Clear Channel. Paul Meyer has entered into an employment agreement with CCOH. The employment agreements generally set forth information regarding base salary, annual incentive bonus, long-term incentive compensation and other employee benefits. All compensation decisions with respect to the named executive officers are made within the scope of the employment agreements. For a further description of the employment agreements, please refer to the “Employment Agreements with the Named Executive Officers” section of this proxy statement.
     In making decisions with respect to each element of executive compensation, the Committee considers the total compensation that may be awarded to the officer, including salary, annual bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation (the sum of base salary, annual incentive bonus and long-term incentive compensation delivered through stock option grants and restricted stock awards) to award the executive officers each year. Among these factors are:
•	how proposed amounts of total compensation to Clear Channel’s executives compare to amounts paid to similar executives by Media Peers both for the prior year and over a multi-year period;

•	the value of stock options and restricted stock awarded in prior years;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.
     In addition, in reviewing and approving employment agreements for named executive officers, the Committee considers the other benefits to which the officer is entitled by the agreement, including compensation payable upon termination of the agreement under a variety of circumstances. The Committee’s goal is to award compensation that is reasonable when all elements of potential compensation are considered.
Elements of Compensation
     The Committee and the Executive Performance Subcommittee of the Committee (the “Subcommittee”) believe that a combination of various elements of compensation best serves the interests of Clear Channel and its shareholders. Having a variety of compensation elements enables Clear Channel to meet the requirements of the highly competitive environment in which Clear Channel operates while ensuring its executive officers are compensated in a way that advances the interests of all shareholders. Under this approach, executive compensation involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is also based largely on Clear Channel’s financial performance relative to goals established at the start of the fiscal year. Stock options and restricted stock awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation that benefits all of Clear Channel’s shareholders.
     Clear Channel’s practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors considered in determining the amounts for each of the key elements.
     Base Salary
     Purpose. The objective of base salary is to reflect job responsibilities, value to Clear Channel and individual performance with respect to market competitiveness.

     Administration. Base salaries for executive officers are reviewed on an annual basis and at the time of promotion or other change in responsibilities. Increases in salary are based on subjective evaluation of such factors as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executive officers of the Media Peers, and competitive pay levels.
     Base salaries of executive officers are set at levels comparable to salaries paid by Clear Channel’s Media Peers. The named executive officers’ initial salaries are determined through mutual negotiations between the executive and the Committee and set forth in their respective employment agreements. Clear Channel believes that employment agreements with its key executives are in the best interests of Clear Channel to assure continuity of management.
     Considerations. Minimum base salaries for four of the five executive officers named in the 2006 Summary Compensation Table are determined by employment agreements for those officers with Clear Channel. These minimum salaries and the amount of any increase over these minimum salaries are determined by the Committee based on a variety of factors, including:
•	the nature and responsibility of the position and, to the extent available, salary norms for persons in comparable positions at Media Peers;

•	the expertise of the individual executive;

•	the competitiveness of the market for the executive’s services; and

•	the recommendations of the Chief Executive Officer (except in the case of his own compensation).
     In setting base salaries, the Committee considers the importance of linking a significant proportion of the executive officers’ compensation to performance in the form of the annual incentive bonus, which is tied to both Clear Channel’s financial performance measures and individual performance, as well as long-term stock-based compensation, which is tied to Clear Channel’s stock price performance and performance compared to Media Peers.
     Annual Incentive Bonus
     Purpose. Clear Channel’s executive compensation program provides for an annual incentive bonus that is performance-linked. The objective of the annual incentive bonus compensation element is to compensate individuals based on the achievement of specific goals that are intended to correlate closely with growth of long-term shareholder value.
     Administration. The Chairman, the Chief Executive Officer, the President and Chief Financial Officer, the President and Chief Executive Officer of Radio, the President and Chief Executive Officer of Television and the President of International Radio participate in the Clear Channel 2005 Annual Incentive Plan (the “Annual Incentive Plan”). Mr. Meyer participates in the CCOH 2005 Stock Incentive Plan, which is administered by CCOH’s compensation committee. The Annual Incentive Plan is administered by the Subcommittee and provides for performance-based bonuses for executives who were “covered employees” pursuant to Section 162(m) of the Internal Revenue Code. Under the Annual Incentive Plan, the Subcommittee establishes specific company “performance-based goals” applicable to each covered executive officer for the ensuing fiscal year performance period. In 2006, the performance goals for corporate-level executive officers were based on Clear Channel’s year-over-year improvements in financial results using a combination of metrics including earnings per share, free cash flow per share, operating income before depreciation, amortization and non-cash compensation expense, as these measures best reflect the officer’s contribution to outstanding corporate performance. For division-level executive officers, such as Mr. Hogan, President and Chief Executive Officer of Clear Channel’s Radio division, the performance goals are based on the respective division’s operating income before depreciation, amortization and non-cash compensation expense and other financial measures which best reflect the officer’s contribution to outstanding divisional performance. Performance goals for each executive officer are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the President and Chief Financial Officer and other senior executive officers, including the principal executive officers of Clear Channel’s various operating divisions. The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of Clear Channel’s named executive officers, including his own, to the Subcommittee for its review, consideration and approval.

     The annual incentive bonus consists of cash, stock options and restricted stock awards. The total annual incentive bonus award is determined according to the level of achievement of both the objective performance and individual performance goals. Below a minimum threshold level of performance, no awards may be granted pursuant to the objective performance goal, and the Subcommittee may, in its discretion, reduce the awards pursuant to either objective or individual performance goals.
     Considerations. The annual incentive bonus process for each of the named executive officers, except for Mr. Meyer, involves four basic steps pursuant to the Annual Incentive Plan:
•	At the outset of the fiscal year:
1.	Set performance goals for the year for Clear Channel and each participant

2.	Set a target bonus for each individual
•	After the end of the fiscal year:
3.	Measure actual performance (individual and company-wide) against the predetermined Clear Channel and individual performance goals to determine the preliminary bonus

4.	Make adjustments to the resulting preliminary bonus calculation to reflect Clear Channel’s performance relative to the performance of the Media Peers.
These four steps are described below:
     (1) Setting performance goals. Early in each fiscal year, the Subcommittee, working with senior management and the Committee’s compensation consultant, sets performance goals for Clear Channel and each participant.
     (2) Setting a target bonus. The Subcommittee establishes a target bonus amount for each participant.
     For each of the performance goals, there is a formula that establishes a payout range around the target bonus allocation. The formula determines the percentage of the target bonus to be paid, based on a percentage of goal achievement, with a minimum below which no payment will be made and an established upper cap.
     (3) Measuring performance. After the end of the fiscal year, the Subcommittee reviews Clear Channel’s actual performance against each of the performance goals established at the outset of the year. The Subcommittee then determines the amount of the preliminary bonus that may be paid based on the level of performance achieved.
     (4) Adjustment. The last step in the bonus process is the Subcommittee’s determination of whether to make a downward adjustment to the preliminary bonus amount to take into account the Clear Channel’s performance relative to its Media Peers and to take into account each participant’s individual performance.
     The Subcommittee met in February 2007 and measured Clear Channel’s performance against the performance goals established by the Subcommittee for the 2006 fiscal year. Based on those performance results, the Subcommittee determined the amount of preliminary bonus to which Lowry Mays, Mark Mays, Randall Mays and John Hogan were entitled. The Subcommittee then considered a downward adjustment to the preliminary bonus amounts, based on Clear Channel’s performance relative to its Media Peers and taking into account each individual’s performance. The Subcommittee then awarded Lowry Mays $3,312,500 in cash incentive bonus, Mark Mays $6,625,000 in cash incentive bonus, Randall Mays $6,625,000 in cash incentive bonus and John Hogan $987,552 in cash incentive bonus. In addition, the Subcommittee determined that Lowry Mays was entitled to receive 53,000 stock options and 53,000 shares of restricted stock, Mark Mays was entitled to receive 132,500 stock options and 106,000 shares of restricted stock, Randall Mays was entitled to receive 132,500 stock options and 106,000 shares of restricted stock and John Hogan was entitled to receive 30,000 shares of restricted stock. While those performance awards of stock options and shares of restricted stock have been determined, they have not yet been awarded. It is anticipated that these stock options and shares of restricted stock will be awarded within thirty days of the filing of this proxy statement.

     Long-Term Incentive Compensation
     Purpose. The long-term incentive compensation element provides a periodic award (typically annual) that is performance-based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of shareholders of Clear Channel by motivating and rewarding creation and preservation of long-term shareholder value. The level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to named executive officers and the overall goals of the compensation program described above. As described above, annual incentive bonuses are paid in part in stock options and restricted stock. Additionally, Clear Channel may from time to time grant equity awards to the named executive officers that are not pursuant to pre-determined performance goals. Messrs. Hogan and Meyer were the only named executive officers to receive an equity award in 2006 that was not based upon predetermined performance goals. All of Mr. Meyer’s equity awards are paid in shares of CCOH’s Class A common stock.
     Stock Options. The long-term incentive compensation element calls for stock options to be granted with exercise prices of not less than fair market value of Clear Channel’s stock on the date of grant and to vest, either at the recipient’s option, beginning 3 years from the date of grant and fully vesting 5 years from the date of grant, with a 7-year term, or in the alternative fully vesting fully 5 years from the date of grant, with a 10-year term. All vesting is contingent on continued employment, with rare exceptions made by the Committee. Clear Channel defines fair market value as the closing price on the date of grant. The Committee will not grant stock options with exercise prices below the market price of Clear Channel’s stock on the date of grant (determined as described above), and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events permitted by the relevant plan) without shareholder approval.
     Stock option grants to executive officers of Clear Channel are determined based in part on the achievement of the performance goals described previously under the heading “—Compensation Elements - Annual Incentive Bonus.” All decisions to grant stock options are in the sole discretion of the Committee or the Subcommittee, as applicable. However, the employment agreements with the Chairman, the Chief Executive Officer, and the President and Chief Financial Officer contemplate the award of annual stock option grants to acquire not less than 50,000 shares of Clear Channel common stock.
     Restricted Stock Awards. Restricted stock awards to executives of Clear Channel are determined based in part on the achievement of certain performance goals as discussed previously under the heading “—Compensation Elements — Annual Incentive Bonus.” All decisions to award restricted stock are in the sole discretion of the Committee and the Subcommittee, as applicable.
     Mix of Stock Options and Restricted Stock Awards. Clear Channel’s long-term incentive compensation generally takes the form of a stock option grants and restricted stock awards. These forms of compensation reward shareholder value creation in slightly different ways. Stock options (which have exercise prices equal to the market price at the date of grant) reward executive officers only if the stock price increases. Restricted stock awards are impacted by all stock price changes, so the value to the executive officers is affected by both increases and decreases in stock price.
     Clear Channel awards long-term incentive compensation in the form of a stock option grant. Upon receipt, employees have the choice of electing to accept that award of stock options, or in the alternative to receive an award of restricted stock, in a number of shares reduced by a ratio of 4 to 1 (for example, if an employee is awarded 1,000 options, the employee may choose to accept that grant, or elect to instead receive 250 shares of restricted stock).
     Vesting of Restricted Stock Awards. Restricted stock awards granted as long-term incentive compensation to executive officers generally have scheduled vesting dates over a 3 to 5 year period from the date of grant.
     Stock Option and Restricted Stock Grant Timing Practices
     Regular Annual Stock Option Grant Dates. The regular annual stock option or restricted stock award date for all employees is typically in February. The Committee does not have a formal policy on timing equity awards in connection with the release of material non-public information to affect the value of compensation.

Notwithstanding the foregoing, in the event that material non-public information becomes known to the Committee prior to granting equity awards, the Committee will take such information under advisement and make an assessment in its business judgment whether to delay the grant of the equity award in order to avoid any impropriety based on consultation with Clear Channel’s executives and counsel.
     Partner New Hires/Promotions Grant Dates. Grants of stock option or restricted stock awards to newly-hired or newly-promoted employees are made at the next-following regularly scheduled meeting of the Board after the hire or promotion.
     Executive Benefits and Perquisites
     Clear Channel provides certain personal benefits to executive officers. Based upon the findings and recommendation of an outside security consultant, the Board directed the Chairman, Chief Executive Officer and President and Chief Financial Officer to utilize a Clear Channel airplane for all business and personal air travel. With the approval of the Chief Executive Officer, other executive officers and members of management are permitted limited personal use of corporate-owned aircraft. Also under Clear Channel’s executive security program, the Chairman, the Chief Executive Officer, and the President and Chief Financial Officer are provided security services, including home security systems and monitoring and, in the case of the Chairman, personal security services.
     In addition, Clear Channel pays for additional personal benefits for certain named executive officers in the form of personal club memberships, personnel who provide personal accounting and tax services, security personnel who provide personal security services and reimbursement for employee holiday gifts. The Company also makes limited matching contributions under its 401(k) plan.
     The Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining its executive officers’ total compensation, the Committee considers these benefits. For further discussion of these executive benefits and other perquisites, including the methodology for computing their costs, please refer to the 2006 Summary Compensation Table included in this proxy statement.
     Change-in-Control and Severance Arrangements
     See the discussion of change in control and severance arrangements with respect to Messrs. L. Lowry Mays, Mark P. Mays, Randall T. Mays, John Hogan and Paul Meyer under the heading “Potential Post-Employment Payments” on page 28. The Committee evaluates change in control and severance arrangements as one element in its consideration of the overall compensation for executive officers.
Roles and Responsibilities
     The Committee and the Subcommittee, as applicable, are primarily responsible for conducting reviews of Clear Channel’s executive compensation policies and strategies and overseeing and evaluating Clear Channel’s overall compensation structure and programs. Direct responsibilities include, but are not limited to:
•	evaluating and approving goals and objectives relevant to compensation of the Chief Executive Officer and other executive officers, and evaluating the performance of the executives in light of those goals and objectives;

•	determining and approving the compensation level for the Chief Executive Officer;

•	evaluating and approving compensation levels of other key executive officers;

•	evaluating and approving all grants of equity-based compensation to executive officers;

•	recommending to the Board compensation policies for outside directors; and

•	reviewing performance-based and equity-based incentive plans for the Chief Executive Officer and other executive officers and reviewing other benefit programs presented to the Committee by the Chief Executive Officer.

     The role of Clear Channel management is to provide reviews and recommendations for the Committee’s consideration, and to manage Clear Channel’s executive compensation programs, policies and governance. Direct responsibilities include, but are not limited to:
•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness, and alignment with Clear Channel’s objectives;

•	recommending changes, if necessary to ensure achievement of all program objectives; and recommending pay levels, payout and/or awards for executive officers other than the Chief Executive Officer.
     In 2006, the Committee delegated to the Subcommittee its responsibilities in administrating performance awards under the Annual Incentive Plan in accordance with Section 162(m) of the Internal Revenue Code. These delegated duties included, among other things, setting the performance period, setting the performance goals and certifying the achievement of the predetermined performance goals by each executive officer.
Tax and Accounting Treatment
     Deductibility of Executive Compensation
     Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation Clear Channel may deduct for federal income tax purposes in any one year with respect to its Chief Executive Officer and the next four most highly compensated officers, which we referred to herein as the “Covered Employees.” However, performance-based compensation that meets certain requirements is excluded from this $1,000,000 limitation.
     In reviewing the effectiveness of the executive compensation program, the Committee considers the anticipated tax treatment to Clear Channel and to the Covered Employees of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of a Covered Employee’s vesting or exercise of previously granted equity awards, as well as interpretations and changes in the tax laws and other factors beyond the Committee’s control. For these and other reasons, including to maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code and has not adopted a policy requiring all compensation to be deductible.
     The Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives. To this end, the Committee annually establishes performance criteria in an effort to ensure deductibility of annual incentive bonuses under the Annual Incentive Plan. Base salary does not qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
     Accounting for Stock-Based Compensation
     Beginning on January 1, 2006, Clear Channel began accounting for stock-based payments including awards under the Annual Incentive Plan in accordance with the requirements of FAS 123R.
Paul Meyer’s Compensation
     Paul Meyer is President and Chief Executive Officer of CCOH. As such, Mr. Meyer’s total compensation, as well as the individual elements of such compensation, is determined by CCOH’s compensation committee and not by Clear Channel’s Compensation Committee or any subcommittee thereof. The analysis of Mr. Meyer’s compensation is set forth in CCOH’s 2007 proxy statement filed with the Securities and Exchange Commission. Clear Channel is not hereby incorporating by reference CCOH’s 2007 proxy statement into this proxy statement and the reference to CCOH’s 2007 proxy statement is provided for informational purposes only.

Corporate Services Agreement
     In connection with CCOH’s Initial Public Offering, Clear Channel and CCOH entered into a corporate services agreement. Under the terms of the agreement, Clear Channel provides, among other things, executive officer services to CCOH. These executive officer services are charged to CCOH based on actual direct costs incurred or allocated by Clear Channel. For 2006, CCOH reimbursed Clear Channel $313,250 and $ 303,917 of Mr. Mark Mays’ and Mr. Randall Mays’ “salary,” respectively, and $2,318,750 and $2,318,750 of Mr. Mark Mays’ and Mr. Randall Mays’ “Non-Equity Incentive Plan Compensation,” respectively, pursuant to the terms of the corporate services agreement. For further information on Messrs. M. Mays’ and R. Mays’ base salary, please refer to the 2006 Summary Compensation Table contained in this proxy statement.
Summary Compensation
     The Summary Compensation table shows certain compensation information for the year ended December 31, 2006 for the Principal Executive Officer, Principal Financial Officer and each of the three next most highly compensated executive officers for services rendered in all capacities (hereinafter referred to as the “named executive officers”).
2006 SUMMARY COMPENSATION TABLE

								Change in
								Pension Value
								and
							Non - Equity	Nonqualified
							Incentive	Deferred
Name and					Stock	Option	Plan	Compensation	All Other
Principal Position	Year	Salary		Bonus	Awards (1)	Awards (1)	Compensation	Earnings	Compensation		Total
		($)		($)	($)	($)	($)	($)	($)		($)
Mark Mays — Chief Executive Officer (2) (PEO)	2006	581,750	(3)	—	1,589,869	2,551,243	4,306,250 (3)	—	282,884	(4)	9,311,996

Randall Mays - President and Chief Financial Officer (2) (PFO)	2006	564,417	(5)	—	1,589,869	2,551,243	4,306,250 (5)	—	270,603	(4)	9,282,382

Lowry Mays - Chairman	2006	695,000		—	752,812	—	3,312,500	—	149,728	(4)	4,910,040

John Hogan - President and CEO of the Company Radio	2006	622,917		—	584,425	781,596	987,552	—	62,795	(6)	3,039,285

Paul Meyer - President and CEO - Clear Channel Outdoor	2006	622,404	(7)	25,000 (8)	92,652 (7)	—	870,000 (7)	—	18,340	(7)(9)	1,628,396

(1)	Amounts reflect the Company’s 2006 compensation expense associated with the restricted stock awards and stock options made in prior years calculated in accordance with SFAS 123R. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. There were no forfeitures of stock or option awards held by the named executive officers during 2006. See Note L — Shareholders’ Equity on page A-55 of Appendix A for a discussion of the assumptions made in calculating these amounts. The amounts reflect the Company’s accounting expense for such awards and may not correspond to the actual value recognized by the named executive officers. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock. These amounts do not reflect any compensation expense associated with the following restricted stock awards and stock option awards that have been earned, but not granted to the respective officer as of the date of this proxy statement: for Mr. M. Mays- 132,500 stock options and 106,000 restricted stock awards for Mr. R. Mays- 132,500 stock options and 106,000 restricted stock awards; and for L. Mays- 53,000 stock options and 53,000 restricted stock awards. It is anticipated that Mr. Hogan and Mr. Meyer will again receive annual discretionary stock incentive grants in 2007 in recognition of 2006 performance. For further discussion of these stock options and restricted stock awards, see the 2006 Grants of Plan-Based Awards table.

(2)	Mr. M. Mays relinquished his duties as President to Mr. R. Mays in February 2006.

(3)	Mr. M. Mays’ “Salary” and “Non-Equity Incentive Plan Compensation” earned during the year ended December 31, 2006 were $895,000 and $6,625,000, respectively, of which $313,250 and $2,318,750 were reimbursed to the Company from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH For a further discussion of the Corporate Services Agreement, please refer to the “Compensation Discussion and Analysis” section of this proxy statement.

(4)	As a result of the Company’s high public profile and due in part to threats against the Company, its operations and management, the Company’s Board has engaged an outside security consultant to assess security risks to the Company’s physical plant and operations, as well as its employees, including executive management. Based upon the findings and recommendation of this security consultant, management and the Company’s Board implemented numerous security measures for our operations and employees, including a general security program covering selected senior executives.

For security purposes and at the direction of the Board, Messrs. M. Mays, R. Mays and L. Mays utilize the Company’s airplane for all business and personal air travel. Included in “All Other Compensation” is $79,615, $71,035 and $34,410 of personal use of the Company airplane by Mr. M. Mays, Mr. R. Mays and Mr. L. Mays, respectively.

Also included in Mr. M. Mays’ “All Other Compensation” is $175,500 in dividends paid on his unvested restricted stock awards and $5,500 in the Company’s matching contribution to the 401(k) Plan. The remainder of Mr. M. Mays’ “All Other Compensation” consists of personal club memberships provided by the Company and wages paid by the Company for personnel who provide personal accounting and tax services to Mr. M. Mays.

Also included in Mr. R. Mays’ “All Other Compensation” is $175,500 in dividends paid on his unvested restricted stock awards and $5,500 in the Company’s matching contribution to the 401(k) Plan. The remainder of Mr. R. Mays’ “All Other Compensation” consists of personal club memberships provided by the Company and wages paid by the Company for personnel who provide personal accounting and tax services to Mr. R. Mays.

Also included in Mr. L. Mays’ “All Other Compensation” is $63,000 in dividends paid on his unvested restricted stock awards, $5,500 in the Company’s matching contribution to the 401(k) Plan. The remainder of Mr. L. Mays’ “All Other Compensation” consists of personal club memberships provided by the Company and wages paid by the Company for personnel who provide personal accounting and tax services and wages paid by the Company for security personnel who provide personal security services to Mr. L. Mays.

The value of personal airplane usage reported above is based on the Company’s direct operating costs. This methodology calculates our aggregate incremental cost based on the average weighted variable cost per hour of flight for fuel/oil expenses, mileage, trip-related maintenance, crew travel expenses, landing fees and other miscellaneous variable costs. Since the Company’s airplane is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as pilot salaries, the cost of the plane, depreciation and administrative expenses. On certain occasions, an executive’s spouse or other family members may accompany the executive on a flight when such persons are invited to attend an event for appropriate business purposes. No additional direct operating cost is incurred in such situations under the foregoing methodology. The value of all other perquisites included in “All Other Compensation” is based upon the Company’s actual costs.

(5)	Mr. R. Mays’ “Salary” and “Non-Equity Incentive Plan Compensation” earned during the year ended December 31, 2006 were $868,333 and $6,625,000, respectively, of which $303,917 and $2,318,750 were reimbursed to the Company from CCOH pursuant to a Corporate Services Agreement between Clear Channel Management Services, L.P. and CCOH

(6)	Amount reflects $56,250 in dividends paid on unvested restricted stock awards and $5,500 in the Company’s matching contributions to the 401(k) Plan. The remainder of Mr. Hogan’s “All Other Compensation” consists of reimbursement for holiday gifts to employees.

(7)	Mr. Meyer is employed by CCOH. and as such, his “Salary” and “Non-Equity Incentive Plan Compensation” is paid by CCOH.

(8)	The Executive Performance Subcommittee awarded Mr. Meyer a discretionary bonus of $25,000 based on his success in growing return on capital employed and return on assets significantly from 2005 to 2006.

(9)	Amount reflects $9,000 in dividends paid on unvested restricted stock awards and $5,500 in the Company’s matching contributions to the 401(k) Plan. The remainder of Mr. Meyer’s “All Other Compensation” consists of claims and administrative expenses associated with a Medical Executive Reimbursement Plan.

Employment Agreements with the Named Executive Officers
     Certain elements of the compensation of the named executive officers are determined based on their respective employment agreements.
     Messrs. L. Lowry, Mark and Randall Mays
     On April 24, 2007, Clear Channel entered into amended and restated employment agreements with its three senior executives, L. Lowry Mays (Chairman), Mark Mays (Chief Executive Officer) and Randall Mays (President and Chief Financial Officer). These agreements amended and restated existing employment agreements originally entered into on October 1, 1999, and subsequently amended and restated on March 10, 2005 between Clear Channel and the three executives.
     On November 16, 2006, Clear Channel entered into an Agreement and Plan of Merger between Clear Channel, BT Triple Crown Merger Co., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC. If the merger contemplated by that agreement or any transaction qualifying as a “Superior Proposal” as defined in the merger agreement is consummated, the amended and restated agreements will be void and the prior agreements (as amended on November 16, 2006 (the “November 2006 Amendments”) will continue in effect.
     Each agreement, as amended through the date of this proxy statement, has a term of seven years with automatic daily extensions unless Clear Channel or the executive elects not to extend the agreement. Each of these employment agreements provides for a minimum base salary, subject to review and annual increase by the Compensation Committee. In addition, each agreement provides for an annual bonus pursuant to Clear Channel’s Annual Incentive Plan or as the Executive Performance Subcommittee determines. The employment agreements with the Chairman, Chief Executive Officer, and President and Chief Financial Officer provide for base minimum salaries of $695,000, $895,000 and $875,000, respectively, and for minimum annual option grants to acquire 50,000 shares of Clear Channel common stock (or a number of restricted shares of Clear Channel common stock of equivalent value to such options (or a combination of options and restricted shares)); provided, however, that the annual option or restricted share grant will not be smaller than the option or restricted share grant in the preceding year unless waived by the executive. Each option will be exercisable (i) at a price equal to the last reported sale price of the Clear Channel common stock on the New York Stock Exchange (or such other principal trading market for the Company’s common stock) at the close of the trading day on the date on which the grant is made and (ii) for a ten-year period even if the executive is not employed by Clear Channel. The Compensation Committee or the Executive Performance Subcommittee determine the schedule upon which the options and restricted stock will vest.
     We will indemnify each executive from any losses incurred by the executive because the executive was made a party to a proceeding as a result of the executive being our officer. Furthermore, any expenses incurred by the executive in connection with any such action shall be paid by us in advance upon request of executive that we pay such expenses, but only in the event that the executive shall have delivered in writing to us (i) an undertaking to reimburse us for such expenses with respect to which executive is not entitled to indemnification, and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by us has been met.
     Each of these executive employment agreements provides for severance and change-in-control payments as more fully described under the heading “Potential Post-Employment Payments” on page 28 of this document. The employment agreements also restrict the executive’s business activities that compete with the business of Clear Channel for a period of two years following certain events of termination.
     Mr. Paul Meyer
     On August 5, 2005, Clear Channel Outdoor Holdings, Inc., a publicly traded subsidiary of Clear Channel, or CCOH, entered into an employment agreement with Paul J. Meyer, which replaced the existing employment agreement by and between Mr. Meyer and the Company. The initial term of the new agreement ends on the third anniversary of the date of the agreement; the term automatically extends one day at a time beginning on the second anniversary of the date of the agreement, unless one party gives the other one year’s notice of expiration at or prior to the second anniversary of the date of the agreement. The contract calls for Mr. Meyer to be the President and Chief Operating Officer of CCOH. for a base salary of $600,000 in the first year of the agreement; $625,000 in the second year of the agreement; and $650,000 in the third year of the agreement, subject to additional annual raises thereafter in accordance with company policies. Mr. Meyer is also eligible to receive a performance bonus as decided at the sole discretion of the board of directors and the compensation committee of Clear Channel Outdoor Holdings, Inc.
     Mr. Meyer may terminate his employment at any time after the second anniversary of the date of the agreement upon one year’s written notice. CCOH may terminate Mr. Meyer without “Cause” after the second anniversary of the date of the agreement upon one year’s written notice. “Cause” is narrowly defined in the agreement. Mr. Meyer’s employment agreement provides for severance payments as more fully described under the heading “Potential Post-Employment Payments” on page 28 of this document. Mr. Meyer is prohibited by his employment agreement from activities that compete with CCOH. for one year after he leaves CCOH and he is prohibited from soliciting CCOH employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Meyer’s employment with CCOH has terminated, upon receiving written permission from the board of directors of CCOH, Mr. Meyer shall be permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the board of directors of CCOH in good faith to be immaterial to the operations of CCOH, or any subsidiary or affiliate thereof, in the location in question. Mr. Meyer is also prohibited from using CCOH’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCOH.
     At any time following Mr. Meyer’s termination of employment, he is entitled to reimbursement of reasonable attorney’s fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer CCOH or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).
     Mr. John Hogan
     Effective February 1, 2004, Clear Channel Broadcasting, Inc. (“CCB”), a subsidiary of Clear Channel, entered into an employment agreement with John Hogan as President and Chief Executive Officer, Clear Channel Radio. The initial term of the agreement ended on January 31, 2006, but now the agreement continues with a term of one year with automatic daily extensions until terminated by either party.
     The agreement provides that CCB will pay Mr. Hogan an annual base salary of $550,000 for the period from February 1, 2004 through January 31, 2005; and $600,000 for the period from February 1, 2005 through January 31, 2006. Mr. Hogan will be eligible for additional annual raises after January 31, 2006 commensurate with company policy. No later than March 31 of each calendar year during the term, Mr. Hogan will be eligible to receive a performance bonus. The agreement also provided that Mr. Hogan receive a one-time grant of 50,000 options to purchase Clear Channel stock. Any future stock option grants will be granted based upon the performance of Mr. Hogan, which will be assessed in the sole discretion of CCB and the Compensation Committee of the Board. Mr. Hogan will also be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees may participate.
     Mr. Hogan is prohibited by the agreement from activities that compete with CCB or its affiliates for one year after he leaves CCB, and he is prohibited from soliciting CCB’s employees for employment for 12 months after termination regardless of the reason for termination of employment. However, after Mr. Hogan’s employment with CCB has terminated, upon receiving written permission from the board of directors of CCB, Mr. Hogan shall be permitted to engage in competing activities that would otherwise be prohibited by his employment agreement if such activities are determined in the sole discretion of the board of directors of CCB in good faith to be immaterial to the operations of CCB, or any subsidiary or affiliate thereof, in the location in question. Mr. Hogan is also prohibited from using CCB’s confidential information at any time following the termination of his employment in competing, directly or indirectly, with CCB.
     Mr. Hogan is entitled to reimbursement of reasonable attorney’s fees and expenses and full indemnification from any losses related to any proceeding to which he may be made a party by reason of his being or having been an officer CCB or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to his employment agreement).

     Mr. Hogan’s employment agreement provides for severance payments as more fully described under the heading “Potential Post-Employment Payments” on page 28 of this document.
Grants of Plan-Based Awards
     The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2006.
2006 GRANTS OF PLAN-BASED AWARDS

											All Other
											Option
									All Other		Awards:
						Estimated Future Payouts			Stock		Number of			Grant Date
			Estimated Possible Payouts Under			Under Equity Incentive Plan			Awards:		Securities		Exercise or	Fair Value of
			Non-Equity Incentive Plan Awards			Awards			Number of		Under-		Base Price	Stock and
			Thres-		Maxi-	Thres-		Maxi-	Shares of		lying		of Option	Option
Name	Grant Date		hold	Target	mum	hold	Target	mum	Stock or Units		Options		Awards	Awards
			($)	($)	($)	(#)	(#)	(#)	(#)		(#)		($/Sh) (1)	($) (2)
Mark Mays (6)	2/14/06	(3)	—	N/A	2,500,000	—	N/A	90,000	—		—		—	—	(7)
	2/14/06	(4)	—	N/A	3,125,000	—	N/A	112,500	—		—		—	—	(7)
	2/14/06	(5)	—	N/A	3,125,000	—	N/A	112,500	—		—		—	—	(7)

Randall Mays (11)	2/14/06	(8)	—	N/A	2,500,000	—	N/A	90,000	—		—		—	—	(7)
	2/14/06	(9)	—	N/A	3,125,000	—	N/A	112,500	—		—		—	—	(7)
	2/14/06	(10)	—	N/A	3,125,000	—	N/A	112,500	—		—		—	—	(7)

Lowry Mays (15)	2/14/06	(12)	—	N/A	1,250,000	—	N/A	40,000	—		—		—	—	(7)
	2/14/06	(13)	—	N/A	1,562,500	—	N/A	50,000	—		—		—	—	(7)
	2/14/06	(14)	—	N/A	1,562,500	—	N/A	50,000	—		—		—	—	(7)

John Hogan	2/14/06	(16)	—	N/A	1,875,000	—	—	—	—		—		—	—
	2/14/06		—	—	—	—	—	—	—	(17)	—	(17)	—	—	(18)

Paul Meyer (22)	2/13/06	(19)	—	150,000	345,00	—	—	—	—		—		—	—
	2/13/06	(20)	—	150,000	345,00	—	—	—	—		—		—	—
	2/13/06	(21)	—	300,000	690,00	—	—	—	—		—		—	—
	2/13/06		—	—	—	—	—	—	—	(23)	—	(23)	—	—	(24)

(1)	The exercise price of stock options is equal to the closing price on the grant date of the Company’s common stock. Messrs. M Mays’, R. Mays’ and L. Mays’ stock option awards have been earned, but not yet granted.

(2)	All equity and non-equity awards will be granted under the 2001 Stock Incentive Plan; except Mr. Meyer’s cash and restricted stock awards were granted under the CCOH 2005 Stock Incentive Plan.

(3)	On 2/14/06, Mr. M. Mays was granted a performance award based upon the Company’s year-over-year growth in “OIBDAN” (as defined below) pursuant to which Mr. Mays could earn the following maximum awards: $2,500,000 in cash; 50,000 in stock option awards; and 40,000 in restricted stock awards. “OIBDAN” means operating income as defined by GAAP before depreciation and amortization and non-cash compensation expense.

(4)	On 2/14/06, Mr. M. Mays was granted a performance award based upon the Company’s year-over-year growth in “EPS” (as defined below) pursuant to which Mr. Mays could earn the following maximum awards: $3,125,000 in cash; 62,500 in stock option awards; and 50,000 in restricted stock awards. “EPS” means earnings per share as defined by GAAP, excluding one-time gains and losses and the costs of expensing stock options in 2006.

(5)	On 2/14/06, Mr. M. Mays was granted a performance award based upon the Company’s year-over-year growth in “FCF/Share” (as defined below) pursuant to which Mr. Mays could earn the following maximum awards: $3,125,000 in cash; 62,500 in stock option awards; and 50,000 in restricted stock awards. “FCF/Share” means, on a per share basis, OIBDAN less interest expenses, less current taxes, less non-revenue producing capital expenditures and excluding current taxes on gain (loss) on sale of assets.

(6)	For 2006, Mr. M. Mays earned aggregate performance awards of $6,625,000 in cash; 132,500 stock options; and 106,000 shares of restricted stock. The aggregate earned cash performance award is reported in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table. As none of Mr. M. Mays’ performance-based stock option and restricted stock awards have been granted as of the date of this proxy statement, there is no compensation expense with respect to these awards reflected in the respective “Option Awards” and the “Stock Awards” columns of the 2006 Summary Compensation Table.

(7)	While the respective performance based stock option and restricted stock awards have been earned, such awards have not been granted as of the date of this proxy statement. Accordingly, it is not currently possible to compute the aggregate grant date fair value of these equity awards in accordance with SFAS 123R.

(8)	On 2/14/06, Mr. R. Mays was granted a performance award based upon the Company’s year-over-year growth in “OIBDAN” pursuant to which Mr. Mays could earn the following maximum awards: $2,500,000 in cash; 50,000 in stock option awards; and 40,000 in restricted stock awards.

(9)	On 2/14/06, Mr. R. Mays was granted a performance award based upon the Company’s year-over-year growth in “EPS” pursuant to which Mr. Mays could earn the following maximum awards: $3,125,000 in cash; 62,500 in stock option awards; and 50,000 in restricted stock awards.

(10)	On 2/14/06, Mr. R. Mays was granted a performance award based upon the Company’s year-over-year growth in “FCF/Share” pursuant to which Mr. Mays could earn the following maximum awards: $3,125,000 in cash; 62,500 in stock option awards; and 50,000 in restricted stock awards.

(11)	For 2006, Mr. R. Mays earned aggregate performance awards of $6,625,000 in cash; 132,500 stock options; and 106,000 shares of restricted stock. The aggregate earned cash performance award is reported in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table. As none of Mr. R. Mays’ performance-based stock option and restricted stock awards have been granted as of the date of this proxy statement, there is no compensation expense with respect to these equity awards reflected in the respective “Option Awards” and the “Stock Awards” columns of the 2006 Summary Compensation Table.

(12)	On 2/14/06, Mr. L. Mays was granted a performance award based upon the Company’s year-over-year growth in “OIBDAN” pursuant to which Mr. Mays could earn the following maximum awards: $1,250,000 in cash; 20,000 in stock option awards; and 20,000 in restricted stock awards.

(13)	On 2/14/06, Mr. L. Mays was granted a performance award based upon the Company’s year-over-year growth in “EPS” pursuant to which Mr. Mays could earn the following maximum awards: $1,562,500 in cash; 25,000 in stock option awards; and 25,000 in restricted stock awards.

(14)	On 2/14/06, Mr. L. Mays was granted a performance award based upon the Company’s year-over-year growth in “FCF/Share” pursuant to which Mr. Mays could earn the following maximum awards: $1,562,500 in cash; 25,000 in stock option awards; and 25,000 in restricted stock awards.

(15)	For 2006, Mr. L. Mays earned aggregate performance awards of $3,312,500 in cash; 53,000 stock options; and 53,000 shares of restricted stock. The aggregate earned cash performance award is reported in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table. As none of Mr. M. Mays’ performance-based stock option and restricted stock awards have been granted as of the date of this proxy statement, there is no compensation expense with respect to these awards reflected in the “Option Awards” and the “Stock Awards” columns of the 2006 Summary Compensation Table.

(16)	On 2/14/06, Mr. Hogan was granted a performance award based upon the Company’s year-over-year growth in “OIBDAN” pursuant to which Mr. Hogan could earn a maximum cash award of $1,8750,000. The cash performance award earned by Mr. Hogan is reported in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table.

(17)	It is anticipated that Mr. Hogan will again receive annual discretionary stock incentive grants in 2007 in recognition of 2006 performance. As this award has not been granted as of the date of this proxy statement, there is no compensation expense with respect to this award reflected in the “Stock Awards” or the “Option Awards” columns of the 2006 Summary Compensation Table.

(18)	While the respective restricted stock award has been earned, such award has not been granted as of the date of this proxy statement. Accordingly, it is not currently possible to compute the aggregate grant date fair value of the restricted stock award in accordance with FAS 123R.

(19)	On 2/13/06, Mr. Meyer was granted a performance award based upon CCOH’s year-over-year growth in “EPS” pursuant to which Mr. Meyer could earn a maximum cash award of $345,000.

(20)	On 2/13/06, Mr. Meyer was granted a performance award based upon CCOH’s year-over-year growth in “FCF/Share” pursuant to which Mr. Meyer could earn a maximum cash award of $345,000.

(21)	On 2/13/06, Mr. Meyer was granted a performance award based upon CCOH’s year-over-year growth in “OIBDAN” pursuant to which Mr. Meyer could earn a maximum cash award of $690,000.

(22)	For 2006, Mr. Meyer earned aggregate performance awards of $870,000 in cash, which is reported in the “Non-Equity Incentive Plan Compensation” column of the 2006 Summary Compensation Table.

(23)	It is anticipated that Mr. Meyer will again receive annual discretionary stock incentive grants in 2007 in recognition of 2006 performance. As this award has not been granted as of the date of this proxy statement, there is no compensation expense with respect to this award reflected in the “Stock Awards” or the “Option Awards” columns of the 2006 Summary Compensation Table.

(24)	While the respective Class A restricted stock award has been earned, such award has not been granted as of the date of this proxy statement. Accordingly, it is not currently possible to compute the aggregate grant date fair value of the Class A restricted stock award in accordance with SFAS 123R.
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Outstanding Equity Awards at Fiscal Year End
     The following table sets forth certain information concerning outstanding equity awards at fiscal year end of the named executive officers for the year ended December 31, 2006.
2006 OUTSTANDING EQUITY AWARDS

	Option Awards							Stock Awards
											Equity
											Incentive Plan
					Equity						Awards:
					Incentive					Equity Incentive	Market or
	Number of		Number of		Plan Awards:				Market	Plan Awards:	Payout Value
	Securities		Securities		Number of			Number of	Value of	Number of	of Unearned
	Underlying		Underlying		Securities			Shares or	Shares or	Unearned	Shares, Units
	Unexercised		Unexercised		Underlying			Units of	Units of	Shares, Units or	or Other
	Options		Options		Unexercised	Option		Stock That	Stock That	Other Rights	Rights That
	(#)		(#)		Unearned	Exercise	Option	Have Not	Have Not	That Have Not	Have Not
Name	Exercisable		Unexercisable		Options (#)	Price ($)	Expiration Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)
Mark Mays (PEO)	156,671	(1)	—		—	42.63	2/19/09	—	—	—	—
	78,335	(2)	—		—	63.79	2/28/10	—	—	—	—
	261,118	(3)	—		—	55.54	2/12/11	—	—	—	—
	261,119	(4)	—		—	44.31	12/14/11	—	—	—	—
	—		235,006	(5)	—	35.06	2/19/13	—	—	—	—
	—		217,684	(6)	—	30.31	1/12/15	—	—	—	—
	—		47,001	(7)	—	32.88	2/16/15	—	—	—	—
	—		—		—	—	—	234,000	8,316,360	—	—

Randall Mays (PFO)	156,671	(1)	—		—	42.63	2/19/09	—	—	—	—
	78,335	(2)	—		—	63.79	2/28/10	—	—	—	—
	261,118	(3)	—		—	55.54	2/12/11	—	—	—	—
	261,119	(4)	—		—	44.31	12/14/11	—	—	—	—
	—		235,006	(5)	—	35.06	2/19/13	—	—	—	—
	—		217,684	(6)	—	30.31	1/12/15	—	—	—	—
	—		47,001	(7)	—	32.88	2/16/15	—	—	—	—
	—		—		—	—	—	234,000	8,316,360	—	—

Lowry Mays	103,659	(8)	—		—	19.05	2/10/07	—	—	—	—
	417,790	(9)	—		—	40.21	2/9/08	—	—	—	—
	391,678	(10)	—		—	55.71	2/12/09	—	—	—	—
	391,678	(11)	—		—	63.79	2/28/10	—	—	—	—
	391,678	(12)	—		—	55.54	2/12/11	—	—	—	—
	391,678	(13)	—		—	44.31	12/14/11	—	—	—	—
	235,007	(14)	—		—	35.06	2/19/13	—	—	—	—
	156,671	(15)	—		—	42.63	2/19/14	—	—	—	—
	217,685	(16)	—		—	30.31	1/12/15	—	—	—	—
	47,001	(17)	—		—	32.88	2/16/15	—	—	—	—
	250,000	(18)	—		—	31.72	12/22/15	—	—	—	—
	—		—		—	—	—	84,000	2,985,360	—	—

John Hogan	26,111	(2)	—		—	63.79	2/28/07	—	—	—	—
	26,111	(19)	—		—	55.54	2/12/08	—	—	—	—
	52,223	(20)	—		—	44.31	12/14/08	—	—	—	—
	141,004	(1)	—		—	42.63	2/19/09	—	—	—	—
	22,195	(21)	66,585	(22)	—	35.06	2/19/10	—	—	—	—
	31,334	(23)	—		—	53.62	7/25/11	—	—	—	—
	—		103,659	(24)	—	30.31	1/12/12	—	—	—	—
	—		51,829	(25)	—	26.14	7/30/12	—	—	—	—
	—		—		—	—	—	75,000	2,665,500	—	—

Paul Meyer	—		—		—	—	—	12,000	426,480	—	—

(1)	Option became exercisable on December 31, 2004

(2)	Option became exercisable on February 28, 2005

(3)	Option became exercisable on February 12, 2006

(4)	Option became exercisable on December 14, 2006

(5)	Option will vest and become exercisable on February 19, 2008

(6)	Option will vest and become exercisable on January 12, 2010

(7)	Option will vest and become exercisable on February 16, 2010

(8)	Option became exercisable on February 10, 1997

(9)	Option became exercisable on February 9, 1998

(10)	Option became exercisable on February 12, 1999

(11)	Option became exercisable on February 29, 2000

(12)	Option became exercisable on February 12, 2001

(13)	Option became exercisable on December 14, 2001

(14)	Option became exercisable on February 19, 2003

(15)	Option became exercisable on February 19, 2004

(16)	Option became exercisable on January 12, 2005

(17)	Option became exercisable on February 16, 2005

(18)	Option became exercisable on December 22, 2005

(19)	Option became exercisable for 6,527 shares on February 12, 2004; 6,528 shares on February 12, 2005 and the remaining 13,056 shares on February 12, 2006

(20)	Option became exercisable for 13,055 shares on December 14, 2004; 13,056 shares on December 14, 2005 and the remaining 26,112 shares on December 14, 2006

(21)	Option became exercisable on February 19, 2006

(22)	Option will become exercisable for 22,195 shares on February 19, 2007 and the remaining 44,390 shares on February 19, 2008

(23)	Option became exercisable on July 25, 2006

(24)	Option will become exercisable for 25,914 shares on January 12, 2008; 25,915 shares on January 12, 2009 and the remaining 51,830 shares on January 12, 2010

(25)	Option will vest and become exercisable on July 30, 2007
Option Exercises and Stock Vested
     The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2006.
2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Number of Shares
	Acquired on	Value Realized	Number of Shares	Value Realized
Name	Exercise	on Exercise	Acquired on Vesting	on Vesting
	(#)	($)	(#)	($)
Mark Mays (PEO)	—	—	—	—
Randall Mays (PFO)	—	—	—	—
Lowry Mays	124,391	2,183,709	—	—
Paul Meyer	—	—	—	—
John Hogan	—	—	—	—
Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans
     The following table sets forth certain information concerning nonqualified defined contribution and other deferred compensation plans for the named executive officers for the year ended December 31, 2006.

2006 NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings (Loss)	Withdrawals/	Balance at Last
Name	Last FY	Last FY	in Last FY	Distributions	FYE
	($)	($)	($)	($)	($)
Mark Mays (PEO)	—	—	23,189	—	473,746
Randall Mays (PFO)	—	—	—	—	—
Lowry Mays	—	—	—	—	—
John Hogan	44,961	—	38,040	—	379,719
Paul Meyer	230,000	—	18,712	—	248,712
Potential Post-Employment Payments
  L. Lowry Mays, Mark Mays and Randall Mays
     Each of the executive employment agreements for L. Lowry Mays, Mark Mays and Randall Mays provides for severance and change-in-control payments in the event that we terminate the executive’s employment without “Cause” or if the executive terminates for “Good Reason.” The discussion below summarizes the potential post-employment payments under the executive employment agreements in effect as of the date of this Proxy Statement, with appropriate notation of any of the material terms summarized that will change as a result of the November 2006 Amendment once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal under the merger agreement has been consummated
     Under each executive agreement, “Cause” is defined as the executive’s: (i) final conviction of a felony involving moral turpitude; or (ii) willful misconduct that is materially and demonstrably injurious economically to us. However, no act, or failure to act, by executive shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or omission was in our best interests or the best interests of our affiliates. Furthermore, “Cause” will not be found to exist unless and until we have delivered to executive a copy of a resolution duly adopted by three-quarters of the independent members of our board of directors at a meeting of the Board called and held for such purpose (after reasonable notice to executive and an opportunity for executive to be heard before the Board), finding that in the good faith opinion of the Board, executive was guilty of such misconduct and specifying the particulars of such finding in detail.
     The term “Good Reason” includes, subject to certain exceptions, executive’s resignation due to a “Change in Control” transaction involving us; our election not to automatically extend the term of the executive’s employment agreement; a diminution in the executive’s pay, bonus opportunity, duties offices or title (including membership on the Clear Channel board of directors); substantially increased travel or relocation; diminution in our welfare or benefit plans; or, (1) in the case of Mark Mays, at any time that the office of Chairman of the Board is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays; or (2) in the case of Randall Mays , at any time that either of the offices of Chairman of the Board or Chief Executive Officer is held by someone other than L. Lowry Mays, Mark Mays or Randall Mays. An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by us within ten days after receipt of notice thereof given by executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by executive’s incapacity due to mental or physical illness.
     The term “Change in Control” means the occurrence of one of the following events: (i) subject to certain exceptions, individuals who constitute the Board as of April 24, 2007 cease for any reason to constitute at least a majority of the Board; (ii) subject to certain exceptions, any person or entity is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our securities representing 20% or more of our combined voting power eligible to vote for the election of the Board; (iii) subject to certain exceptions, the approval by our shareholders of a merger, consolidation, share exchange or similar form of transaction involving us or any of our subsidiaries, or the sale of all or substantially all of our assets; or (iv) subject to certain exceptions, Board approval of our liquidation or dissolution. However, the executive employment agreements expressly provide that the consummation of our merger with BT Triple Crown Merger Co. pursuant to that certain Agreement and Plan of Merger with BT Triple Crown Merger Co., Inc., B Triple Crown Finco, LLC, and T Triple Crown Finco, LLC, dated November 16, 2006 or the consummation of any transaction qualifying as a “Superior Proposal” as defined in the merger agreement will not be considered a “Change of Control” pursuant to which the executive may terminate his employment for “Good Reason.”
     If the executive is terminated by us without “Cause” or the executive resigns for “Good Reason” then the executive will receive (i) a lump-sum cash payment equal to the base salary, a prorated bonus (determined by reference to the executive’s bonus opportunity for the year in which the termination occurs or, if such bonus opportunity has not yet been determined, the prior year) and accrued vacation pay through the date of termination, and (ii) a lump-sum cash payment equal to 2.99 times the sum of the executive’s base salary and bonus (using the highest bonus paid to executive in the five years preceding the termination (but not less than $1,000,000 bonus for Mark Mays or Randall Mays, and $3,000,000 bonus for L. Lowry Mays) and immediate vesting of unvested stock options and unvested shares of restricted stock on the date of termination. (The November 2006 Amendments provide that once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated, L. Lowry Mays will no longer be entitled to the severance payment described in clause (ii) above; however, he would be entitled to an income tax gross up payment).In addition, any and all insurance benefits or policies for the benefit of executive shall become the sole property of executive and, to the extent applicable, all of our rights therein (including repayment of premiums) shall be forfeited by us and, to the extent not already made, we shall make all contributions or payments required of such policies for the year of termination.
     In addition, in the event that the executive’s employment is terminated by us without “Cause” or by the executive for “Good Reason,” we shall maintain in full force and effect, for the continued benefit of the executive, his spouse and his dependents for a period of seven years following the date of termination, the medical, hospitalization, dental, and life insurance programs in which the executive, his spouse and his dependents were participating immediately prior to the date of termination, at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by executive for such benefits) as existed immediately prior to the date of termination. However, if the executive, his spouse or his dependents cannot continue to participate in our programs providing such benefits, we shall arrange to provide the executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs. The executive shall also be paid a lump sum payment equal to the amount of compensation or contributions (as the case may be) by us that executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in) for a seven year period following the date of termination. The November 2006 Amendments provide that once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated, we will be required in such circumstances to maintain in the case of the executive employment agreements with Mark Mays and Randall Mays, the medical, hospitalization, dental, and life insurance programs referred to above for a period of three years (rather than the seven years currently provided. In the case where the executive is terminated by us without “Cause” or the executive resigns for “Good Reason” following a Change in Control, the payment referred to above will be “grossed up” for any excise and other taxes imposed under Section 280G and related sections of the Internal Revenue Code.
     If the executive’s employment is terminated by us for Cause or by the executive other than for Good Reason, we will pay executive his base salary, bonus and his accrued vacation pay through the date of termination, as soon as practicable following the date of termination; (ii) we will reimburse executive for reasonable expenses incurred, but not paid prior to such termination of employment; and (iii) executive shall be entitled to any other rights, compensation and/or benefits as may be due to executive in accordance with the terms and provisions of any of our agreements, plans or programs.
     During any period that executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, executive shall continue to receive his full base salary until his employment is terminated. If, as a result of executive’s incapacity due to physical or mental illness, executive shall have been substantially unable to perform his duties hereunder for an entire period of six consecutive months, and within 30 days after written notice of termination is given after such six month period, executive shall not have returned to the substantial performance of his duties on a full-time basis, we will have the right to terminate his employment for disability. In the event executive’s employment is terminated for disability: (i) we will pay to executive (A) his base salary, bonus and accrued vacation pay through the date of termination and (B) continued base salary and continued benefits for seven years (three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated); (ii) we will reimburse executive for reasonable expenses incurred, but not paid prior to such termination of employment; (iii) executive shall be entitled to any other rights, compensation and/or benefits as may be due to executive in accordance with the terms and provisions of any of our agreements, plans or programs; and (iv) executive shall be paid the amount of compensation or contributions (as the case may be) by us that executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating (or entitled to participate in) for a seven year period (three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated) following the date of termination. In addition, once our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated, payments of continued base salary to L. Lowry Mays under clause (i)(B) of the preceding sentence will be eliminated, but payments of continued benefits under clause (i)(B) of the preceding sentence and payments of compensation or contributions under clause (iv) of the preceding sentence will continue for the full seven year period.
     If executive’s employment is terminated by his death: (i) we will pay in a lump sum to executive’s beneficiary, legal representatives or estate, as the case may be, executive’s base salary, bonus and accrued vacation pay through the date of his death and $3,750,000, in the case of L. Lowry Mays, or $1,000,000, in the case of Mark Mays and Randall Mays, (which may be paid through insurance) and shall provide executive’s spouse and dependents with continued benefits for seven years (in the case of Mark Mays and Randall Mays, three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated); (ii) we will reimburse executive’s beneficiary, legal representatives, or estate, as the case may be, for reasonable expenses incurred, but not paid prior to such termination of employment; executive’s beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any of our agreements, plans or programs; and (iv) executive’s beneficiary, legal representatives or estate, as the case may be shall be paid the amount of compensation or contributions (as the case may be) by us that executive would have been entitled to receive (assuming he would have received the maximum amount payable or contributable under each plan or arrangement for any year) under any plan or arrangement he was then participating in (or entitled to participate in) for a seven year period (in the case of Mark Mays and Randall Mays, three years with respect to a termination following the date our merger with BT Triple Crown or a transaction qualifying as a Superior Proposal has been consummated) following the date of termination.
     Set forth below is a summary of the potential payments and benefits due to Messrs. L. Lowry Mays, Mark P. Mays and Randall T. Mays as if such employment were terminated as of December 31, 2006 by us without Cause (and, if applicable, by the executive for Good Reason, which includes, among other things, a Change in Control), as a result of disability and upon death under their respective employment agreements prior to and following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal. Certain assumptions were made in calculating the amounts shown below. See “Assumptions in Calculating Post-Termination Payments” on page 35 of this document.
L. Lowry Mays
     Under Terms of Mr. L. Lowry Mays’ Employment Agreement following the consummation of our merger or a transaction qualifying as a Superior Proposal
     The following is a summary of potential payments that would be due L. Lowry Mays upon a termination without Cause (and, if applicable, for Good Reason, which includes, among other things, a Change in Control), a termination as a result of disability and a termination upon death following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
     If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: the intrinsic value of the immediate vesting of unvested shares of restricted stock ($2,985,360); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($47,017); the continued company match of 401(k) contributions for seven years ($39,375) and the value of income tax gross up payments ($1,843,051).
     If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($47,017) and the continued company match of 401(k) contributions for seven years ($39,375).
     If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($3,750,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($47,017) and the continued company match of 401(k) contributions for seven years ($39,375).
     Under Terms of Mr. L. Lowry Mays’ Employment Agreement prior to the consummation of our merger or a transaction qualifying as a Superior Proposal
     The following is a summary of the potential payments due L. Lowry Mays if his employment had been terminated on December 31, 2006 by us without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), as a result of disability and upon death, prior to the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
     If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for 2.99 years ($2,078,050); a lump sum cash payment representing continuation of bonus for 2.99 years ($8,970,000); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($2,985,360); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($47,017); the continued company match of 401(k) contributions for seven years ($39,375) and the value of excise tax gross up payments ($4,586,747).
     If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: the continued payment of Mr. Mays’ base salary for seven years ($4,865,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($47,017) and the continued company match of 401(k) contributions for seven years ($39,375).
     If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($3,750,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($47,017) and the continued company match of 401(k) contributions for seven years ($39,375).
Mark Mays
     Under Terms of Mr. Mark Mays’ Employment Agreement following the consummation of our merger or a transaction qualifying as a Superior Proposal
     The following is a summary of potential payments that would be due Mark Mays if his employment had been terminated on December 31, 2006 upon a termination without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), a termination as a result of disability and a termination upon death following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
     If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing 2.99 times base salary ($2,676,050); a lump sum cash payment representing 2.99 times bonus ($16,202,063); the intrinsic value of the immediate vesting of unvested stock options ($1,376,128); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($8,316,360); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($40,961); the continued company match of 401(k) contributions for three years ($16,875) and the value of excise tax gross up payments ($10,277,633).
     If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of Mr. Mays’ base salary for three years ($2,685,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($40,961) and the continued company match of 401(k) contributions for three years ($16,875).
     If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($1,000,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($40,961) and the continued company match of 401(k) contributions for three years ($16,875).
     Under Terms of Mr. Mark Mays’ Employment Agreement prior to the consummation of our merger or a transaction qualifying as a Superior Proposal
     The following is a summary of the potential payments due Mark Mays if his employment had been terminated on December 31, 2006 by us without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), as a result of disability and upon death, prior to the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
     If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for 2.99 years ($2,676,050); a lump sum cash payment representing continuation of bonus for 2.99 years ($16,202,063); the intrinsic value of the immediate vesting of unvested stock options ($1,376,128); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($8,316,360); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($95,576); the continued company match of 401(k) contributions for seven years ($39,375) and the value of excise tax gross up payments ($10,313,922).
     If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: a lump sum cash payment representing the continued payment of Mr. Mays’ base salary for seven years ($6,265,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($95,576) and the continued company match of 401(k) contributions for seven years ($39,375).
     If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment (($1,000,000)); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($95,576) and the continued company match of 401(k) contributions for seven years ($39,375).
Randall Mays
     Under Terms of Mr. Randall Mays’ Employment Agreement following the consummation of our merger or a transaction qualifying as a Superior Proposal
     The following is a summary of potential payments that would be due Randall Mays if his employment had been terminated on December 31, 2006 upon a termination without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), a termination as a result of disability and a termination upon death following the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
     If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing 2.99 times base salary ($2,586,350); a lump sum cash payment representing 2.99 times bonus ($16,202,063); the intrinsic value of the immediate vesting of unvested stock options ($1,376,128); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($8,316,360); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($43,553); the continued company match of 401(k) contributions for three years ($16,875) and the value of excise tax gross up payments ($10,207,127).

     If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: the continued payment of Mr. Mays’ base salary for three years ($2,595,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($43,553) and the continued company match of 401(k) contributions for three years ($16,875).
     If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($1,000,000); the value associated with the continued provision of health benefits for the next three years to his spouse or dependents ($43,553) and the continued company match of 401(k) contributions for three years ($16,875).
     Under Terms of Mr. Randall Mays’ Employment Agreement prior to the consummation of our merger or a transaction qualifying as a Superior Proposal
     The following is a summary of the potential payments due Randall Mays if his employment had been terminated on December 31, 2006 by us without Cause (and, if applicable, by Mr. Mays for Good Reason, which includes, among other things, a change in control), as a result of disability and upon death, prior to the consummation of our merger with BT Triple Crown or the consummation of a transaction qualifying as a Superior Proposal.
     If Mr. Mays’ employment had been terminated by us without Cause or by him for Good Reason, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for 2.99 years ($2,586,350); a lump sum cash payment representing continuation of bonus for 2.99 years ($16,202,063); the intrinsic value of the immediate vesting of unvested stock options ($1,376,128); the intrinsic value of the immediate vesting of unvested shares of restricted stock ($8,316,360); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($101,623); the continued company match of 401(k) contributions for seven years ($39,375) and the value of excise tax gross up payments ($10,245,042).
     If Mr. Mays’ employment had been terminated due to his disability, he would have been entitled to the following payments and benefits: a lump sum cash payment representing continuation of base salary for seven years ($6,055,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($101,623) and the continued company match of 401(k) contributions for seven years ($39,375).
     If Mr. Mays’ employment had been terminated due to his death, his estate would have been entitled to the following payments and benefits: a lump sum cash payment ($1,000,000); the value associated with the continued provision of health benefits for the next seven years to his spouse or dependents ($101,623) and the continued company match of 401(k) contributions for seven years ($39,375).
   Paul Meyer
     If Mr. Meyer’s employment with Clear Channel Outdoor Holdings, Inc., or CCOH, is terminated by CCOH for Cause, CCOH will, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for Cause must be for one or more of the following reasons: (i) conduct by Mr. Meyer constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCOH’s policy on sexual harassment, misappropriation of funds or property of CCOH, or other willful misconduct as determined in the sole discretion of CCOH; (ii) continued, willful and deliberate non-performance by Mr. Meyer of his duties hereunder (other than by reason of Mr. Meyer’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) Mr. Meyer’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of Mr. Meyer, a plea of nolo contendere by Mr. Meyer, or other conduct by Mr. Meyer that, as determined in the sole discretion of the Board, has resulted in, or would result in if he were retained in his position with CCOH, material injury to the reputation of CCOH, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a breach by Mr. Meyer of any of the provisions of his employment agreement; or (vi) a violation by Mr. Meyer of CCOH’s employment policies.
     If Mr. Meyer’s employment with CCOH is terminated by CCOH without Cause, a one year’s written notice is required. Int that event, CCOH will, within 90 days after the effective date of the termination, pay in a lump sum amount to Mr. Meyer (i) his accrued and unpaid base salary and pro rated bonus, if any, and (ii) any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, Mr. Meyer will receive a total of $600,000, paid pro rata over a one year period in accordance with CCOH’s standard payroll schedule and practices, as consideration for Mr. Meyer’s post-termination non-compete and non-solicitation obligations.
     If Paul Meyer’s employment with CCOH terminates by reason of his death, CCOH will, within 90 days, pay in a lump sum amount to such person as Mr. Meyer shall designate in a notice filed with CCOH or, if no such person is designated, to Mr. Meyer’s estate, Mr. Meyer’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Meyer’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Meyer’s employment with CCOH terminates by reason of his disability (defined as Mr. Meyer’s incapacity due to physical or mental illness such that Mr. Meyer is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by CCOH), CCOH shall, within 90 days, pay in a lump sum amount to Mr. Meyer his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     If Mr. Meyer’s employment had been terminated on December 31, 2006 by us without Cause, he would have been entitled to the following payments and benefits: a cash payment representing a continuation of salary paid pro rata over a one year period ($600,000). Assuming a change in control of Clear Channel on December 31, 2006, Mr. Meyer would receive the intrinsic value of the immediate vesting of unvested shares of restricted stock ($426,480). Mr. Meyer is not entitled to any payments from the Company upon any change in control of Clear Channel Communications, Inc.
     Certain assumptions were made in calculating the amounts described above. See “Assumptions in Calculating Post-Termination Payments” on page 35 of this document.
     John Hogan
     If Mr. Hogan’s employment with Clear Channel Broadcasting, Inc., or CCB, is terminated by CCB for Cause, CCB will, within 45 days, pay in a lump sum amount to Mr. Hogan his accrued and unpaid base salary and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). A termination for Cause must be for one or more of the following reasons: (i) conduct by Mr. Hogan constituting a material act of willful misconduct in connection with the performance of his duties, including violation of CCB’s policy on sexual harassment, misappropriation of funds or property of CCB, or other willful misconduct as determined in the sole reasonable discretion of CCB; (ii) continued, willful and deliberate non-performance by Mr. Hogan of his duties hereunder (other than by reason of Mr. Hogan’s physical or mental illness, incapacity or disability) where such non-performance has continued for more than 10 days following written notice of such non-performance; (iii) Mr. Hogan’s refusal or failure to follow lawful directives where such refusal or failure has continued for more than 30 days following written notice of such refusal or failure; (iv) a criminal or civil conviction of Mr. Hogan, a plea of nolo contendere by Mr. Hogan, or other conduct by Mr. Hogan that, as determined in the sole reasonable discretion of the Board, has resulted in, or would result in if he were retained in his position with CCB, material injury to the reputation of CCB, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude; (v) a material breach by Mr. Hogan of any of the provisions of his employment agreement; or (vi) a material violation by Mr. Hogan of CCB’s employment policies.
     If Mr. Hogan’s employment with CCB is terminated by CCB without Cause, CCB will: (1) pay Mr. Hogan his base salary and pro rated bonus , if any, for the one year notice period; and (2) pay Mr. Hogan any payments to which he may be entitled under any applicable employee benefit plan; and (3) pay Mr. Hogan $1,600,000.00 over 3 years commencing on the effective date of the termination and in accordance with CCB’s standard payroll practices as consideration for certain non-compete obligations. If Mr. Hogan’s employment with CCB is terminated by Mr. Hogan, CCB will (1) pay Mr. Hogan his base salary and pro rated bonus, if any, for the one year notice and (2) pay Mr. Hogan his then current base salary for a period of one year in consideration for certain non-compete obligations
     If Mr. Hogan’s employment with CCB terminates by reason of his death, CCB will, within 45 days, pay in a lump sum amount to such person as Mr. Hogan shall designate in a notice filed with CCB or, if no such person is designated, to Mr. Hogan’s estate, Mr. Hogan’s accrued and unpaid base salary and prorated bonus, if any, and any payments to which Mr. Hogan’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). If Mr. Hogan’s employment with CCB terminates by reason of his disability (defined as Mr. Hogan’s incapacity due to physical or mental illness such that Mr. Hogan is unable to perform his duties under this Agreement on a full-time basis for more than 90 days in any 12 month period, as determined by CCB), CCB shall, within 45 days, pay in a lump sum amount to Mr. Hogan his accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).
     If Mr. Hogan’s employment had been terminated on December 31, 2006 by us without Cause, he would have been entitled to the following payments and benefits: (i) a lump sum cash payment representing a continuation of salary ($622,917), (ii) an amount representing Mr. Hogan’s bonus for one year (which, since it is determined and awarded based upon performance, cannot be estimated) and (iii) a cash payment paid over three years commencing on the effective date of the termination ($1,600,000). If Mr. Hogan’s employment had been terminated on December 31, 2006 by his notice of termination to CCB, he would have been entitled to the following payments and benefits: (i) a lump sum cash payment representing a continuation of salary for two years ($1,245,834) and (ii) an amount representing two years of bonus (which, since it is determined and awarded based upon performance, cannot be estimated) . Assuming a change in control of the Company on December 31, 2006, Mr. Hogan would receive the intrinsic value of the immediate vesting of unvested stock options ($1,061,012) and the intrinsic value of the immediate vesting of unvested shares of restricted stock ($2,665,500).
     Certain assumptions were made in calculating the amounts described above. See “Assumptions in Calculating Post-Termination Payments” below.
   Assumptions in Calculating Post-Termination Payments
     In calculating the amounts shown for each individual, the following assumptions were made: (i) the value of restricted stock was calculated based on the assumption that all restricted stock will vest on the deemed change in control date. The amounts listed above represent the intrinsic value of the restricted shares on the deemed change in control date; (ii) the value of stock options was calculated based on the assumption that all in the money options are cashed out on the deemed change in control date. The amounts listed above represent the intrinsic value of the stock options on the deemed change in control date; (iii) the values associated with the continued provision of health benefits are based on the total 2007 premiums for medical and life insurance multiplied by the number of years the executive is entitled to those benefits pursuant to his employment agreement; (iv) the continued company match of 401(k) contributions is based on the 2007 maximum company match multiplied by the number of years the executive is entitled to those benefits pursuant to his employment agreement; and (v) the excise tax gross-up amount was calculated to make the executive whole for the excise tax collected under Internal Revenue Code Sections 4999 and 280G. The excise tax gross up calculation was based on the assumptions in the above notes as well as the assumptions that the deemed change in control occurred on December 31, 2006, and a closing stock price of the Company’s common stock on December 29, 2006 of $35.54. In addition, although the non-compete obligations contained in the executive’s employment agreements would have value associated with them, no value was assigned to them in determining the amount of excise tax gross up. The Company assumed that any compensation received after the deemed change in control was reasonable compensation for services rendered after the change in control.

Director Compensation
     The following table sets forth certain information concerning director compensation granted to the named directors for the year ended December 31, 2006.
2006 DIRECTOR COMPENSATION

							Change in Pension
							Value and
							Nonqualified
	Fees Earned					Non-Equity	Deferred
	or Paid in	Stock		Option		Incentive Plan	Compensation	All Other
Name	Cash	Awards		Awards		Compensation	Earnings	Compensation	Total
	($)	($)		($)		($)	($)	($)	($)
Alan Feld	127,500	97,241	(1)	28,784	(1)	—	—	—	253,525
Perry Lewis	145,000	97,241	(1)	28,784	(1)	—	—	—	271,025
B.J. McCombs	57,000	—		129,129	(1)	—	—	—	186,129
Phyllis Riggins	87,500	109,475	(1)	17,049	(1)	—	—	—	214,024
Theodore Strauss	87,500	97,241	(1)	28,784	(1)	—	—	—	213,525
J.C. Watts	71,000	97,241	(1)	17,049	(1)	—	—	—	185,290
John Williams	118,000	97,241	(1)	28,784	(1)	—	—	—	244,025
John B. Zachry	108,500	—		80,828	(1)	—	—	—	189,328

(1)	Amounts reflect the Company’s 2006 compensation expense associated with the restricted stock awards and stock options made in prior years calculated in accordance with SFAS 123R. However, in accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, which would otherwise be taken into account under SFAS 123R. There were no forfeitures of stock or option awards held by the directors during 2006. See Note L — Shareholders’ Equity on page A-55 of Appendix A for a discussion of the assumptions made in calculating these amounts. The amounts reflect the Company’s accounting expense for such awards and may not correspond to the actual value recognized by the directors. Dividends are paid on shares of restricted stock at the same rate as paid on our common stock.
     Each non-employee director is paid a $50,000 annual retainer provided that he or she attends not less than 75% of the regular meetings of the Board. The chairpersons of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $20,000, $10,000, and $5,000, respectively. All members of the Audit Committee are paid an additional annual retainer of $7,500 and each member of the Compensation Committee and Nominating and Governance Committee are paid an additional annual retainer of $3,000. In addition, Board members are paid additional fees for service on special committees of the Board.
     Each non-employee director is also granted options annually to purchase 7,500 shares of Clear Channel common stock. The directors are offered the opportunity to accept an award of 1,875 shares of restricted stock in place of this grant. The options and the restricted stock awards vest 20% annually over five years.
     Grants of stock option or restricted stock awards to newly-elected non employee members of the Board are made at the next-following regularly scheduled meeting of the Board after the election. If a non-employee member of the Board is appointed between regularly scheduled meetings, then grants of stock options or restricted stock awards are made at the first meeting in attendance after such appointment, and the first meeting after election thereafter.
SECTION 16(A) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires Clear Channel’s directors, executive officers and beneficial owners of more than 10% of any class of equity securities of Clear Channel to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, executive officers and greater than 10% shareholders are required to furnish Clear Channel with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required to be filed by those persons, Clear Channel believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2006, except that Mr. Strauss was late in filing one transaction which was an open market sale of shares that were held indirectly by Mr. Strauss through a trust.
COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee during fiscal 2006 or as of the date of this proxy statement is or has been an officer or employee of Clear Channel. Mr. B. J. McCombs serves on Clear Channel’s Compensation Committee. Clear Channel leases certain office space in San Antonio, Texas, from the children of L. Lowry Mays and a limited partnership owned and controlled by the children of B. J. McCombs. This lease had 2006 monthly rentals of $16,908 and expires on December 31, 2015. Mr. Mays and Mr. McCombs do not serve as a trustee for any of the trusts nor are either of them beneficiaries of any of the trusts. Mr. Mays and Mr. McCombs have no pecuniary or other retained interest in any of the trusts. A limited partnership owned and controlled by the children of B. J. McCombs purchased an aggregate of $872,739 of radio, television and outdoor advertising for its various automobile dealerships from Clear Channel subsidiaries during 2006. In addition, our outdoor advertising segment has five leases with the McCombs entities of which the Company received aggregate payments of $156,437 during 2006. Clear Channel believes the transactions described above are no less favorable to Clear Channel than could be obtained with nonaffiliated parties.
TRANSACTIONS WITH RELATED PERSONS
     In May 1977, Clear Channel and its then shareholders, including L. Lowry Mays and B.J. McCombs, entered into a Buy-Sell Agreement restricting the disposition of the outstanding shares of Clear Channel common stock owned by L. Lowry Mays and B.J. McCombs and their heirs, legal representatives, successors and assigns. The Buy-Sell Agreement provides that in the event that a restricted party desires to dispose of his shares, other than by disposition by will or intestacy or through gifts to such restricted party’s spouse or children, such shares must be offered for a period of 30 days to Clear Channel. Any shares not purchased by Clear Channel must then be offered for a period of 30 days to the other restricted parties. If all of the offered shares are not purchased by Clear Channel or the other restricted parties, the restricted party offering his or her shares may sell them to a third party during a period of 90 days thereafter at a price and on terms not more favorable than those offered to Clear Channel and the other restricted parties. In addition, a restricted party may not individually, or in concert with others, sell any shares so as to deliver voting control to a third party without providing in any such sale that all restricted parties will be offered the same price and terms for their shares. All shares of Clear Channel common stock owned by Mr. McCombs have been released from the terms of the Buy-Sell Agreement.
     Alan D. Feld, a director of Clear Channel, is the sole shareholder of a professional corporation which is a partner in the law firm of Akin Gump Strauss Hauer & Feld LLP, or Akin Gump. Akin Gump represents Clear Channel in a number of ongoing legal matters. During 2006, Clear Channel incurred legal fees of $4,008,399.80 million to Akin Gump. Mr. Feld has no direct interest in the amount of legal fees paid to Akin Gump by Clear Channel.
Policy on Review, Approval or Ratification of Transactions with Related Persons
     Clear Channel has adopted a written policy for approval of transactions between Clear Channel and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members. However, the related person transactions described in this document were not approved under this policy because they occurred prior to the time the policy was adopted.
     The policy provides that the Audit Committee reviews certain transactions subject to the policy and determines whether or not to approve those transactions. In doing so, the Audit Committee satisfies itself that it has been fully informed as to the material facts of the related person’s relationship and interest and as to the material facts of the proposed transaction and determines whether the transaction is fair to Clear Channel. In addition, if Clear Channel’s management, in consultation with Clear Channel’s Chief Executive Officer or President and Chief Financial Officer determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee shall report to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting.
AUDIT COMMITTEE REPORT
     The following Report of the Audit Committee concerns the Committee’s activities regarding oversight of Clear Channel’s financial reporting and auditing process and does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Clear Channel specifically incorporates this Report by reference therein.
     The Audit Committee is comprised solely of independent directors and it operates under a written charter adopted by the Board of Directors. The charter reflects standards set forth in SEC regulations and NYSE rules. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis. The full text of the Audit Committee’s charter can be found on Clear Channel’s Internet website at www.clearchannel.com. A copy may also be obtained upon request from the Secretary of Clear Channel.
     As set forth in more detail in the charter, the Audit Committee’s purpose is to assist the Board of Directors in its general oversight of Clear Channel’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of Clear Channel’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Ernst & Young LLP, Clear Channel’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.
     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
     Among other matters, the Audit Committee monitors the activities and performance of Clear Channel’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace Clear Channel’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of Clear Channel’s financial, accounting and internal controls. Management and independent auditor presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees Clear Channel’s internal compliance programs.
     The Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s charter. To carry out its responsibilities, the Committee met eight times during the year ended December 31, 2006. The Audit Committee also meets privately with the internal and external auditors as well as management immediately following four of these meetings.
     During the course of 2006, management completed the documentation, testing and evaluation of Clear Channel’s internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of Clear Channel’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC, as well as Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in Clear Channel’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting, and (iii) the effectiveness of internal control over financial reporting.
     In overseeing the preparation of Clear Channel’s financial statements, the Committee met with both management and Clear Channel’s outside auditors to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication With Audit Committees).
     With respect to Clear Channel’s outside auditors, the Committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).
     Finally, the Committee continued to monitor the scope and adequacy of Clear Channel’s internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.
     On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of Clear Channel’s audited financial statements in Clear Channel’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted, THE AUDIT COMMITTEE Perry J. Lewis — Chairman, Phyllis B. Riggins, Theodore H. Strauss and John H. Williams

AUDITOR FEES
Ernst & Young LLP billed Clear Channel the following fees for services provided during the years ended December 31, 2005 and 2004:

	Fees Paid During Year Ended
	December 31,
(In thousands)	2006	2005
Annual audit fees (1) (2)	$6,073	$11,797
Audit-related fees (3)	129	—
Tax fees (4)	1,401	2,830
All other fees (5)	28	—

Total fees for services	$7,631	$14,627

(1)	Annual audit fees are for professional services rendered for the audit of our annual financial statements and reviews of quarterly financial statements. This category also includes fees for statutory audits required domestically and internationally, comfort letters, consents, assistance with and review of documents filed with the SEC, attest services, work done by tax professionals in connection with the audit or quarterly reviews, and accounting consultations and research work necessary to comply with generally accepted auditing standards.

(2)	2005 annual audit fees include $4.0 million of audit fees related to the spin-off of the Company’s entertainment division and the IPO of approximately 10% of the Company’s outdoor advertising division.

(3)	Audit-related fees are for due diligence related to mergers and acquisitions, internal control reviews and attest services not required by statute or regulations.

(4)	Tax fees are for professional services rendered for tax compliance, tax advice and tax planning, except those provided in connection with the audit or quarterly reviews. Of the $1.4 million of tax fees for 2006 and $2.8 million of tax fees for 2005, respectively, $69,000 and $0.2 million were related to tax compliance services.

(5)	All other fees are the fees for products and services other than those in the above three categories. This category includes, among other things, permitted corporate finance assistance, and certain advisory services such as internal audit assistance and legal services permitted by SEC rules during the applicable period.
     Clear Channel’s Audit Committee has considered whether Ernst & Young LLP’s provision of non-audit services to Clear Channel is compatible with maintaining Ernst & Young LLP’s independence.
     The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for Clear Channel by its independent auditor. The chairperson of the Audit Committee may represent the entire committee for the purposes of pre-approving permissible non-audit services, provided that the decision to pre-approve any service is disclosed to the Audit Committee no later than its next scheduled meeting.
PROPOSAL 2: SELECTION OF INDEPENDENT AUDITORS
     Subject to ratification by the shareholders, the Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of Clear Channel for the year ending December 31, 2007.
     Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit committee may terminate the appointment of Ernst & Young as independent auditors without shareholder approval whenever the Audit Committee deems termination necessary or appropriate.
     The affirmative vote of the holders of a majority of Clear Channel’s outstanding common stock present or represented by proxy who are entitled to vote at the annual meeting is required to approve the proposal for the selection of independent auditors. Unless indicated to the contrary, the enclosed proxy will be voted for the proposal.
     THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.

SHAREHOLDER PROPOSALS
     The Company has been notified that four shareholders intend to present proposals for consideration at the annual meeting. The shareholders making these proposals have presented the proposals and supporting statements below, and we are presenting the proposals as they were submitted to us. We do not necessarily agree with all the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to refute all the statements we disagree with. The address and stock ownership of each of the proponents will be furnished by the Company’s Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.
     The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on these proposals will be required for approval of each of these proposals. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes will not be considered entitled to vote on these proposals and therefore will not be counted in determining the number of shares necessary for approval.
PROPOSAL 3: SHAREHOLDER PROPOSAL — PAY-FOR-SUPERIOR PERFORMANCE
     The following proposal has been submitted for a vote by the shareholders at the meeting:
     Resolved: That the shareholders of Clear Channel Communications (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:
1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term compensation component of the Plan should utilize financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.
Supporting Statement
     We feel it is imperative that executive compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.
     We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.
     We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.
STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND
MANAGEMENT IN OPPOSITION TO PROPOSAL 3.
     Clear Channel’s Board and management unanimously recommend that you vote “AGAINST” the proposal for the following reasons:
     After careful consideration, the Board and management believe that this proposal is not in the best interests of Clear Channel or its shareholders. We believe the proposal fails to consider the many factors relevant to evaluating Clear Channel’s performance along with the performance reported by peer companies. In addition, we believe that implementation of the proposal would severely limit the Compensation Committee’s flexibility to establish a compensation program reasonably designed to attract, motivate and retain executive officers.
     The Board and management believe that mere mathematical averages may not be sufficient to ascertain performance versus a peer group. Each company reports financial information differently, based on its own experiences during the fiscal year. Extraordinary or non-recurring items incurred by one company may cause financial performance to appear better or worse than it actually is compared to that of another company. Since at any point in time peer companies can be in different circumstances from Clear Channel or seeking to implement different strategies, linking incentives only to a comparison against peer performance on various measures could have unintended and unwanted consequences. For example, at a time when one or more peer companies are facing challenges unique to them, Clear Channel might outperform its peers yet not deliver on its own targets. The Board would not want to reward senior executives under such circumstances and believes that the better course is for Clear Channel, under the oversight of the Board, to set the right business goals for itself, and then to align senior executive compensation with performance against those goals.
     Total compensation must be competitive to attract the best talent to Clear Channel; motivate employees to perform at their highest levels; reward outstanding achievement; and retain those individuals with the leadership abilities and skills necessary for building long-term stockholder value. Senior executives are effectively motivated when their performance-based compensation is directly tied to Clear Channel’s performance and not to the performance of “peer companies” over which Clear Channel’s senior executives have no control. Compensation plans that would pay nothing for outstanding performance that merely matched the performance of Clear Channel’s peer companies would not accomplish these purposes. The proposal would apply a one-size-fits-all approach to all components of incentive compensation and would deprive the Compensation Committee of the flexibility it needs to determine what are the appropriate metrics to be applied to each of the various elements of executive compensation.
     The Board and management believe strongly in linking executive compensation to Clear Channel’s performance. The Board and management believe that Clear Channel’s current compensation program works well in motivating, attracting and retaining executive officers. A significant portion of an executive’s total compensation is variable and at risk and tied to the financial performance of Clear Channel. The Board and management believe that it is in the best interests of shareholders to provide Clear Channel with the flexibility and discretion to use performance-based and other incentive compensation tools as appropriate based on the circumstances and information available at the time. For these reasons, the Board and management believe that the adoption of the shareholder proposal is both unnecessary and detrimental to the long-term interests of Clear Channel’s shareholders. Therefore, the Board of Directors and management of Clear Channel unanimously recommend a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.

     The Company will furnish the name and contact information for the proponent of this shareholder proposal upon receipt of written request, directed to the Secretary of the Company.
PROPOSAL 4: SHAREHOLDER PROPOSAL — CORPORATE POLITICAL
CONTRIBUTIONS
     The following proposal has been submitted for a vote by the shareholders at the meeting:
     Resolved, that the shareholders of Clear Channel Communications, Inc. hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:
5.	Policies and procedures for political contributions (both direct and indirect) made with corporate funds.

6.	Monetary and non-monetary contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:
a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.
     The report shall be presented to the board of directors’ audit committee or other relevant oversight committee, and posted on the company’s website to reduce costs to shareholders.
Supporting Statement
     As long-term shareholders of Clear Channel Communications, we support policies that apply transparency and accountability to corporate spending on political activities. Such disclosure is consistent with public policy and in the best interest of the Company’s shareholders.
     Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions called “soft money,” and payments to trade associations and related groups that are used for political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates. Payments to trade associations used for political activities are undisclosed and unknown. The result: shareholders and, in may cases, management do not know how trade associations use their company’s money politically. The proposal asks the Company to disclose its political contributions and payments to trade associations and other tax exempt organizations.
     Absent a system of accountability, company assets can be used for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders. Relying on publicly available data does not provide a complete picture of the Company’s political expenditures. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND
MANAGEMENT IN OPPOSITION TO PROPOSAL 4.
     Clear Channel’s Board of Directors and management unanimously recommend that you vote “AGAINST” the proposal for the following reasons:
     The Board and management of Clear Channel are committed to adhering to the highest standards of ethics and transparency and compliance with all laws and regulations related to political contributions. As required by law, Clear Channel reports its political contributions to appropriate federal and state election commissions. This information is freely available through these commissions and other publicly accessible means. Clear Channel’s Code of Business Conduct and Ethics, which is posted on Clear Channel’s website at www.clearchannel.com, states Clear Channel’s policy regarding political contributions. Corporate political contributions are determined by management responsible for Clear Channel’s government affairs. The Board believes that all political contributions made by Clear Channel help support Clear Channel’s businesses and are in the best interest of Clear Channel and its shareholders. Accordingly, the Board and management of Clear Channel believe that the information required to be disclosed under the proposal is duplicative of information already available to Clear Channel’s shareholders and the public and would cause Clear Channel to incur additional and unnecessary expense. Therefore, the Board of Directors and management of Clear Channel unanimously recommend a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.
     The Company will furnish the name and contact information for the proponent of this shareholder proposal upon receipt of written request, directed to the Secretary of the Company.
PROPOSAL 5: SHAREHOLDER PROPOSAL — CREATION OF AN
INDEPENDENT COMPENSATION COMMITTEE
     The following proposal has been submitted for a vote by the shareholders at the meeting:
     WHEREAS, we believe the primary role of the Compensation Committee (the “Committee”) is structuring executive pay and evaluating executive performance. Critical to performing these functions is setting compensation policies and evaluating them annually; setting justifiable performance criteria and challenging performance benchmarks; retaining experts when needed to assist with the process and substance of the Committee’s work; and ensuring full and accurate disclosure of the scope of compensation;
     NOW THEREFORE, BE IT RESOLVED, the shareholders request the board to amend the Committee charter to specify that the Committee be composed solely of independent directors as defined below. The charter should also specify (a) how to select a new independent Committee member if a current member ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve on the Committee.
     BE IT FURTHER RESOLVED, for the purpose of this proposal an independent director is someone whose only nontrivial professional, familial or financial connection to the corporation, its chairman or its executive officers is his/her directorship, and who also:
     (1) is not or has not been, or whose relative is or in the past 5 years has not been, employed by the corporation or employed by, or a director of, an affiliate; and
     (2) complies with Sections (b) — (h) of the Council of Institutional Investors Definition of Director Independence as found on its website at: http://www.cii.org/policies/ind_dir_defn.htm

STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND
MANAGEMENT IN OPPOSITION TO PROPOSAL 5.
     Clear Channel’s Board and management unanimously recommend that you vote “AGAINST” this proposal for the following reasons:
     The Board and management of Clear Channel recognize the importance of having a compensation committee composed of members who are free to exercise independent judgment in making executive compensation decisions. Members of the Compensation Committee already meet the independence criteria set forth in the rules established by the New York Stock Exchange (NYSE) as well as Clear Channel’s own independence standards established by the Board as part of Clear Channel’s Corporate Governance Guidelines.
     The selection criteria referenced in the proposal would place restrictions on membership in the Compensation Committee that go beyond the limitations established by the existing NYSE rules and the independence standards adopted by the Board. The independence criteria established by the NYSE are the result of extensive research, input and analysis and have been adopted by the vast majority of NYSE-listed companies. The Board and management believe that the existing independence requirements adequately foster the exercise of independent judgment by members of the Compensation Committee in making executive compensation decisions. Since the members of the Compensation Committee already meet these existing independence requirements, the Board and management believe that the proposal would only serve to add unnecessary restrictions without providing any significant additional benefits.
     To have an effective Board, Clear Channel must recruit individuals with a variety of talents, experience, knowledge and professional skills. Once Clear Channel has selected the most suitable candidates from this limited pool of people, the Board must appoint members to several committees, including the Compensation Committee. While the members of the Compensation Committee must be free to exercise independent judgment in making executive compensation decisions, they must also have the background and business expertise necessary to address compensation issues and analyze executive performance on an informed basis. By setting standards that are different from those required by the NYSE, the Board and management believe that the proposal would make it more difficult to recruit and retain directors to serve as members of the Compensation Committee who have sufficient knowledge about Clear Channel’s businesses and the industry in which it operates to make informed decisions and realistic assessments of the performance of its executives.
     In summary, the Board and management believe that the proposal is not necessary in light of the independence requirements already in place and would significantly impair Clear Channel’s ability to recruit and retain directors who are talented and knowledgeable leaders in business and other walks of life to serve the interests of the shareholders. Therefore, the Board of Directors and management unanimously recommend a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.
     The Company will furnish the name and contact information for the proponent of this shareholder proposal upon receipt of written request, directed to the Secretary of the Company.

PROPOSAL 6: SHAREHOLDER PROPOSAL — EXECUTIVE
COMPENSATION
     The following proposal has been submitted for a vote by the shareholders at the meeting:
     RESOLVED, that shareholders of Clear Channel Communications urge the board of directors to adopt a policy that Company shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Clear Channel’s management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.
Supporting Statement
     Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. Media and government focus on back dating of stock options has increased investor concern. The proposed reform can help rebuild investor confidence.
     The SEC has created a new rule, with record support from investors, requiring companies to disclose additional information about compensation and perquisites for top executives. The rule goes into effect this year. In establishing the rule the SEC has made it clear that it is the role of market forces, not the SEC, to provide checks and balances on compensation practices.
     We believe that existing U.S. corporate governance arrangements, including the SEC rules and stock exchange listing standards, do not provide shareholders with enough mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which disclosed executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.
     Currently, U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages. (See Lucian Bebchuk & Jesse Fried, Pay Without Performance 49 (2004))
     Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.
     Accordingly, we urge Clear Channel’s board to allow shareholders to express their opinion about senior executive compensation at Clear Channel by establishing an annual referendum process. The results of such a vote would, we think, provide the board and management with useful information about whether shareholders view the company’s senior executive compensation, as reported each year, are in shareholders’ best interests.”
STATEMENT OF CLEAR CHANNEL’S BOARD OF DIRECTORS AND
MANAGEMENT IN OPPOSITION TO PROPOSAL 6.
     The Company’s Board of Directors and management unanimously recommend that you vote “AGAINST” the proposal for the following reasons:

     The process requested by the proposal is not necessary because Clear Channel already has a much more efficient and meaningful method of communicating with the Board of Directors. As discussed on page 8 under the heading “Shareholder Communication with the Board,” shareholders and other interested parties may communicate with members of Clear Channel’s Board by writing to the Board at:
Board of Directors — Presiding Director
PO Box 659512
San Antonio, TX 75265-9512
     We believe that direct communications between shareholders and the Board is a much more effective and accurate method of expressing support or criticism of Clear Channel’s executive compensation practices. Unlike the vote advocated by the proposal, communicating directly with the Board will allow you to voice any specific observations or objections to Clear Channel’s executive compensation practices directly to the decision makers, as opposed to voting on the disclosure of executive compensation made by those decision makers. Moreover, communicating directly with the Board will eliminate the need for the Compensation Committee to speculate as to the meaning of shareholder approval or disapproval of the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table that is included in the proxy materials for Clear Channel’s annual meeting of shareholders.
     In addition, the vote recommended in the proposal would not provide any useful information to Clear Channel and members of the Compensation Committee. If implemented, the shareholder proposal would require Clear Channel shareholders to vote on compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not allow shareholders to conduct an annual “referendum” on executive compensation, and it would not give Clear Channel shareholders the right to approve or disapprove of Clear Channel’s executive compensation practices. Instead, the proposal would allow Clear Channel shareholders to vote on a very narrow issue — the disclosures contained in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table in Clear Channel’s proxy statement.
     For example, if shareholders vote “for” the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table, Clear Channel would not be able to determine if the affirmative vote signifies that shareholders approve of Clear Channel’s executive compensation, or if the vote merely signifies that shareholders approve of the format of the disclosure. Conversely, Clear Channel would not be able to determine if a negative vote indicates that shareholders don’t like the format, presentation or style of the disclosure, or if shareholders disapprove of Clear Channel’s underlying compensation practices. The lack of clarity as to the meaning of the vote requested by the proposal eliminates any benefits it offers.
     The vote advocated by the proposal fails to recognize that Clear Channel already has in place a thoughtful, performance-based executive compensation program. Clear Channel’s executive compensation program emphasizes motivating, attracting and retaining executive officers. The Compensation Committee, which is composed entirely of independent directors, none of whom has an interest in the compensation decisions the committee makes, oversees Clear Channel’s executive compensation program. Clear Channel and the Compensation Committee continually monitor the executive compensation program and adopt changes to reflect the dynamic, global marketplace in which Clear Channel competes for talent. Clear Channel will continue to emphasize performance-based and equity-based incentive programs that reward executives for results that are consistent with shareholder interests.
     The Board and management do not believe the advisory vote called for by the shareholder proposal will enhance Clear Channel’s compensation program, its disclosures regarding the compensation program, or otherwise is in the best interests of Clear Channel’s shareholders. Instead of encouraging shareholders to take advantage of Clear Channel’s current policies and procedures, the proposal advocates substituting a narrower and less effective mechanism. Therefore, the Board of Directors and management of Clear Channel unanimously recommend a vote “AGAINST” this proposal and your proxy will be so voted unless you specify otherwise.

     The Company will furnish the name and contact information for the proponent of this shareholder proposal upon receipt of written request, directed to the Secretary of the Company.
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
     Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2008 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by the Secretary of Clear Channel no later than January 7, 2008,. Proposals should be sent to Secretary, Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
ADVANCE NOTICE PROCEDURES
     Under our bylaws, shareholders may not present a proposal for consideration at any shareholders meeting unless such shareholder submits such proposal in writing to the secretary of Clear Channel not less than 90 days and not more than 120 days prior to the meeting. These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Clear Channel’s proxy statement.
OTHER MATTERS
     Neither Clear Channel management nor the Board knows of any other business to be brought before the annual meeting other than the matters described above. If any other matters properly come before the annual meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.
NYSE MATTERS
     Clear Channel filed the CEO and CFO certifications required under Section 302 of the Sarbanes-Oxley Act with the SEC as exhibits to its most recently filed Form 10-K. Clear Channel also submitted a Section 12(a) CEO Certification to the NYSE last year.
GENERAL
     The cost of soliciting proxies will be borne by Clear Channel. Following the original mailing of the proxy soliciting material, regular employees of Clear Channel may solicit proxies by mail, telephone, facsimile, e-mail and personal interview. Clear Channel has also retained Innisfree M&A Incorporated to aid in the solicitation of proxies, at an estimated cost of $10,000 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. Clear Channel expects to reimburse such parties for their charges and expenses connected therewith.
     The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Clear

Channel and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Clear Channel Communications, Inc., Shareholder Relations, P.O. Box 659512, San Antonio, Texas 78265-9512.
     An electronic copy of Clear Channel’s Annual Report on Form 10-K filed with the SEC on March 1, 2007, is available free of charge at Clear Channel’s Internet website at www.clearchannel.com. A paper copy of the Form 10-K is also available without charge to shareholders upon written request to Clear Channel Communications, Inc., P.O. Box 659512, San Antonio, Texas 78265-9512.
     This document is dated April 30, 2007 and is first being mailed to shareholders on or about May 7, 2007.

Andrew W. Levin Executive Vice President, Chief Legal Officer and Secretary

APPENDIX A
FINANCIAL STATEMENTS, FOOTNOTES AND OTHER DATA

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities
     Our common stock trades on the New York Stock Exchange under the symbol “CCU.” There were 3,247 shareholders of record as of February 22, 2007. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies. The following table sets forth, for the calendar quarters indicated, the reported high and low sales prices of the common stock as reported on the NYSE.

	Common Stock
	Market Price		Dividends
	High	Low	Declared
2005
First Quarter	35.07	31.14	.125
Second Quarter	34.81	28.75	.1875
Third Quarter	34.26	30.31	.1875
Fourth Quarter	33.44	29.60	.1875

2006
First Quarter	32.84	27.82	.1875
Second Quarter	31.54	27.34	.1875
Third Quarter	31.64	27.17	.1875
Fourth Quarter	35.88	28.83	.1875
Dividend Policy
     Our Board of Directors declared a quarterly cash dividend of 18.75 cents per share on February 21, 2007. The terms of our current credit facility do not prohibit us from paying cash dividends unless we are in default under our credit facility either prior to or after giving effect to any proposed dividend. The terms of the Merger Agreement allow us to continue our policy of paying quarterly cash dividends of $0.1875 per share of our common stock through the Effective Time. However, any future decision by our board of directors to pay cash dividends will depend on, among other factors, our earnings, financial position, capital requirements and regulatory changes.
Purchases of Equity Securities by the Issuer and Affiliated Purchases
     The Company did not repurchase any shares during the fourth quarter of 2006. No additional shares have been repurchased subsequent to December 31, 2006 as the share repurchase program has been suspended, but may be recommenced at any time without notice subject to the terms of the Merger Agreement.

STOCK PERFORMANCE GRAPH
(Indexed yearly Stock Price Close)

The following chart demonstrates a five- year comparison of the cumulative total returns, adjusted for stock splits and dividends, for Clear Channel, a Radio Index, and the S&P 500 Composite Index.

	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
Clear Channel	1,000	733	925	670	664	769
Radio Index*	1,000	880	1,096	794	630	565
S&P 500 Index	1,000	779	1,002	1,111	1,164	1,348

*	The Radio Index is comprised of Cox Radio, Cumulus Media, Emmis Communications, Entercom Communications, Radio One and Spanish Broadcasting.

ITEM 6. Selected Financial Data

	For the Years ended December 31,
(In thousands)	2006	2005	2004	2003	2002
Results of Operations Information: (1)
Revenue	$7,066,957	$6,578,805	$6,600,954	$6,217,858	$5,907,095
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,650,093	2,457,044	2,321,459	2,133,224	1,933,239
Selling, general and administrative expenses (excludes depreciation and amortization)	1,968,869	1,902,837	1,894,550	1,853,193	1,786,843
Depreciation and amortization	633,823	628,010	627,924	606,318	554,645
Corporate expenses (excludes depreciation and amortization)	201,752	171,076	167,388	152,514	160,216
Merger expenses	7,633	—	—	—	—
Gain on disposition of assets — net	69,330	51,355	39,576	6,688	35,557

Operating income (loss)	1,674,117	1,471,193	1,629,209	1,479,297	1,507,709
Interest expense	483,974	443,245	367,503	392,215	430,890
Gain (loss) on sale of assets related to mergers	—	—	—	—	3,991
Gain (loss) on marketable securities	2,306	(702)	46,271	678,846	(3,096)
Equity in earnings of nonconsolidated affiliates	37,478	38,338	22,285	20,669	27,140
Other income (expense) — net	(8,421)	11,267	(30,293)	20,783	5,625

Income (loss) before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,221,506	1,076,851	1,299,969	1,807,380	1,110,479
Income tax benefit (expense)	(500,817)	(425,356)	(497,913)	(775,058)	(438,737)
Minority interest income (expense), net of tax	(31,927)	(17,847)	(7,602)	(3,906)	1,778

Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	688,762	633,648	794,454	1,028,416	673,520
Income (loss) from discontinued operations, net	2,755	302,014	51,345	117,175	51,303

Income (loss) before cumulative effect of a change in accounting principle	691,517	935,662	845,799	1,145,591	724,823
Cumulative effect of a change in accounting principle, net of tax of, $2,959,003 in 2004 and $4,324,446 in 2002 (2)	—	—	(4,883,968)	—	(16,778,526)

Net income (loss)	$691,517	$935,662	$(4,038,169)	$1,145,591	$(16,053,703)

	For the Years ended December 31,
	2006	2005	2004	2003	2002
Net income (loss) per common share: (1)
Basic:
Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$1.37	$1.16	$1.33	$1.67	$1.11
Discontinued operations	.01	.55	.09	.19	.09

Income (loss) before cumulative effect of a change in accounting principle	1.38	1.71	1.42	1.86	1.20
Cumulative effect of a change in accounting principle	—	—	(8.19)	—	(27.65)

Net income (loss)	$1.38	$1.71	$(6.77)	$1.86	$(26.45)

Diluted:
Income (loss) before discontinued operations and cumulative effect of a change in accounting principle	$1.37	$1.16	$1.33	$1.66	$1.10
Discontinued operations	.01	.55	.08	.19	.08

Income (loss) before cumulative effect of a change in accounting principle	1.38	1.71	1.41	1.85	1.18
Cumulative effect of a change in accounting principle	—	—	(8.16)	—	(26.74)

Net income (loss)	$1.38	$1.71	$(6.75)	$1.85	$(25.56)

Dividends declared per share	$.75	$.69	$.45	$.20	$—

	As of December 31,
(In thousands)	2006	2005	2004	2003	2002
Balance Sheet Data: (1)
Current assets	$2,205,730	$2,398,294	$2,269,922	$2,185,682	$2,123,495
Property, plant and equipment — net	3,220,956	3,237,936	3,310,132	3,457,353	3,473,930
Total assets	18,890,179	18,703,376	19,927,949	28,352,693	27,672,153
Current liabilities	1,663,846	2,107,313	2,184,552	1,892,719	3,010,639
Long-term debt, net of current maturities	7,326,700	6,155,363	6,941,996	6,898,722	7,357,769
Shareholders’ equity	8,042,341	8,826,462	9,488,078	15,553,939	14,210,092

(1)	Acquisitions and dispositions impact the comparability of the historical consolidated financial data reflected in this schedule of Selected Financial Data.

(2)	We recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion, as a cumulative effect of a change in accounting principle during the fourth quarter of 2004 as a result of the adoption of EITF Topic D-108, Use of the Residual Method to Value Acquired Assets other than Goodwill. We recorded a non-cash charge of $16.8 billion, net of deferred taxes of $4.3 billion, in 2002 as a result of the adoption of Financial Accounting Standards Statement 142, Goodwill and Other Intangible Assets.
The Selected Financial Data should be read in conjunction with Management’s Discussion and Analysis.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
We have agreed to be acquired by a group led by Thomas H. Lee Partners, L.P. and Bain Capital Partners LLC
     On November 16, 2006, we agreed to be acquired by a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The transaction is subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. For a discussion of this transaction, see Item 1 above.
We plan to sell 448 small market radio stations and all of our television stations
     On November 16, 2006 we announced plans to sell 448 radio stations located outside the top 100 U.S. media markets and all of our television stations. The sale of these assets is not contingent on the closing of the merger with the private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. Definitive asset purchase agreements were signed for 39 radio stations as of December 31, 2006. These stations, along with 5 stations which were sold in the fourth quarter of 2006, were classified as assets held for sale in our consolidated balance sheet and as discontinued operations in our consolidated statements of operations. Through February 22, 2007, we had definitive asset purchase agreements for the sale of 77 radio stations. The closing of these radio station sales is subject to antitrust clearances, FCC approval and other customary closing conditions.
Format of Presentation
     Management’s discussion and analysis of our results of operations and financial condition should be read in conjunction with the consolidated financial statements and related footnotes. Our discussion is presented on both a consolidated and segment basis. Our reportable operating segments are Radio Broadcasting, which includes our national syndication business, Americas Outdoor Advertising and International Outdoor Advertising. Included in the “other” segment are television broadcasting and our media representation business, Katz Media, as well as other general support services and initiatives.
     We manage our operating segments primarily focusing on their operating income, while Corporate expenses, Merger expenses, Gain on disposition of assets — net, Interest expense, Gain (loss) on marketable securities, Equity in earnings of nonconsolidated affiliates, Other income (expense) — net, Income tax benefit (expense), Minority interest — net of tax, Discontinued operations and Cumulative effect of a change in accounting principle are managed on a total company basis and are, therefore, included only in our discussion of consolidated results.
Radio Broadcasting
     Our local radio markets are run predominantly by local management teams who control the formats selected for their programming. The formats are designed to reach audiences with targeted demographic characteristics that appeal to our advertisers. Our advertising rates are principally based on how many people in a targeted audience listen to our stations, as measured by an independent ratings service. The size of the market influences rates as well, with larger markets typically receiving higher rates than smaller markets. Also, our advertising rates are influenced by the time of day the advertisement airs, with morning and evening drive-time hours typically the highest. Radio advertising contracts are typically less than one year.
     Management monitors macro level indicators to assess our radio operations’ performance. Due to the geographic diversity and autonomy of our markets, we have a multitude of market specific advertising rates and audience demographics. Therefore, our discussion of the results of operations of our radio broadcasting segment focuses on the macro level indicators that management monitors to assess our radio segment’s financial condition and results of operations.
     Management looks at our radio operations’ overall revenues as well as local advertising, which is sold predominately in a station’s local market, and national advertising, which is sold across multiple markets. Local advertising is sold by our local radio stations’ sales staffs while national advertising is sold, for the most part, through our national representation firm.
     Local advertising, which is our largest source of advertising revenue, and national advertising revenues are tracked separately, because these revenue streams have different sales forces and respond differently to changes in the economic environment. Management also looks at radio revenue by market size, as defined by Arbitron. Typically, larger markets can reach larger audiences with wider demographics than smaller markets. Over half of our radio revenue and divisional operating expenses comes from our 50 largest markets. Additionally, management reviews our share of target demographics listening to the radio in an average quarter hour. This metric gauges how well our formats are attracting and keeping listeners.

     A significant portion of our radio segment’s expenses vary in connection with changes in revenue. These variable expenses primarily relate to costs in our sales department, such as salaries, commissions and bad debt. Our programming and general and administrative departments incur most of our fixed costs, such as talent costs, rights fees, utilities and office salaries. Lastly, our highly discretionary costs are in our marketing and promotions department, which we primarily incur to maintain and/or increase our audience share.
Outdoor Advertising
     Our revenues are derived from selling advertising space on the displays that we own or operate in key markets worldwide, consisting primarily of billboards, street furniture displays and transit displays. We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.
     Our advertising rates are based on the gross rating points, or total number of impressions delivered, expressed as a percentage of a market population of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time and, in some international markets, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. Management typically monitors our business by reviewing the average rates, average revenues per display, occupancy, and inventory levels of each of our display types by market. In addition, because a significant portion of our advertising operations are conducted in foreign markets, principally France and the United Kingdom, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements. Because revenue-sharing and minimum guaranteed payment arrangements are more prevalent in our international operations, the margins in our international operations typically are less than the margins in our Americas operations. Also, the margins on our billboard contracts tend to be higher than for our other displays.
     The significant expenses associated with our operations include (i) direct production, maintenance and installation expenses, (ii) site lease expenses for land under our displays and (iii) revenue-sharing or minimum guaranteed amounts payable under our street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl and paper costs and the costs for cleaning and maintaining our displays. Vinyl and paper costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable we may have with the landlords. The terms of our Americas site leases generally range from 1 to 50 years. Internationally, the terms of our site lease and revenue share/ minimum guarantee contracts generally range from 3 to 15 years, but may vary across our networks.
     Our street furniture and transit display contracts, the terms of which range from 3 to 20 years, generally require us to make upfront investments in property, plant and equipment. These contracts may also include upfront lease payments and/or minimum annual guaranteed lease payments. We can give no assurance that our cash flows from operations over the terms of these contracts will exceed the upfront and minimum required payments.
FAS 123(R), Share-Based Payment
     We adopted FAS 123(R), Share-Based Payment, on January 1, 2006 under the modified-prospective approach which requires us to recognize employee compensation cost related to our stock option grants in the same line items as cash compensation in the 2006 financial statements for all options granted after the date of adoption as well as for any options that were unvested at adoption. Under the modified-prospective approach, no stock option expense attributable to these options is reflected in the financial statements for 2005. The amounts recorded as share-based payments in the financial statements during 2005 relate to the expense associated with restricted stock awards. As of December 31, 2006, there was $82.7 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of approximately three years, unless the Merger Agreement is approved, then the expense becomes recognizable at the closing of the transaction.
     The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on our stock, historical volatility on our stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. Management uses historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following table details compensation costs related to share-based payments for the year ended December 31, 2006:

(In millions)
Radio Broadcasting
Direct Operating Expenses	$11.1
SG&A	14.1
Americas Outdoor Advertising
Direct Operating Expenses	$3.4
SG&A	1.3
International Outdoor Advertising
Direct Operating Expenses	$0.9
SG&A	0.4
Other
Direct Operating Expenses	$1.9
SG&A	2.0
Corporate	$9.1
THE COMPARISON OF YEAR ENDED DECEMBER 31, 2006 TO YEAR ENDED DECEMBER 31, 2005 IS AS FOLLOWS:
Consolidated

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$7,066,957	$6,578,805	7%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,650,093	2,457,044	8%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,968,869	1,902,837	3%
Depreciation and amortization	633,823	628,010	1%
Corporate expenses (excludes depreciation and amortization)	201,752	171,076	18%
Merger expenses	7,633	—
Gain on disposition of assets — net	69,330	51,355	35%

Operating income	1,674,117	1,471,193	14%
Interest expense	483,974	443,245
Gain (loss) on marketable securities	2,306	(702)
Equity in earnings of nonconsolidated affiliates	37,478	38,338
Other income (expense) — net	(8,421)	11,267

Income before income taxes, minority interest expense and discontinued operations	1,221,506	1,076,851
Income tax benefit (expense):
Current	(298,962)	(43,616)
Deferred	(201,855)	(381,740)

Income tax benefit (expense)	(500,817)	(425,356)
Minority interest expense, net of tax	31,927	17,847

Income before discontinued operations	688,762	633,648
Income from discontinued operations, net	2,755	302,014

Net income (loss)	$691,517	$935,662

Revenue
     Consolidated revenue increased $488.2 million during 2006 compared to 2005. Radio contributed $194.7 million attributable to increased average rates on local and national sales. Our Americas outdoor segment’s revenue increased $125.0 million from an increase in revenue across our displays as well as the acquisition of Interspace Outdoor Advertising, or Interspace, in July 2006. Interspace contributed approximately $30.2 million to revenue in 2006. Our international outdoor segment contributed $106.7 million, of which approximately $44.9 million during the first six months of 2006 related to Clear Media Limited, or Clear Media, a Chinese outdoor advertising company. We began consolidating Clear Media in the third quarter of 2005. Increased street furniture revenues also contributed to our international revenue growth. Our 2006 revenue increased $17.4 million due to movements in foreign exchange. Also contributing to the increase was approximately $39.5 million from our television business driven by increased political advertising in 2006 compared to 2005.
Direct Operating Expenses
     Direct operating expenses increased $193.0 million for 2006 compared to 2005. Our radio broadcasting segment contributed $70.4 million primarily from increased programming expenses. Americas outdoor direct operating expenses increased $44.5 million driven by increased site lease expenses associated with the increase in revenue and the acquisition of Interspace. Interspace contributed $13.0 million to direct operating expenses in 2006. Our international outdoor segment contributed $67.1 million, of which $18.0 million during the first six months of 2006 related to our consolidation of Clear Media and the remainder was principally due to an increase in site lease expenses. Included in our direct operating expense growth in 2006 is $10.6 million from increases in foreign exchange. Share-based payments included in direct operating expenses associated with the adoption of FAS 123(R) were $17.3 million for 2006.
Selling, General and Administrative Expenses (SG&A)
     SG&A increased $66.0 million during 2006 compared 2005. Our radio broadcasting SG&A increased $44.8 million primarily as a result of an increase in salary, bonus and commission expenses in our sales department associated with the increase in revenue. SG&A increased $20.6 million in our Americas outdoor segment principally related to an increase in bonus and commission expenses associated with the increase in revenues as well as $6.2 million from our acquisition of Interspace. Our international outdoor SG&A expenses declined $13.6 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline in our international SG&A was $9.5 million from our consolidation of Clear Media. Included in our SG&A expense growth in 2006 is $3.9 million from increases in foreign exchange. Share-based payments included in SG&A associated with the adoption of FAS 123(R) were $17.8 million for 2006.
Corporate Expenses
     Corporate expenses increased $30.7 million during 2006 compared to 2005 primarily related to increases in bonus expense and share-based payments.
Merger Expenses
     In the fourth quarter of 2006, we entered into the Merger Agreement. Expenses associated with the merger were $7.6 million for the year ended December 31, 2006 and include accounting, investment banking, legal and other costs.
Gain on Disposition of Assets — net
     Gain on disposition of assets — net of $69.3 million for the year ended December 31, 2006 mostly related to $41.5 million in our radio segment primarily from the sale of stations and programming rights and $13.2 million in our Americas outdoor segment from the exchange of assets in one of our markets for the assets of a third party located in a different market.
Interest Expense
     Interest expense increased $40.7 million for the year ended December 31, 2006 over 2005 primarily due to increased interest rates. Interest on our floating rate debt, which includes our credit facility and fixed-rate debt on which we have entered into interest rate swap agreements, is influenced by changes in LIBOR. Average LIBOR for 2006 and 2005 was 5.2% and 3.6%, respectively.

Gain (Loss) on Marketable Securities
     The gain of $2.3 million for the year ended December 31, 2006 related to a $3.8 million gain from terminating our secured forward exchange contract associated with our investment in XM Satellite Radio Holdings, Inc. partially offset by a loss of $1.5 million from the change in fair value of AMT securities that are classified as trading and a related secured forward exchange contract associated with those securities. The loss of $0.7 million recorded in 2005 related to the change in fair value of AMT securities that were classified as trading and a related secured forward exchange contract associated with those securities.
Other Income (Expense) — Net
     Other expense of $8.4 million recorded in 2006 primarily relates to foreign exchange losses while the income of $11.3 million recorded in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current tax expense increased $255.3 million in 2006 as compared to 2005. In addition to higher earnings before tax in 2006, we received approximately $204.7 million in current tax benefits in 2005 from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a 2005 current tax benefit related to an amendment on a previously filed return. Deferred tax expense decreased $179.9 million primarily related to the tax losses mentioned above that increased deferred tax expense in 2005.
Minority Interest, net of tax
     Minority interest expense increased $14.1 million during 2006 as compared to 2005 as a result of the initial public offering of 10% of our subsidiary Clear Channel Outdoor Holdings, Inc., which we completed on November 11, 2005.
Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. Therefore, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations.
     We had definitive asset purchase agreements for the sale of 39 of our radio stations as of December 31, 2006. The results of operations for these stations, along with 5 stations which were sold in the fourth quarter of 2006, are reported as discontinued operations.
Radio Broadcasting Results of Operations
     Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$3,697,190	$3,502,508	6%
Direct operating expenses	1,028,439	958,071	7%
Selling, general and administrative expense	1,252,556	1,207,800	4%
Depreciation and amortization	135,980	139,276	(2%)

Operating income	$1,280,215	$1,197,361	7%

     Our radio broadcasting revenue increased 6% during 2006 as compared to 2005 primarily from an increase in both local and national advertising revenues. This growth was driven by an increase in yield and average unit rates. The number of 30 second and 15 second commercials broadcast as a percent of total minutes sold increased during 2006 as compared to 2005. The overall revenue growth was primarily focused in our top 100 media markets. Significant advertising categories contributing to the revenue growth for the year were political, services, automotive, retail and entertainment.
     Our radio broadcasting direct operating expenses increased $70.4 million during 2006 as compared to 2005. Included in direct operating expenses for 2006 were share-based payments of $11.1 million as a result of adopting FAS 123(R). Also contributing to the increase were added costs of approximately $45.2 million from programming expenses primarily related to an increase in talent expenses, music license fees, new shows and affiliations in our syndicated radio business and new distribution initiatives. Our SG&A expenses increased $44.8 million primarily as a result of approximately $12.3 million in salary, bonus and commission expenses in our sales department associated with the increase in revenue as well as $14.1 million from the adoption of FAS 123(R).
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,341,356	$1,216,382	10%
Direct operating expenses	534,365	489,826	9%
Selling, general and administrative expenses	207,326	186,749	11%
Depreciation and amortization	178,970	180,559	(1%)

Operating income	$420,695	$359,248	17%

     Our Americas revenue increased 10% during 2006 as compared to 2005 from revenue growth across our displays. We experienced rate increases on most of our inventory, with occupancy essentially unchanged during 2006 as compared to 2005. Our airport revenue increased $44.8 million primarily related to $30.2 million from our acquisition of Interspace. Revenue growth occurred across both our large and small markets including Miami, San Antonio, Sacramento, Albuquerque and Des Moines.
     Direct operating expenses increased $44.5 million in 2006 as compared to 2005 primarily from an increase in site lease expenses of approximately $30.2 million as well as $3.4 million related to the adoption of FAS 123(R). Interspace contributed $13.0 million to direct operating expenses in 2006. Our SG&A expenses increased $20.6 million in 2006 over 2005 primarily from an increase in bonus and commission expenses of $7.6 million related to the increase in revenue, $6.2 million from Interspace and $1.3 million of share-based payments related to the adoption of FAS 123(R).
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2006	2005	2006 v. 2005
Revenue	$1,556,365	$1,449,696	7%
Direct operating expenses	918,735	851,635	8%
Selling, general and administrative expenses	341,410	355,045	(4%)
Depreciation and amortization	228,760	220,080	4%

Operating income	$67,460	$22,936	194%

     Revenue in our international outdoor segment increased 7% in 2006 as compared to 2005. The increase includes approximately $44.9 million during the first six months of 2006 related to our consolidation of Clear Media which we began consolidating in the third quarter of 2005. Also contributing to the increase was approximately $25.9 million from growth in street furniture revenues and $11.9 million related to movements in foreign exchange, partially offset by a decline in billboard revenues for 2006 as compared to 2005.
     Direct operating expenses increased $67.1 million during 2006 as compared to 2005. The increase was primarily attributable to $18.0 million during the first six months of 2006 related to our consolidation of Clear Media as well as an increase of approximately $37.7 million in site lease expenses and approximately $7.7 million related to movements in foreign exchange. Also included in the increase was $0.9 million related to the adoption of FAS 123(R). Our SG&A expenses declined $13.6 million primarily attributable to a $9.8 million reduction recorded in 2006 as a result of the favorable settlement of a legal proceeding as well as $26.6 million related to restructuring our businesses in France recorded in the third quarter of 2005. Partially offsetting this decline was $9.5 million from our consolidation of Clear Media and $2.9 million from movements in foreign exchange.

Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2006	2005
Radio Broadcasting	$1,280,215	$1,197,361
Americas Outdoor Advertising	420,695	359,248
International Outdoor Advertising	67,460	22,936
Other	65,389	30,694
Gain on disposition of assets — net	69,330	51,355
Merger expenses	(7,633)	—
Corporate	(221,339)	(190,401)

Consolidated operating income	$1,674,117	$1,471,193

Fiscal Year 2005 Compared to Fiscal Year 2004
Consolidated

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$6,578,805	$6,600,954	0%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	2,457,044	2,321,459	6%
Selling, general and administrative expenses (excludes depreciation and amortization)	1,902,837	1,894,550	0%
Depreciation and amortization	628,010	627,924	0%
Corporate expenses (excludes depreciation and amortization)	171,076	167,388	2%
Gain on disposition of assets — net	51,355	39,576	30%

Operating income	1,471,193	1,629,209	(10%)
Interest expense	443,245	367,503
Gain (loss) on marketable securities	(702)	46,271
Equity in earnings of nonconsolidated affiliates	38,338	22,285
Other income (expense) — net	11,267	(30,293)

Income before income taxes, minority interest expense, discontinued operations and cumulative effect of a change in accounting principle	1,076,851	1,299,969
Income tax benefit (expense):
Current	(43,616)	(367,599)
Deferred	(381,740)	(130,314)

Income tax benefit (expense)	(425,356)	(497,913)
Minority interest expense, net of tax	17,847	7,602

Income before discontinued operations and cumulative effect of a change in accounting principle	633,648	794,454
Income from discontinued operations, net	302,014	51,345
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	(4,883,968)

Net income (loss)	$935,662	$(4,038,169)

Revenue
     Consolidated revenues decreased $22.1 million in 2005 as compared to 2004. Our radio broadcasting segment declined approximately $217.9 million primarily from a decline in the number of commercial minutes broadcast on our radio stations as part of our Less Is More initiative. Our television revenues declined approximately $14.7 million primarily as a result of local and national political advertising revenues in 2004 that did not recur in 2005. Partially offsetting this decline was an increase of $124.3 million and $94.7 million from our Americas and international outdoor advertising segments, respectively. Americas outdoor revenue growth was driven primarily from rate increases on our bulletin and poster inventory while international outdoor revenue growth occurred from improved yield on our street furniture inventory. Foreign exchange fluctuations did not have a material impact to our revenue decline for 2005 compared to 2004.

Direct Operating Expenses
     Our consolidated direct operating expenses increased $135.6 million. Our radio broadcasting segment’s direct operating expenses increased approximately $66.8 million primarily from programming and content expenses and new initiatives. Our Americas outdoor direct operating expenses increased $21.3 million primarily from increases in direct production and site lease expenses related to revenue sharing agreements associated with the increase in revenues. Our international outdoor contributed $58.0 million to the consolidated direct operating expense growth primarily from minimum annual guarantees and revenue sharing agreements associated with the increase in revenues. Foreign exchange fluctuations did not have a material impact to our direct operating expenses increase for 2005 compared to 2004.
Selling, General and Administrative Expenses (SG&A)
     Consolidated SG&A increased $8.3 million primarily from increases of $13.7 million and $28.6 million from our Americas and international outdoor segments, respectively, partially offset by a decline of $36.8 million from our radio broadcasting segment. The increase from Americas outdoor was attributable to increased commission expenses associated with the increase in revenues while the increase in international outdoor was primarily the result of a $26.6 million restructuring charge related to our operations in France. The decline from our radio broadcasting segment was primarily from decreased commission and bad debt expenses associated with the decline in radio revenues. Foreign exchange fluctuations did not have a material impact to our SG&A increase for 2005 compared to 2004.
Gain on Disposition of assets — net
     The gain on the disposition of assets — net in 2005 was $51.4 million related primarily to a $36.7 million gain on the sale of radio operating assets in our San Diego market. The gain on disposition of assets — net in 2004 was $39.6 million and relates primarily to radio operating assets divested in our Salt Lake City market as well as a gain recognized on the swap of outdoor assets.
Interest Expense
     Interest expense increased $75.7 million as a result of higher average debt balances and a higher weighted average cost of debt throughout 2005 as compared to 2004. Our debt balance at the end of 2005 was lower than the end of 2004 as a result of paying down debt with funds generated from our strategic realignment. However, as this did not occur until late in the fourth quarter of 2005 it had a marginal impact on our interest expense for 2005. Our weighted average cost of debt was 5.9% and 5.5% at December 31, 2005 and 2004, respectively.
Gain (Loss) on Marketable Securities
     Gain (loss) on marketable securities declined $47.0 million during 2005 compared to 2004. The loss in 2005 relates entirely to the net change in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities. The gain on marketable securities for 2004 related primarily to a $47.0 million gain recorded on the sale of our remaining investment in the common stock of Univision Communications Inc., partially offset by the net changes in fair value of certain investment securities that are classified as trading and a related secured forward exchange contract associated with those securities.
Other Income (Expense) — Net
     Other income (expense) — net for the year ended December 31, 2005 increased $41.6 million from expense of $30.3 million in 2004 to income of $11.3 million in 2005. During 2004, we experienced a loss of $31.6 million on the early extinguishment of debt. The income in 2005 was comprised of various miscellaneous amounts.
Income Taxes
     Current income tax expense declined $324.0 million during 2005 as compared to 2004. In addition to lower earnings before tax in the current year, we received approximately $204.7 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return. Deferred tax expense increased $251.4 million primarily related to the tax losses discussed above.

Minority Interest, net of tax
     Minority interest expense includes the operating results for the portion of consolidated subsidiaries not owned by us. The major components of our minority interest relate to minority holdings in our Australian street furniture business, Clear Media Limited and CCO, as well as other smaller minority interests. We acquired a controlling majority interest in Clear Media Limited in the third quarter of 2005 and therefore began consolidating its results. We also completed the IPO of 10% of CCO in the fourth quarter of 2005. The increase in minority interest in 2005 as compared to 2004 is the result of these two transactions.
Discontinued Operations
     We completed the spin-off of our live entertainment and sports representation businesses on December 21, 2005. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we reported the results of operations for these businesses through December 21, 2005 in discontinued operations. The spin-off generated a capital loss for tax purposes of approximately $2.4 billion. We utilized approximately $925.5 million of this capital loss to offset taxable capital gains realized in 2005 and previous years, which resulted in a $314.1 million tax benefit which is included in income from discontinued operations in the fourth quarter of 2005. The remaining $1.5 billion of the $2.4 billion capital loss was recorded as a deferred tax asset with an offsetting valuation allowance on our balance sheet at December 31, 2005.
     We had definitive asset purchase agreements signed for the sale of 39 of our radio stations as of December 31, 2006. The results of operations for these stations, along with 5 stations which were sold in the fourth quarter of 2006, are reclassified as discontinued operations.
Cumulative Effect of a Change in Accounting Principle
     The Security and Exchange Commission issued Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, at the September 2004 meeting of the Emerging Issues Task Force. The Staff Announcement stated that the residual method should no longer be used to value intangible assets other than goodwill. Rather, a direct method should be used to determine the fair value of all intangible assets other than goodwill required to be recognized under Statement of Financial Accounting Standards No. 141, Business Combinations. Registrants who have applied a method other than a direct method to the valuation of intangible assets other than goodwill for purposes of impairment testing under Statement of Financial Accounting Standards No 142, Goodwill and Other Intangible Assets, shall perform an impairment test using a direct value method on all intangible assets other than goodwill that were previously valued using another method by no later than the beginning of their first fiscal year beginning after December 15, 2004.
     Our adoption of the Staff Announcement in the fourth quarter of 2004 resulted in an aggregate carrying value of our FCC licenses and outdoor permits that was in excess of their fair value. The Staff Announcement required us to report the excess value of $4.9 billion, net of tax, as a cumulative effect of a change in accounting principle.
Radio Broadcasting Results of Operations
Our radio broadcasting operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$3,502,508	$3,720,445	(6%)
Direct operating expenses	958,071	891,275	7%
Selling, general and administrative expense	1,207,800	1,244,617	(3%)
Depreciation and amortization	139,276	156,485	(11%)

Operating income	$1,197,361	$1,428,068	(16%)

     Our radio revenues declined 6% to $3.5 billion during the year compared to 2004. We implemented the Less is More initiative during 2005, which included a reduction of the overall commercial minutes on our radio stations. Also, as part of this initiative, we are reshaping our radio business model with a shift from primarily offering the traditional 60-second commercial to also offering shorter length commercials. Both local and national revenues were down for the year, primarily from the reduction in commercial minutes made available for sale on our radio stations. As a result, the majority of our larger advertising categories declined during the year, including automotive and retail. The decline also includes a reduction of approximately $21.9 million from non-cash trade revenues. However, yield, or revenue divided by total minutes of available inventory, improved throughout the year. Our 30 and 15-second commercials as a percent of total commercial minutes available experienced a consistent increase throughout the year. Average unit rates also increased as the year progressed.
     Direct operating expenses increased $66.8 million during 2005 as compared to 2004. The increase was driven by approximately $28.4 million in programming and content expenses. Sports broadcasting rights increased approximately $9.5 million primarily related to signing a new sports broadcasting agreement in 2005. Our SG&A declined $36.8 million during the year compared to 2004 primarily from a decline in commission and bad debt expenses associated with the decline in revenue. We also incurred expenses in 2005 related to the development of digital radio and new Internet initiatives.
     Depreciation and amortization declined $17.2 million primarily from accelerated depreciation from asset write-offs during 2004 that did not reoccur during 2005.
Americas Outdoor Advertising Results of Operations
Our Americas outdoor advertising operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$1,216,382	$1,092,089	11%
Direct operating expenses	489,826	468,571	5%
Selling, general and administrative expenses	186,749	173,010	8%
Depreciation and amortization	180,559	186,620	(3%)

Operating income	$359,248	$263,888	36%

     Our Americas outdoor advertising revenue increased $124.3 million, or 11%, during 2005 as compared to 2004. The increase was mainly due to an increase in bulletin and poster revenues attributable to increased rates during 2005. Increased revenues from our airport, street furniture and transit advertising displays also contributed to the revenue increase. Growth occurred across our markets including strong growth in New York, Miami, Houston, Seattle, Cleveland and Las Vegas. Strong advertising client categories for 2005 included business and consumer services, entertainment and amusements, retail and telecommunications.
     Direct operating expenses increased $21.3 million, or 5%, during 2005 compared to 2004. The increase is primarily related to increased site lease expenses from higher revenue sharing rentals on our transit, mall and wallscape inventory as well as increase in direct production expenses, all associated with the increase in revenues. SG&A increased $13.7 million primarily from increased commission expenses associated with the increase in revenues.
     Depreciation and amortization declined $6.1 million in 2005 as compared to 2004 primarily from fewer display removals during the current period, which resulted in less accelerated depreciation. During 2004, we suffered hurricane damage on some of our billboards in Florida and the Gulf Coast which required us to write-off the remaining book value of these structures as additional depreciation and amortization expense in 2004.
International Outdoor Results of Operations
Our international operating results were as follows:

	Years Ended December 31,		% Change
(In thousands)	2005	2004	2005 v. 2004
Revenue	$1,449,696	$1,354,951	7%
Direct operating expenses	851,635	793,630	7%
Selling, general and administrative expenses	355,045	326,447	9%
Depreciation and amortization	220,080	201,597	9%

Operating income	$22,936	$33,277	(31%)

     International revenues increased $94.7 million, or 7%, during 2005 compared to 2004. Revenue growth was attributable to increases in our street furniture and transit revenues. We also experienced improved yield on our street furniture inventory during 2005 compared to 2004. We acquired a controlling majority interest in Clear Media Limited, a Chinese outdoor advertising company, during the third quarter of 2005, which we had previously accounted for as an equity method investment. Clear Media contributed approximately $47.4 million to the revenue increase. Leading markets contributing to the Company’s international revenue growth were China, Italy, the United Kingdom and

Australia. The Company faced challenges in France throughout 2005, with revenues declining from 2004. Strong advertising categories during 2005 were food and drink, retail, media and entertainment, business and consumer services and financial services.
     Direct operating expenses grew $58.0 million, or 7%, during 2005 compared to 2004. Included in the increase is approximately $18.3 million from our consolidation of Clear Media. Approximately $33.2 million of the increase was attributable to increases in revenue sharing and minimum annual guarantees partially from consolidating Clear Media and new contracts entered in 2005. SG&A expenses increased $28.6 million primarily from $26.6 million in restructuring costs from restructuring our business in France during the third quarter of 2005.
     Depreciation and amortization increased $18.5 million during 2005 as compared to 2004 primarily from our consolidation of Clear Media.
Reconciliation of Segment Operating Income (Loss)

	Years Ended December 31,
(In thousands)	2005	2004
Radio Broadcasting	$1,197,361	$1,428,068
Americas Outdoor Advertising	359,248	263,888
International Outdoor Advertising	22,936	33,277
Other	30,694	52,496
Gain on disposition of assets — net	51,355	39,576
Corporate	(190,401)	(188,096)

Consolidated operating income	$1,471,193	$1,629,209

LIQUIDITY AND CAPITAL RESOURCES
Agreement and Plan of Merger
     On November 16, 2006, we entered into the Merger Agreement with BT Triple Crown Merger Co., Inc. (“Merger Sub”), B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (together with B Triple Crown Finco, LLC, the “Fincos”), which provides for our recapitalization by the merger of Merger Sub with and into us. The Fincos are owned by a consortium of equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P.
     It is anticipated that the funds necessary to consummate the merger and related transactions will be funded by new credit facilities, private and/or public offerings of debt securities and equity financing. Under the Merger Agreement, we have agreed to commence, and to cause AMFM Operating Inc. to commence, debt tender offers to purchase our existing 7.65% Senior Notes Due 2010 and AMFM Operating Inc.’s existing 8% Senior Notes due 2008 (the “Repurchased Existing Notes”). As part of the debt tender offers, we and AMFM Operating Inc. will solicit the consent of the holders to amend, eliminate or waive certain sections (as specified by the Fincos) of the applicable indenture governing the Repurchased Existing Notes. The closing of the debt tender offers will be conditioned on the occurrence of the closing of the merger, but the closing of the merger and the debt financing are not conditioned upon the closing of the debt tender offers. The debt commitments are not conditioned on nor do they require or contemplate the acquisition of the outstanding public shares of Clear Channel Outdoor Holdings. The debt commitments do not require or contemplate any changes to the existing cash management and intercompany arrangements between us and Clear Channel Outdoor Holdings. The consummation of the merger will not permit Clear Channel Outdoor Holdings to terminate these arrangements and we may continue to use the cash flows of Clear Channel Outdoor Holdings for our own general corporate purposes pursuant to the terms of the existing cash management and intercompany arrangements between us and Clear Channel Outdoor Holdings, which may include making payments on the new debt.
     Our capitalization, liquidity and capital resources will change substantially if the merger is approved by our shareholders. Upon the closing of the merger, we will be highly leveraged. Our liquidity requirements will be significant, primarily due to debt service requirements and financing costs relating to the indebtedness expected to be incurred in connection with the closing of the refinancing transactions.
     Under the Merger Agreement, we have agreed among other things that, subject to certain exceptions, until completion of the merger, we will not take any of the following actions unless the private equity funds give their prior written consent:
•	Issue, sell, pledge, dispose, encumber or grant any equity securities or convertible securities of ours, except in limited circumstances with respect to certain shares and stock options pursuant to employee benefit plans;

•	Acquire any business organization or any division thereof or any material amount of assets with a purchase price in excess of $150.0 million in the aggregate;

•	Adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity securities or convertible securities of ours;

•	Create, incur, guarantee or assume any indebtedness except for indebtedness: (i) incurred under our existing $1.75 billion credit facility, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of the Merger Agreement, (iii) as otherwise required in the ordinary course of our business consistent with past practice, or (iv) in an aggregate principal amount not to exceed $250.0 million;

•	Sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien or otherwise dispose of any asset or any portion of our properties or assets with a sale price in excess of $50.0 million except for the announced plan to sell 448 of our radio stations and all of our television stations;

•	Make any capital expenditure in excess of $50.0 million individually, or $100.0 million in the aggregate, except for any capital expenditures in aggregate amounts consistent with past practice or as required pursuant to new contracts entered into in the ordinary course of business.
Cash Flows

	Years Ended December 31,
(In thousands)	2006	2005	2004
Cash provided by (used in):
Operating activities	$1,841,579	$1,400,261	$1,541,555
Investing activities	$(641,413)	$(387,186)	$159,476
Financing activities	$(1,178,610)	$(1,061,392)	$(1,800,995)
Discontinued operations	$9,662	$99,764	$124,329
Operating Activities
     2006
     Net cash flow from operating activities of $1.8 billion for the year ended December 31, 2006 principally reflects net income from continuing operations of $688.8 million and depreciation and amortization of $633.8 million. Net cash flows from operating activities also reflects an increase of $202.3 million in accounts receivable as a result of the increase in revenue and a $390.4 million federal income tax refund related to restructuring our international businesses consistent with our strategic realignment and the utilization of a portion of the capital loss generated on the spin-off of Live Nation, Inc.
     2005
     Net cash flow from operating activities of $1.4 billion for the year ended December 31, 2005 principally reflects net income from continuing operations of $633.6 million and depreciation and amortization of $628.0 million Net cash flows from operating activities also reflects decreases in accounts payable, other accrued expenses and income taxes payable. Taxes payable decreased principally as result of the carryback of capital tax losses generated on the spin-off of Live Nation which were used to offset taxes paid on previously recognized taxable capital gains as well as approximately $210.5 million in current tax benefits from ordinary losses for tax purposes resulting from restructuring our international businesses consistent with our strategic realignment, the July 2005 maturity of our Euro denominated bonds, and a current tax benefit related to an amendment on a previously filed tax return.
     2004
     Net cash flow from operating activities of $1.5 billion for the year ended December 31, 2004 principally reflects a net loss of $4.0 billion, adjusted for non-cash charges of $4.9 billion for the adoption of Topic D-108 and depreciation and amortization of $627.9 million. Net cash flow from operating activities was negatively impacted during the year ended December 31, 2004 by $150.0 million, primarily related to the taxes paid on the gain from the sale of our remaining shares of Univision, which was partially offset by the tax loss related to the partial redemption of our Euro denominated debt. Net cash flow from operating activities also reflects increases in prepaid expenses, accounts payable and accrued interest, income taxes and other expenses, partially offset by decreases in accounts receivables and other current assets.
Investing Activities
     2006
     Net cash used in investing activities of $641.4 million for the year ended December 31, 2006 principally reflects capital expenditures of $350.5 million related to purchases of property, plant and equipment and $362.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $100.3 million.
     2005
     Net cash used in investing activities of $387.2 million for the year ended December 31, 2005 principally reflects capital expenditures of $325.7 million related to purchases of property, plant and equipment and $165.2 million primarily related to acquisitions of operating assets, partially offset by proceeds from the sale other assets of $102.0 million.
     2004
     Net cash provided by investing activities of $159.5 million for the year ended December 31, 2004 principally includes proceeds of $627.5 million related to the sale of investments, primarily the sale of our Univision shares. These proceeds were partially offset by capital expenditures of $283.2 million related to purchases of property, plant and equipment and $212.7 million related to acquisitions of operating assets.
Financing Activities
     2006
     Financing activities for the year ended December 31, 2006 principally reflects $1.4 billion in share repurchases, $382.8 million in dividend payments, partially offset by the net increase in debt of $601.3 million and proceeds from the exercise of stock options of $57.4 million.
     2005
     Financing activities for the year ended December 31, 2005 principally reflect the net reduction in debt of $288.7 million, $343.3 million in dividend payments, $1.1 billion in share repurchases, all partially offset by the proceeds from the initial public offering of CCO of $600.6 million, and proceeds of $40.2 million related to the exercise of stock options.
     2004
     Financing activities for the year ended December 31, 2004 principally reflect payments for share repurchases of $1.8 billion and dividends paid of $255.9 million, partially offset by the net increase in debt of $264.9 million and proceeds from the exercise of employee stock options of $31.5 million.
Discontinued Operations
     We had definitive asset purchase agreements signed for the sale of 39 of our radio stations as of December 31, 2006. The cash flows from these stations, along with 5 stations which were sold in the fourth quarter of 2006, are reported during 2006, 2005 and 2004 as cash flows from discontinued operations. Additionally, we completed the spin-off of Live Nation on December 21, 2005. Therefore, we reported cash flows from Live Nation as discontinued operations on our consolidated statements of cash flows for 2005 and 2004.
Anticipated Cash Requirements
     We expect to fund anticipated cash requirements (including payments of principal and interest on outstanding indebtedness and commitments, acquisitions, anticipated capital expenditures, share repurchases and dividends) for the foreseeable future with cash flows from operations and various externally generated funds.

Sources of Capital
     As of December 31, 2006 and 2005, we had the following debt outstanding and cash and cash equivalents:

	December 31,
(In millions)	2006	2005
Credit facilities	$966.5	$292.4
Long-term bonds (a)	6,531.6	6,537.0
Other borrowings	164.9	217.1

Total Debt	7,663.0	7,046.5
Less: Cash and cash equivalents	114.0	82.8

	$7,549.0	$6,963.7

(a)	Includes $7.1 million and $10.5 million in unamortized fair value purchase accounting adjustment premiums related to the merger with AMFM at December 31, 2006 and 2005, respectively. Also includes negative $29.8 million and $29.0 million related to fair value adjustments for interest rate swap agreements at December 31, 2006 and 2005, respectively.
Credit Facility
     We have a multi-currency revolving credit facility in the amount of $1.75 billion, which can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities. At December 31, 2006, the outstanding balance on this facility was $966.5 million and, taking into account letters of credit of $75.3 million, $708.2 million was available for future borrowings, with the entire balance to be repaid on July 12, 2009.
     During the year ended December 31, 2006, we made principal payments totaling $2.7 billion and drew down $3.4 billion on the credit facility. As of February 22, 2007, the credit facility’s outstanding balance was $1.1 billion and, taking into account outstanding letters of credit, $571.8 million was available for future borrowings.
Debt Offering
     On March 21, 2006, we completed a debt offering of $500.0 million 6.25% Senior Notes due 2011. Interest is payable on March 15 and September 15 of each year. The net proceeds of approximately $497.5 million were used to repay borrowings under our bank credit facility. On August 15, 2006 we completed an additional $250.0 million issuance of our 6.25% Senior Notes due 2011 originally issued March 21, 2006. The net proceeds of approximately $253.4 million, including accrued interest, were used to repay borrowings under the Company’s bank credit facility.
Other Borrowings
     Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $164.9 million balance at December 31, 2006 is $86.4 million that matures in less than one year, which we have historically refinanced with new twelve month notes and anticipate these refinancings to continue.
Guarantees of Third Party Obligations
     As of December 31, 2006 and 2005, we guaranteed the debt of third parties of approximately $0.4 million and $12.1 million, respectively, primarily related to long-term operating contracts. The third parties’ associated operating assets secure a substantial portion of these obligations.
Disposal of Assets
     During 2006, we received $100.3 million of proceeds related primarily to the sale of various broadcasting operating assets.
Shelf Registration
     On August 30, 2006, we filed a Registration Statement on Form S-3 covering the issuance of debt securities, junior subordinated debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units. The shelf registration statement also covers preferred securities that may be issued from time to time by our three Delaware statutory business trusts and guarantees of such preferred securities by us. This shelf registration statement was automatically effective on August 31, 2006 for a period of three years.

Debt Covenants
     The significant covenants on our $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires us to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires us to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that we do not meet these covenants, we are considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2006, our leverage and interest coverage ratios were 3.4x and 4.7x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
     Our other indebtedness does not contain provisions that would make it a default if we were to default on our credit facility.
     The fees we pay on our $1.75 billion, five-year multi-currency revolving credit facility depend on our long-term debt ratings. Based on our current ratings level of BBB-/Baa3, our fees on borrowings are a 45.0 basis point spread to LIBOR and are 17.5 basis points on the total $1.75 billion facility. In the event our ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that our ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
     We believe there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to our financial statements.
     Additionally, our 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of Clear Channel, contain certain restrictive covenants that limit the ability of AMFM Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
     At December 31, 2006, we were in compliance with all debt covenants.
Uses of Capital
Dividends
     Our Board of Directors declared quarterly cash dividends as follows:
(In millions, except per share data)

	Amount per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
October 26, 2005	0.1875	December 31, 2005	January 15, 2006	$100.9
February 14, 2006	0.1875	March 31, 2006	April 15, 2006	95.5
April 26, 2006	0.1875	June 30, 2006	July 15, 2006	94.0
July 25, 2006	0.1875	September 30, 2006	October 15, 2006	92.4
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	92.6
     Additionally, our Board of Directors declared a quarterly cash dividend of 18.75 cents per share of our Common Stock on February, 21 2007 to be paid April 15, 2007 to shareholders of record on March 31, 2007.
Derivative Instruments
     Our wholly owned subsidiary, Clear Channel Investments, Inc., terminated its secured forward exchange contract with respect to 8.3 million shares of its investment in XM Satellite Radio Holdings, Inc. on August 2, 2006 by paying the counterparty approximately $83.1 million. The accreted value of the debt was $92.9 million and the fair value of the collar was an asset of $6.0 million resulting in a net gain of approximately $3.8 million.

Debt Maturity
     On November 1, 2006, we redeemed our 6% Senior Notes at their maturity for $750.0 million plus accrued interest with proceeds from our bank credit facility.
     On February 1, 2007, we redeemed our 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from our bank credit facility.
Acquisitions
     Our subsidiary, Clear Channel Outdoor Holdings, Inc., or CCO, completed the acquisition of Interspace on July 1, 2006, by issuing 4.2 million shares of CCO’s Class A Common Stock and approximately $81.3 million in cash. The acquisition was valued at approximately $170.4 million based on CCO’s common shares issued at the closing price on the date of acquisition and the cash consideration paid. The terms of the acquisition provide for additional consideration based on Interspace’s financial performance. As a result, we have accrued $20.9 million of additional purchase consideration as of December 31, 2006.
     We acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash and $10.0 million of deferred purchase consideration during the year ended December 31, 2006. We also acquired Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash, which includes cash paid for Interspace. We also exchanged assets in one of our Americas outdoor markets for assets located in a different market. In addition, our national representation firm acquired representation contracts for $38.1 million in cash and our television business acquired a station for $21.0 million in cash.
Capital Expenditures
(In millions)

	Year Ended December 31, 2006 Capital Expenditures
		Americas	International	Corporate and
	Radio	Outdoor	Outdoor	Other	Total
Non-revenue producing	$99.7	$33.7	$46.3	$16.9	$196.6
Revenue producing	—	56.8	97.1	—	153.9

	$99.7	$90.5	$143.4	$16.9	$350.5

     We define non-revenue producing capital expenditures as those expenditures that are required on a recurring basis. Revenue producing capital expenditures are discretionary capital investments for new revenue streams, similar to an acquisition.
Treasury Stock Transactions
     Our Board of Directors approved two separate share repurchase programs during 2004, each for $1.0 billion. On February 1, 2005, our Board of Directors approved a third $1.0 billion share repurchase program. On August 9, 2005, our Board of Directors authorized an increase in and extension of the February 2005 program, which had $307.4 million remaining, by $692.6 million, for a total of $1.0 billion. On March 9, 2006, our Board of Directors authorized an additional share repurchase program, permitting us to repurchase $600.0 million of our common stock. On September 6, 2006, our Board of Directors authorized an additional share repurchase program, permitting us to repurchase an additional $1.0 billion of our common stock. This increase expires on September 6, 2007, although the program may be discontinued or suspended at anytime prior to its expiration. As of December 31, 2006, 130.9 million shares had been repurchased for an aggregate purchase price of $4.3 billion, including commissions and fees, under the share repurchase programs. We did not repurchase any shares during the fourth quarter of 2006. No additional shares have been repurchased subsequent to December 31, 2006 as the share repurchase program has been suspended, but may be recommenced at any time without notice subject to the terms of the Merger Agreement.
Commitments, Contingencies and Future Obligations
  Commitments and Contingencies
     There are various lawsuits and claims pending against us. We believe that any ultimate liability resulting from those actions or claims will not have a material adverse effect on our results of operations, financial position or liquidity. Although we have recorded accruals based on our current assumptions of the future liability for these lawsuits, it is possible that future results of operations could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See also “Item 3. Legal Proceedings” and “Note I – Commitments and Contingencies” in the Notes to Consolidated Financial Statements in Item 8 included elsewhere in this Report.

     Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. We will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.
   Future Obligations
     In addition to our scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain broadcast facilities, equipment and the majority of the land occupied by our outdoor advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.
     We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, taxis, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. Also, we have non-cancelable contracts in our radio broadcasting operations related to program rights and music license fees.
     In the normal course of business, our broadcasting operations have minimum future payments associated with employee and talent contracts. These contracts typically contain cancellation provisions that allow us to cancel the contract with good cause.
     The scheduled maturities of our credit facility, other long-term debt outstanding, future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, payments under employment/talent contracts, capital expenditure commitments, and other long-term obligations as of December 31, 2006 are as follows:
(In thousands)

	Payment due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1 to 3 Years	3 to 5 Years	5 Years
Long-term Debt
Credit Facility	$966,488	—	966,488	—	—
Other Long-term Debt	6,736,250	336,380	1,867,601	2,002,415	2,529,854
Interest payments on long-term debt	2,079,141	378,863	620,233	401,986	678,059
Non-Cancelable Operating Leases	2,228,976	318,652	559,015	402,436	948,873
Non-Cancelable Contracts	2,814,093	673,672	978,709	471,469	690,243
Employment/Talent Contracts	399,156	170,072	180,540	37,977	10,567
Capital Expenditures	181,469	95,032	65,242	13,465	7,730
Other long-term obligations(1)	290,601	—	47,148	113,094	130,359

Total(2)	$15,696,174	$1,972,671	$5,284,976	$3,442,842	$4,995,685

(1)	Other long-term obligations consist of $59.3 million related to asset retirement obligations recorded pursuant to Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, which assumes the underlying assets will be removed at some period over the next 50 years. Also included is $103.0 million related to the maturity value of loans secured by forward exchange contracts that we accrete to maturity using the effective interest method and can be settled in cash or the underlying shares. These contracts had an accreted value of $81.8 million and the underlying shares had a fair value of $108.9 million recorded on our consolidated balance sheets at December 31, 2006. Also included in the table is $66.3 million related to deferred compensation and retirement plans.

(2)	Excluded from the table is $98.3 million related to the fair value of interest rate swap agreements, cross-currency swap agreements, and secured forward exchange contracts. Also excluded is $399.4 million related to various obligations with no specific contractual commitment or maturity.

Market Risk
Interest Rate Risk
     At December 31, 2006, approximately 31% of our long-term debt, including fixed-rate debt on which we have entered into interest rate swap agreements, bears interest at variable rates. Accordingly, our earnings are affected by changes in interest rates. Assuming the current level of borrowings at variable rates and assuming a two percentage point change in the year’s average interest rate under these borrowings, it is estimated that our 2006 interest expense would have changed by $48.0 million and that our 2006 net income would have changed by $28.3 million. In the event of an adverse change in interest rates, management may take actions to further mitigate its exposure. However, due to the uncertainty of the actions that would be taken and their possible effects, this interest rate analysis assumes no such actions. Further, the analysis does not consider the effects of the change in the level of overall economic activity that could exist in such an environment.
     At December 31, 2006, we had entered into interest rate swap agreements with a $1.3 billion aggregate notional amount that effectively float interest at rates based upon LIBOR. These agreements expire from February 2007 to March 2012. The fair value of these agreements at December 31, 2006 was a liability of $29.8 million.
     On February 1, 2007, our 3.125% Senior Notes and the related interest rate swap agreement matured.
Equity Price Risk
     The carrying value of our available-for-sale and trading equity securities is affected by changes in their quoted market prices. It is estimated that a 20% change in the market prices of these securities would change their carrying value at December 31, 2006 by $45.9 million and would change accumulated comprehensive income (loss) and net income by $18.2 million and $8.8 million, respectively. At December 31, 2006, we also held $16.5 million of investments that do not have a quoted market price, but are subject to fluctuations in their value.
     We maintain derivative instruments on certain of our available-for-sale and trading equity securities to limit our exposure to and benefit from price fluctuations on those securities.
Foreign Currency
     We have operations in countries throughout the world. Foreign operations are measured in their local currencies except in hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. To mitigate a portion of the exposure of international currency fluctuations, we maintain a natural hedge through borrowings in currencies other than the U.S. dollar. In addition, we have U.S. dollar – Euro cross currency swaps which are also designated as a hedge of our net investment in Euro denominated assets. These hedge positions are reviewed monthly. Our foreign operations reported net income of $20.8 million for the year ended December 31, 2006. It is estimated that a 10% change in the value of the U.S. dollar to foreign currencies would change net income for the year ended December 31, 2006 by $2.1 million.
     Our earnings are also affected by fluctuations in the value of the U.S. dollar as compared to foreign currencies as a result of our investments in various countries, all of which are accounted for under the equity method. It is estimated that the result of a 10% fluctuation in the value of the dollar relative to these foreign currencies at December 31, 2006 would change our 2006 equity in earnings of nonconsolidated affiliates by $3.8 million and would change our net income for the same period by approximately $2.2 million.
     This analysis does not consider the implications that such fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.
Recent Accounting Pronouncements
     In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (“Statement 155”). Statement 155 is an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”) and FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“Statement 140”) and allows companies to elect to measure at fair value entire financial instruments containing embedded derivatives that would otherwise have to be accounted for separately. Statement 155 also requires companies to identify interest in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest- and principal-only strips are subject to Statement 133, and amends Statement 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivatives. Statement 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. We adopted Statement 155 on January 1, 2007. The adoption did not materially impact our financial position or results of operations.
     In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 requires that entities recognize in their financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 31, 2006. We continue to evaluate the impact of FIN 48 but do not believe that it will have a material impact on our financial statements.
     In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We will adopt Statement 157 on January 1, 2008 and anticipate that adoption will not materially impact our financial position or results of operations.
     In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement 158”). Statement 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The portions of Statement 158 that apply to us are effective as of the end of the fiscal year ending after December 15, 2006. We adopted Statement 158 as of December 31, 2006 and adoption did not materially impact our financial position or results of operations.
Critical Accounting Estimates
     The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements, included in Item 8 of this Annual Report on Form 10-K. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with our independent auditor and the Audit Committee of our Board of Directors. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Stock Based Compensation
     Prior to January 1, 2006, we accounted for our share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation (“Statement 123”). Under that method, when options were granted with a strike price equal to or greater than market price on date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. Subsequent to January 1, 2006, we account for stock based compensation in accordance with FAS 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.
Allowance for Doubtful Accounts
     We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
     If our agings were to improve or deteriorate resulting in a 10% change in our allowance, it is estimated that our 2006 bad debt expense would have changed by $5.8 million and our 2006 net income would have changed by $3.4 million.
Long-Lived Assets
     Long-lived assets, such as property, plant and equipment are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
     We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
     Using the impairment review described, we found no impairment charge required for the year ended December 31, 2006. If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
     Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
     The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. In accordance with Statement 142, we performed our annual impairment tests as of October 1, 2004, 2005 and 2006 on goodwill. No impairment charges resulted from these tests. We may incur additional impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values and long-term interest rates in general decrease and increase, respectively.
Indefinite-lived Assets
     Indefinite-lived assets are reviewed annually for possible impairment using the direct method as prescribed in SEC Staff Announcement No. D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
     Our key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.

     If actual results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. Our annual impairment test was performed as of October 1, 2006, which resulted in no impairment.
Tax Accruals
     The Internal Revenue Service and other taxing authorities routinely examine our tax returns. From time to time, the IRS challenges certain of our tax positions. We believe our tax positions comply with applicable tax law and we would vigorously defend these positions if challenged. The final disposition of any positions challenged by the IRS could require us to make additional tax payments. We believe that we have adequately accrued for any foreseeable payments resulting from tax examinations and consequently do not anticipate any material impact upon their ultimate resolution.
     The estimate of our tax accruals contains uncertainty because management uses judgment to estimate the exposure associated with our various filing positions.
     Although management believes that our estimates and judgments are reasonable, actual results could differ, and we may be exposed to gains or losses that could be material. To the extent there are changes in the expected outcome of tax examinations, our effective tax rate in a given financial statement period could be materially affected.
Litigation Accruals
     We are currently involved in certain legal proceedings and, as required, have accrued our estimate of the probable costs for the resolution of these claims.
     Management’s estimates used have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.
     It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.
Insurance Accruals
     We are currently self-insured beyond certain retention amounts for various insurance coverages, including general liability and property and casualty. Accruals are recorded based on estimates of actual claims filed, historical payouts, existing insurance coverage and projections of future development of costs related to existing claims.
     Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgment to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of December 31, 2006.
     If actual results are not consistent with our assumptions and judgments, we may be exposed to gains or losses that could be material. A 10% change in our self-insurance liabilities at December 31, 2006, would have affected net earnings by approximately $3.2 million for the year ended December 31, 2006.
Inflation
     Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our broadcasting stations and outdoor display faces.
Ratio of Earnings to Fixed Charges
     The ratio of earnings to fixed charges is as follows:

Year Ended December 31,
2006	2005	2004	2003	2002
2.35	2.31	2.86	3.64	2.58
     The ratio of earnings to fixed charges was computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes less equity in undistributed net income (loss) of unconsolidated affiliates plus fixed charges. Fixed charges represent interest, amortization of debt discount and expense, and the estimated interest portion of rental charges. We had no preferred stock outstanding for any period presented.

ITEM 7A. Quantitative and Qualitative Disclosures about Market Risk
Required information is within Item 7

ITEM 8. Financial Statements and Supplementary Data

Management’s Report On Financial Statements

The consolidated financial statements and notes related thereto were prepared by and are the responsibility of management. The financial statements and related notes were prepared in conformity with U.S. generally accepted accounting principles and include amounts based upon management’s best estimates and judgments.

It is management’s objective to ensure the integrity and objectivity of its financial data through systems of internal controls designed to provide reasonable assurance that all transactions are properly recorded in our books and records, that assets are safeguarded from unauthorized use and that financial records are reliable to serve as a basis for preparation of financial statements.

The financial statements have been audited by our independent registered public accounting firm, Ernst & Young LLP, to the extent required by auditing standards of the Public Company Accounting Oversight Board (United States) and, accordingly, they have expressed their professional opinion on the financial statements in their report included herein.

The Board of Directors meets with the independent registered public accounting firm and management periodically to satisfy itself that they are properly discharging their responsibilities. The independent registered public accounting firm has unrestricted access to the Board, without management present, to discuss the results of their audit and the quality of financial reporting and internal accounting controls.

/s/Mark P. Mays
Chief Executive Officer

/s/Randall T. Mays
President and Chief Financial Officer

/s/Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer
Report of Independent Registered Public Accounting Firm

THE BOARD OF DIRECTORS AND SHAREHOLDERS CLEAR CHANNEL COMMUNICATIONS, INC.

We have audited the accompanying consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index as Item 15(a)2. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clear Channel Communications, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note A to the consolidated financial statements, in 2006 the Company changed its method of accounting for share-based compensation.

As discussed in Note C to the consolidated financial statements, in 2004 the Company changed its method of accounting for indefinite lived intangibles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report, dated February 26, 2007 expressed an unqualified opinion thereon.

                                        /s/ ERNST & YOUNG LLP

San Antonio, Texas
February 26, 2007

CONSOLIDATED BALANCE SHEETS
ASSETS
(In thousands)

	December 31,
	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$114,004	$82,786
Accounts receivable, net of allowance of $57,799 in 2006 and $47,061 in 2005	1,695,348	1,505,650
Prepaid expenses	122,845	114,452
Other current assets	266,141	278,294
Income taxes receivable	7,392	417,112

Total Current Assets	2,205,730	2,398,294

PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	896,515	853,249
Structures	3,601,653	3,327,326
Towers, transmitters and studio equipment	872,400	866,060
Furniture and other equipment	557,096	596,560
Construction in progress	92,647	90,611

	6,020,311	5,733,806
Less accumulated depreciation	2,799,355	2,495,870

	3,220,956	3,237,936

Property, plant and equipment from discontinued operations, net	15,254	17,713

INTANGIBLE ASSETS
Definite-lived intangibles, net	522,817	480,790
Indefinite-lived intangibles – licenses	4,326,592	4,307,289
Indefinite-lived intangibles – permits	260,950	207,921
Goodwill	7,449,851	7,068,364
Intangible assets from discontinued operations, net	49,842	48,865

OTHER ASSETS
Notes receivable	7,587	8,745
Investments in, and advances to, nonconsolidated affiliates	314,647	300,223
Other assets	270,204	302,655
Other investments	245,749	324,581

Total Assets	$18,890,179	$18,703,376

See Notes to Consolidated Financial Statements

LIABILITIES AND SHAREHOLDERS’ EQUITY
(In thousands, except share data)

	December 31,
	2006	2005
CURRENT LIABILITIES
Accounts payable	$156,921	$250,563
Accrued expenses	893,045	731,105
Accrued interest	112,049	97,515
Current portion of long-term debt	336,375	891,185
Deferred income	143,691	116,670
Other current liabilities	21,765	20,275

Total Current Liabilities	1,663,846	2,107,313

Long-term debt	7,326,700	6,155,363
Other long-term obligations	68,509	119,655
Deferred income taxes	740,818	533,631
Other long-term liabilities	698,574	670,590

Minority interest	349,391	290,362
Commitments and contingent liabilities (Note I)

SHAREHOLDERS’ EQUITY
Preferred Stock – Class A, par value $1.00 per share, authorized 2,000,000 shares, no shares issued and outstanding	—	—
Preferred Stock – Class B, par value $1.00 per share, authorized 8,000,000 shares, no shares issued and outstanding	—	—
Common Stock, par value $.10 per share, authorized 1,500,000,000 shares, issued 493,982,851 and 538,287,763 shares in 2006 and 2005, respectively	49,399	53,829
Additional paid-in capital	26,745,687	27,945,725
Retained deficit	(19,054,365)	(19,371,411)
Accumulated other comprehensive income	304,975	201,928
Cost of shares (114,449 in 2006 and 113,890 in 2005) held in treasury	(3,355)	(3,609)

Total Shareholders’ Equity	8,042,341	8,826,462

Total Liabilities and Shareholders’ Equity	$18,890,179	$18,703,376

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004
Revenue	$7,066,957	$6,578,805	$6,600,954
Operating expenses:
Direct operating expenses (includes share-based payments of $17,327, $212 and $930 in 2006, 2005 and 2004, respectively and excludes depreciation and amortization)	2,650,093	2,457,044	2,321,459
Selling, general and administrative expenses (includes share-based payments of $17,825 in 2006 and excludes depreciation and amortization)	1,968,869	1,902,837	1,894,550
Depreciation and amortization	633,823	628,010	627,924
Corporate expenses (includes share-based payments of $9,126, $5,869 and $2,666 in 2006, 2005 and 2004, respectively and excludes depreciation and amortization)	201,752	171,076	167,388
Merger expenses	7,633	—	—
Gain on disposition of assets — net	69,330	51,355	39,576

Operating income	1,674,117	1,471,193	1,629,209
Interest expense	483,974	443,245	367,503
Gain (loss) on marketable securities	2,306	(702)	46,271
Equity in earnings of nonconsolidated affiliates	37,478	38,338	22,285
Other income (expense) — net	(8,421)	11,267	(30,293)

Income before income taxes, minority interest, discontinued operations and cumulative effect of a change in accounting principle	1,221,506	1,076,851	1,299,969
Income tax benefit (expense):
Current	(298,962)	(43,616)	(367,599)
Deferred	(201,855)	(381,740)	(130,314)

Income tax benefit (expense)	(500,817)	(425,356)	(497,913)
Minority interest expense, net of tax	31,927	17,847	7,602

Income before discontinued operations and cumulative effect of a change in accounting principle	688,762	633,648	794,454
Income from discontinued operations, net	2,755	302,014	51,345

Income before cumulative effect of a change in accounting principle	691,517	935,662	845,799
Cumulative effect of a change in accounting principle, net of tax of $2,959,003	—	—	(4,883,968)

Net income (loss)	$691,517	$935,662	$(4,038,169)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	92,810	28,643	50,722
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss) on marketable securities	(60,516)	(48,492)	47,802
Unrealized holding gain (loss) on cash flow derivatives	76,132	56,634	(65,827)
Adjustment for (gain) included in net (loss)	—	—	(32,513)

Comprehensive income (loss)	$799,943	$972,447	$(4,037,985)

Net income (loss) per common share:
Income before discontinued operations and cumulative effect of a change in accounting principle – Basic	$1.37	$1.16	$1.33
Discontinued operations – Basic	.01	.55	.09
Cumulative effect of a change in accounting principle – Basic	—	—	(8.19)

Net income (loss) – Basic	$1.38	$1.71	$(6.77)

Income before discontinued operations and cumulative effect of a change in accounting principle – Diluted	$1.37	$1.16	$1.33
Discontinued operations – Diluted	.01	.55	.08
Cumulative effect of a change in accounting principle – Diluted	—	—	(8.16)

Net income (loss) – Diluted	$1.38	$1.71	$(6.75)

Dividends declared per share	$.75	$.69	$.45
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In thousands, except share data)

					Accumulated
	Common		Additional		Other
	Shares		Paid-in	Retained	Comprehensive		Treasury
	Issued	Common Stock	Capital	(Deficit)	Income (Loss)	Other	Stock	Total
Balances at December 31, 2003	616,321,231	$61,632	$30,950,820	$(15,630,387)	$194,406	$(1,293)	$(21,239)	$15,553,939
Net loss				(4,038,169)				(4,038,169)
Dividends declared				(265,221)				(265,221)
Common Stock issued for business acquisitions	933,521	93	31,405					31,498
Purchase of common shares							(1,841,482)	(1,841,482)
Treasury shares retired and cancelled	(51,553,602)	(5,155)	(1,838,115)				1,843,270	—
Exercise of stock options and other	1,871,586	187	36,711				6,747	43,645
Amortization and adjustment of deferred compensation			2,774			1,080	(170)	3,684
Currency translation adjustment					50,722			50,722
Unrealized gains (losses) on cash flow derivatives					(65,827)			(65,827)
Unrealized gains (losses) on investments					15,289			15,289

Balances at December 31, 2004	567,572,736	56,757	29,183,595	(19,933,777)	194,590	(213)	(12,874)	9,488,078
Net income				935,662				935,662
Dividends declared				(373,296)				(373,296)
Spin-off of Live Nation			(687,206)		(29,447)			(716,653)
Gain on sale of subsidiary common stock			479,699					479,699
Purchase of common shares							(1,070,204)	(1,070,204)
Treasury shares retired and cancelled	(32,800,471)	(3,280)	(1,067,175)				1,070,455	—
Exercise of stock options and other	3,515,498	352	31,012				8,558	39,922
Amortization and adjustment of deferred compensation			5,800			213	456	6,469
Currency translation adjustment					28,643			28,643
Unrealized gains (losses) on cash flow derivatives					56,634			56,634
Unrealized gains (losses) on investments					(48,492)			(48,492)

Balances at December 31, 2005	538,287,763	53,829	27,945,725	(19,371,411)	201,928	—	(3,609)	8,826,462
Net income				691,517				691,517
Dividends declared				(374,471)				(374,471)
Subsidiary common stock issued for a business acquisition			67,873					67,873
Purchase of common shares							(1,371,462)	(1,371,462)
Treasury shares retired and cancelled	(46,729,900)	(4,673)	(1,367,032)				1,371,705	—
Exercise of stock options and other	2,424,988	243	60,139				11	60,393
Amortization and adjustment of deferred compensation			38,982					38,982
Currency translation adjustment					87,431			87,431
Unrealized gains (losses) on cash flow derivatives					76,132			76,132
Unrealized gains (losses) on investments					(60,516)			(60,516)

Balances at December 31, 2006	493,982,851	$49,399	$26,745,687	$(19,054,365)	$304,975	$—	$(3,355)	$8,042,341

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$691,517	$935,662	$(4,038,169)
Less: Income from discontinued operations, net	2,755	302,014	51,345

Net income (loss) from continuing operations	688,762	633,648	(4,089,514)

Reconciling Items:

Cumulative effect of a change in accounting principle, net of tax	—	—	4,883,968
Depreciation	483,067	473,816	494,544
Amortization of intangibles	150,756	154,194	133,380
Deferred taxes	201,855	381,740	130,314
Provision for doubtful accounts	35,939	35,289	38,146
Amortization of deferred financing charges, bond premiums and accretion of note discounts, net	3,462	2,042	5,558
Share-based compensation	44,278	6,081	3,596
(Gain) loss on sale of operating and fixed assets	(69,330)	(47,883)	(29,276)
(Gain) loss on sale of available-for-sale securities	—	—	(48,429)
(Gain) loss on forward exchange contract	18,161	18,194	17,398
(Gain) loss on trading securities	(20,467)	(17,492)	(15,240)
Equity in earnings of nonconsolidated affiliates	(37,478)	(38,338)	(22,285)
Minority interest, net of tax	31,927	17,847	7,602
Increase (decrease) other, net	8,835	(10,816)	(12,765)

Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease (increase) in accounts receivable	(202,347)	(25,319)	481
Decrease (increase) in prepaid expenses	(23,980)	15,389	(21,304)
Decrease (increase) in other current assets	2,474	43,049	29,019
Increase (decrease) in accounts payable, accrued expenses and other liabilities	83,363	(34,700)	22,545
Federal income tax refund	390,438	—	—
Increase (decrease) in accrued interest	14,567	3,411	1,611
Increase (decrease) in deferred income	11,656	(18,385)	(15,841)
Increase (decrease) in accrued income taxes	25,641	(191,506)	28,047

Net cash provided by operating activities	1,841,579	1,400,261	1,541,555
See Notes to Consolidated Financial Statements

	Year Ended December 31,
	2006	2005	2004
CASH FLOWS FROM INVESTING ACTIVITIES:
Liquidation of restricted cash	—	—	299
Decrease (increase) in notes receivable, net	1,418	946	(51)
Decrease (increase) in investments in, and advances to nonconsolidated affiliates — net	20,541	15,239	6,804
Proceeds from cross currency settlement of interest due	1,607	734	(566)
Purchase of other investments	(788)	(891)	(1,841)
Proceeds from sale of available-for-sale-securities	—	370	627,505
Purchases of property, plant and equipment	(350,493)	(325,725)	(283,160)
Proceeds from disposal of assets	100,329	102,001	30,710
Proceeds from divestitures placed in restricted cash	—	—	47,838
Acquisition of operating assets	(362,164)	(165,235)	(165,159)
Acquisition of operating assets with restricted cash	—	—	(47,564)
Decrease (increase) in other — net	(51,863)	(14,625)	(55,339)

Net cash provided by (used in) investing activities	(641,413)	(387,186)	159,476

CASH FLOWS FROM FINANCING ACTIVITIES:
Draws on credit facilities	3,383,667	1,934,000	5,087,334
Payments on credit facilities	(2,700,004)	(1,986,045)	(5,457,033)
Proceeds from long-term debt	783,997	—	1,244,018
Payments on long-term debt	(866,352)	(236,703)	(609,455)
Payment to terminate forward exchange contract	(83,132)	—	¯
Proceeds from exercise of stock options, stock purchase plan and common stock warrants	57,452	40,239	31,535
Dividends paid	(382,776)	(343,321)	(255,912)
Proceeds from initial public offering	—	600,642	—
Payments for purchase of common shares	(1,371,462)	(1,070,204)	(1,841,482)

Net cash used in financing activities	(1,178,610)	(1,061,392)	(1,800,995)

CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	5,804	20,522	211,039
Net cash provided by (used in) investing activities	3,858	(160,758)	(84,112)
Net cash provided by (used in) financing activities	—	240,000	(2,598)

Net cash provided by discontinued operations	9,662	99,764	124,329
Net increase (decrease) in cash and cash equivalents	31,218	51,447	24,365
Cash and cash equivalents at beginning of year	82,786	31,339	6,974

Cash and cash equivalents at end of year	$114,004	$82,786	$31,339

SUPPLEMENTAL DISCLOSURE:
Cash paid during the year for:
Interest	$461,398	$430,382	$368,578
Income taxes	—	193,723	263,525
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF
SIGNIFICANT ACCOUNTING POLICIES
Nature of Business
Clear Channel Communications, Inc., (the “Company”) incorporated in Texas in 1974, is a diversified media company with three principal business segments: radio broadcasting, Americas outdoor advertising and international outdoor advertising. The Company’s radio broadcasting segment owns, programs and sells airtime generating revenue from the sale of national and local advertising. The Company’s Americas and international outdoor advertising segments own or operate advertising display faces domestically and internationally.
The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 16, 2006, among the Company, BT Triple Crown Merger Co., Inc., a Delaware corporation (“Merger Sub”), B Triple Crown Finco, LLC, a Delaware limited liability company and T Triple Crown Finco, LLC, a Delaware limited liability company (together with B Triple Crown Finco, LLC, the “Fincos”), which provides for the Company’s recapitalization by the merger of Merger Sub with and into the Company. The Fincos were formed by private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. solely for the purpose of entering into the Merger and consummating the transactions contemplated by the Merger. Pursuant to the Merger each share of the Company’s common stock, other than those shares (i) held in Company treasury stock or owned by Merger Sub immediately prior to the effective time of the merger, (ii) held by shareholders who properly exercise their appraisal rights under Texas law, if any, and (iii) shares held by certain employees of the Company who have agreed with the Fincos to convert equity securities of the Company held by them into equity securities of the surviving corporation will be converted into the right to receive $37.60 in cash, without interest, and less any applicable withholding tax. The transaction is subject to shareholder approval, antitrust clearances, FCC approval and other customary closing conditions. The Company filed its definitive proxy statement with the Securities and Exchange Commission (“SEC”) on January 29, 2007 and the shareholder meeting will be held March 21, 2007.
Under the Merger, the Company has agreed among other things that, subject to certain exceptions, until completion of the merger, the Company will not take any of the following actions unless the private equity funds give their prior written consent:
•	Issue, sell, pledge, dispose, encumber or grant any equity securities or convertible securities of the Company, except in limited circumstances with respect to certain shares and stock options pursuant to employee benefit plans;

•	Acquire any business organization or any division thereof or any material amount of assets with a purchase price in excess of $150.0 million in the aggregate;

•	Adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any equity securities or convertible securities of the Company;

•	Create, incur, guarantee or assume any indebtedness except for indebtedness: (i) incurred under the Company’s existing $1.75 billion credit facility, (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of the Merger, (iii) as otherwise required in the ordinary course of the Company’s business consistent with past practice, or (iv) in an aggregate principal amount not to exceed $250.0 million;

•	Sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber, or subject to any lien or otherwise dispose of any asset or any portion of the Company’s properties or assets with a sale price in excess of $50.0 million except for the announced plan to sell 448 of the Company’s radio stations and all of its television stations;

•	Make any capital expenditure in excess of $50.0 million individually, or $100 million in the aggregate, except for any capital expenditures in aggregate amounts consistent with past practice or as required pursuant to new contracts entered into in the ordinary course of business.

On November 16, 2006, the Company announced plans to sell 448 of its radio stations, all located outside the top 100 U.S. media markets, as well as all of its television stations. The sale of these assets is not contingent on the closing of the Merger. Definitive asset purchase agreements were signed for the sale of 39 radio stations as of December 31, 2006. These stations, along with 5 stations which were sold in the fourth quarter of 2006, were classified as assets held for sale in our consolidated balance sheet and as discontinued operations in our consolidated statements of operations in accordance with Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“Statement 144”). As a result, the historical footnote disclosures have been revised to exclude amounts related to these stations.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.
Cash and Cash Equivalents
Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.
Allowance for Doubtful Accounts
The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes is concentration of credit risk is limited due to the large number and the geographic diversification of its customers.
Land Leases and Other Structure Licenses
Most of the Company’s outdoor advertising structures are located on leased land. Americas outdoor land rents are typically paid in advance for periods ranging from one to twelve months. International outdoor land rents are paid both in advance and in arrears, for periods ranging from one to twelve months. Most international street furniture display faces are operated through contracts with the municipalities for up to 20 years. The street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and license and rent payments in arrears are recorded as an accrued liability.
Purchase Accounting
The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accrues these payments under the guidance in Emerging Issues Task Force issue 95-8: Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, after the contingencies have been resolved.

Property, Plant and Equipment
Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
Buildings and improvements — 10 to 39 years
Structures — 5 to 40 years
Towers, transmitters and studio equipment — 7 to 20 years
Furniture and other equipment — 3 to 20 years
Leasehold improvements — shorter of economic life or lease term
Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflects the risk inherent in future cash flows. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in depreciation expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
Intangible Assets
The Company classifies intangible assets as definite-lived, indefinite-lived or goodwill. Definite-lived intangibles include primarily transit and street furniture contracts, talent, and representation contracts, all of which are amortized over the respective lives of the agreements, typically four to fifteen years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. Indefinite-lived intangibles include broadcast FCC licenses and billboard permits. The excess cost over fair value of net assets acquired is classified as goodwill. The indefinite-lived intangibles and goodwill are not subject to amortization, but are tested for impairment at least annually.
The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the undiscounted cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the undiscounted cash flow amount, an impairment charge is recorded in amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.
The Company performs its annual impairment test for its FCC licenses and permits using a direct valuation technique as prescribed by the Emerging Issues Task Force (“EITF”) Topic D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill (“D-108”), which the Company adopted in the fourth quarter of 2004. Certain assumptions are used under the Company’s direct valuation technique, including market penetration leading to revenue potential, profit margin, duration and profile of the build-up period, estimated start-up cost and losses incurred during the build-up period, the risk adjusted discount rate and terminal values. The Company utilizes Duff and Phelps, L.L.C., a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its FCC licenses and permits. Impairment charges, other than the charge taken under the transitional rules of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“Statement 142”) and D-108, are recorded in amortization expense in the statement of operations.
At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. Certain assumptions are used in determining the fair value, including assumptions about future cash flows, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges, other than the charge taken under the transitional rules of Statement 142 are recorded in amortization expense on the statement of operations.
Other Investments
Other investments are composed primarily of equity securities. These securities are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical value when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported as a separate component of shareholders’ equity. The net unrealized gains or losses on the trading securities are reported in the statement of operations. In addition, the Company holds investments that do not have quoted market prices. The Company periodically reviews the value of available-for-sale, trading and non-marketable securities and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities.
Nonconsolidated Affiliates
In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.
Financial Instruments
Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities, and short-term borrowings approximated their fair values at December 31, 2006 and 2005.
Income Taxes
The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or all of the asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
Revenue Recognition
Radio broadcasting revenue is recognized as advertisements or programs are broadcast and is generally billed monthly. Outdoor advertising contracts typically cover periods of up to three years and are generally billed monthly. Revenue for outdoor advertising space rental is recognized ratably over the term of the contract. Advertising revenue is reported net of agency commissions. Agency commissions are calculated based on a stated percentage applied to gross billing revenue for the Company’s broadcasting and outdoor operations. Payments received in advance of being earned are recorded as deferred income.
Barter transactions represent the exchange of airtime or display space for merchandise or services. These transactions are generally recorded at the fair market value of the airtime or display space or the fair value of the merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are broadcasted or displayed. Expenses are recorded ratably over a period that estimates when the merchandise or service received is utilized or the event occurs. Barter and trade revenues from continuing operations for the years ended December 31, 2006, 2005 and 2004, were approximately $104.0 million, $102.0 million and $124.7 million, respectively, and are included in total revenues. Barter and trade expenses from continuing operations for the years ended December 31, 2006, 2005 and 2004, were approximately $101.6 million, $95.9 million and $132.5 million, respectively, and are included in selling, general and administrative expenses.

Share-Based Payments
The Company adopted Financial Accounting Standard No. 123 (R), Share-Based Payment (“Statement 123(R)”), on January 1, 2006 using the modified-prospective-transition method. Under the fair value recognition provisions of this statement, stock based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, the Company’s results of operations could be materially impacted.
Derivative Instruments and Hedging Activities
Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities, (“Statement 133”), requires the Company to recognize all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship, and further, on the type of hedging relationship. For derivative instruments that are designated and qualify as hedging instruments, the Company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company formally assesses, both at inception and at least quarterly thereafter, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in either the fair value or cash flows of the hedged item. If a derivative ceases to be a highly effective hedge, the Company discontinues hedge accounting. The Company accounts for its derivative instruments that are not designated as hedges at fair value, with changes in fair value recorded in earnings. The Company does not enter into derivative instruments for speculation or trading purposes.
Foreign Currency
Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of shareholders’ equity, “Accumulated other comprehensive income”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.
Advertising Expense
The Company records advertising expense as it is incurred. Advertising expenses from continuing operations of $140.2 million, $168.6 million and $174.9 million were recorded during the years ended December 31, 2006, 2005 and 2004, respectively as a component of selling, general and administrative expenses.
Use of Estimates
     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
New Accounting Pronouncements
In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments (“Statement 155”). Statement 155 is an amendment of FASB Statement No.

133, Accounting for Derivative Instruments and Hedging Activities (“Statement 133”) and FASB Statement 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“Statement 140”) and allows companies to elect to measure at fair value entire financial instruments containing embedded derivatives that would otherwise have to be accounted for separately. Statement 155 also requires companies to identify interest in securitized financial assets that are freestanding derivatives or contain embedded derivatives that would have to be accounted for separately, clarifies which interest- and principal-only strips are subject to Statement 133, and amends Statement 140 to revise the conditions of a qualifying special purpose entity due to the new requirement to identify whether interests in securitized financial assets are freestanding derivatives or contain embedded derivatives. Statement 155 is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company will adopt Statement 155 on January 1, 2007 and does not anticipate adoption to materially impact its financial position or results of operations.
In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement 109 (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a recognition threshold for tax positions taken or expected to be taken in a tax return. FIN 48 requires that entities recognize in their financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. FIN 48 is effective for fiscal years beginning after December 31, 2006. The Company continues to evaluate the impact of FIN 48 but does not believe that it will have a material impact on the Company’s financial statements.
In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“Statement 157”). Statement 157 defines fair value, establishes a framework for measuring fair value and expands disclosure requirements for fair value measurements. Statement 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. Statement 157 does not expand the use of fair value in any new circumstances. Statement 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company will adopt Statement 157 on January 1, 2008 and anticipates that adoption will not materially impact its financial position or results of operations.
In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“Statement 158”). Statement 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The portions of Statement 158 that apply to the Company are effective as of the end of the fiscal year ending after December 15, 2006. The Company adopted Statement 158 as of December 31, 2006 and adoption did not materially impact its financial position or results of operations.
NOTE B — STRATEGIC REALIGNMENT
Initial Public Offering (“IPO”) of Clear Channel Outdoor Holdings, Inc. (“CCO”)
The Company completed the IPO on November 11, 2005, which consisted of the sale of 35.0 million shares, for $18.00 per share, of Class A common stock of CCO, its indirect, wholly owned subsidiary prior to the IPO. After completion of the IPO, the Company owns all 315.0 million shares of CCO’s outstanding Class B common stock, representing approximately 90% of the outstanding shares of CCO’s common stock and approximately 99% of the total voting power of CCO’s common stock. The net proceeds from the offering, after deducting underwriting discounts and offering expenses, were approximately $600.6 million. All of the net proceeds of the offering were used to repay a portion of the outstanding balances of intercompany notes owed to the Company by CCO. Under the guidance in SEC Staff Accounting Bulletin Topic 5H, Accounting for Sales of Stock by a Subsidiary, the Company has recorded approximately $120.9 million of minority interest and $479.7 million of additional paid in capital on its consolidated balance sheet at December 31, 2005 as a result of this transaction.

Spin-off of Live Nation
On December 2, 2005, the Company’s Board of Directors approved the spin-off of Live Nation, made up of the Company’s former live entertainment segment and sports representation business. The spin-off closed December 21, 2005 by way of a pro rata dividend to the Company’s shareholders, which reduced shareholders’ equity by $716.7 million. The spin-off consisted of a dividend of .125 share of Live Nation common stock for each share of the Company’s common stock held on December 21, 2005, the date of the distribution. Additionally, Live Nation repaid approximately $220.0 million of intercompany notes owed to the Company by Live Nation. The Company does not own any shares of Live Nation common stock after the spin-off. Operating results of Live Nation are reported in discontinued operations through December 21, 2005. The spin-off resulted in a $2.4 billion capital loss for tax purposes, $890.7 million of which was utilized in 2005 or carried back to offset capital gains incurred in prior years and the remaining $1.5 billion was recorded as a deferred tax asset with an equivalent offsetting valuation allowance at December 31, 2005. The $890.7 million capital loss resulted in a current income tax benefit of $314.1 million in 2005, which is included in income from discontinued operations, net.
The Company’s consolidated statements of operations have been restated to reflect Live Nation’s results of operations in discontinued operations for the years ended December 31, 2005 and 2004. The following table displays financial information for Live Nation’s discontinued operations for the years ended December 31, 2005 and 2004:

(In thousands)	2005(1)	2004
Revenue (including sales to other Company segments of $0.7 million, $0.8 million for the years ended December 31, 2005 and 2004, respectively.)	$2,858,481	$2,804,347
Income before income taxes and cumulative effect of a change in accounting principle	$(16,215)	$68,037

(1)	Includes the results of operations for Live Nation through December 21, 2005.
Included in income from discontinued operations, net is an income tax benefit of $316.7 million, primarily related to the portion of the capital loss discussed above, which was realized in 2005, and income tax expense of $19.0 million for the year ended December 31, 2004.
Transactions with Live Nation
The Company agreed to provide transitional services to Live Nation after the spin-off. The services terminated at various times, generally ranging from two months to one year after the completion of the spin-off. The Company provided certain transitional administrative and support services such as treasury, payroll and other financial related services; human resources and employee benefits; legal and related services; information systems, network and related services; investment services; corporate services and tax services. The charges for the transition services were intended to allow the Company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket expenses, generally without profit. The allocation of costs was based on various measures depending on the service provided, including relative revenue, employee headcount or number of users of a service. The Company received $4.8 million for these services during 2006.
The Company sells advertising and other services to Live Nation. For the year ended December 31, 2006 the Company recorded $4.3 million of revenue for these advertisements. It is the Company’s opinion that these transactions were recorded at fair value.
Discontinued Operations and Assets Held for Sale
On November 16, 2006, the Company announced plans to sell certain radio markets, comprising 448 of its radio stations. These markets are located outside the top 100 U.S. media markets. As of December 31, 2006, the Company had sold 5 radio stations and signed definitive asset purchase agreements to sell 39 radio stations for an aggregate of approximately $80.8 million in cash in these markets. The closing of the transactions under definitive asset purchase agreements will be subject to antitrust clearances, FCC approval and other customary closing conditions. The Company determined that each of these markets represents a disposal group. Consistent with the provisions of Statement 144, the Company classified these markets’ assets and liabilities that are subject to transfer under the definitive asset purchase agreements as “held for sale” at December 31, 2006 and 2005. Accordingly, depreciation and amortization associated with these assets was discontinued. Additionally, the Company determined that these markets comprise operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. Therefore, the results of operations for these markets were presented as discontinued operations, net of tax, for all periods presented. As of December 31, 2006, the Company determined that the estimated fair value less costs to sell attributable to these markets was in excess of the carrying value of their related net assets held for sale.
Summarized operating results from these markets are as follows:

(In thousands)	2006	2005	2004
Revenue	$32,455	$31,613	$33,936
Income before income taxes and cumulative effect of a change in accounting principle	$4,669	$2,477	$3,789
Included in income from discontinued operations, net is income tax expense of $1.9 million, $1.0 million and $1.5 million for the years ended December 31, 2006, 2005 and 2004, respectively.
NOTE C — INTANGIBLE ASSETS AND GOODWILL
Definite-lived Intangibles
The Company has definite-lived intangible assets which consist primarily of transit and street furniture contracts and other contractual rights in the outdoor segments, talent and program right contracts in the radio segment, and in the Company’s other segment, representation contracts for non-affiliated radio and television stations, all of which are amortized over the respective lives of the agreements. Other definite-lived intangible assets are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The following table presents the gross carrying amount and accumulated amortization for each major class of definite-lived intangible assets at December 31, 2006 and 2005:

	2006		2005
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Amount	Amortization	Amount	Amortization
Transit, street furniture, and other outdoor contractual rights	$821,364	$530,063	$651,455	$408,018
Talent contracts	125,270	115,537	202,161	175,553
Representation contracts	349,493	175,658	313,004	133,987
Other	124,881	76,933	135,782	104,054

Total	$1,421,008	$898,191	$1,302,402	$821,612

Total amortization expense from continuing operations related to definite-lived intangible assets for the years ended December 31, 2006, 2005 and 2004 was $150.8 million, $154.2 million and $133.4 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2006:
(In thousands)

2007	$96,877
2008	79,059
2009	66,727
2010	50,303
2011	42,420
As acquisitions and dispositions occur in the future and as purchase price allocations are finalized, amortization expense may vary.

Indefinite-lived Intangibles
The Company’s indefinite-lived intangible assets consist of FCC broadcast licenses and billboard permits. FCC broadcast licenses are granted to both radio and television stations for up to eight years under the Telecommunications Act of 1996. The Act requires the FCC to renew a broadcast license if: it finds that the station has served the public interest, convenience and necessity; there have been no serious violations of either the Communications Act of 1934 or the FCC’s rules and regulations by the licensee; and there have been no other serious violations which taken together constitute a pattern of abuse. The licenses may be renewed indefinitely at little or no cost. The Company does not believe that the technology of wireless broadcasting will be replaced in the foreseeable future. The Company’s billboard permits are issued in perpetuity by state and local governments and are transferable or renewable at little or no cost. Permits typically include the location for which the permit allows the Company the right to operate an advertising structure. The Company’s permits are located on either owned or leased land. In cases where the Company’s permits are located on leased land, the leases are typically from 10 to 20 years and renew indefinitely, with rental payments generally escalating at an inflation based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. The Company does not amortize its FCC broadcast licenses or billboard permits. The Company tests these indefinite-lived intangible assets for impairment at least annually.
The SEC staff issued D-108 at the September 2004 meeting of the EITF. D-108 states that the residual method should no longer be used to value intangible assets other than goodwill. Rather, D-108 requires that a direct method be used to value intangible assets other than goodwill. Prior to adoption of D-108, the Company recorded its acquisition at fair value using an industry accepted income approach. The value calculated using the income approach was allocated to the indefinite-lived intangibles after deducting the value of tangible and intangible assets, as well as estimated costs of establishing a business at the market level. The Company used a similar approach in its annual impairment test prior to its adoption of D-108.
D-108 requires that an impairment test be performed upon adoption using a direct method for valuing intangible assets other than goodwill. Under the direct method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.
Under the direct method, the Company continues to aggregate its indefinite-lived intangible assets at the market level for purposes of impairment testing as prescribed by EITF 02-07, Unit of Accounting for Testing Impairment of Indefinite-Lived Intangible Assets. The Company’s key assumptions using the direct method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average station within a market.
The Company’s adoption of the direct method resulted in an aggregate fair value of its indefinite-lived intangible assets that was less than the carrying value determined under its prior method. As a result of the adoption of D-108, the Company recorded a non-cash charge of $4.9 billion, net of deferred taxes of $3.0 billion as a cumulative effect of a change in accounting principle during the fourth quarter of 2004. The non-cash charge of $4.9 billion, net of tax is comprised of a non-cash charge of $4.7 billion and $.2 billion within our broadcasting FCC licenses and our outdoor permits, respectively.

Goodwill
The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2005 and 2006:

		Americas	International
(In thousands)	Radio	Outdoor	Outdoor	Other	Total
Balance as of December 31, 2004	$6,325,598	$398,065	$389,629	$29,139	$7,142,431
Acquisitions	7,497	1,896	4,407	2,957	16,757
Foreign currency	—	—	(50,232)	—	(50,232)
Adjustments	(55,285)	6,003	(193)	8,883	(40,592)

Balance as of December 31, 2005	6,277,810	405,964	343,611	40,979	7,068,364
Acquisitions	42,761	249,527	42,222	8,084	342,594
Dispositions	(10,532)	(1,913)	—	—	(12,445)
Foreign currency	—	14,085	40,109	—	54,194
Adjustments	(2,872)	323	(312)	5	(2,856)

Balance as of December 31, 2006	$6,307,167	$667,986	$425,630	$49,068	$7,449,851

Included in the Americas’ acquisitions amount above is $148.6 million related to the acquisition of Interspace, all of which is expected to be deductible for tax purposes.
NOTE D — BUSINESS ACQUISITIONS
2006 Acquisitions
CCO completed the acquisition of Interspace on July 1, 2006, by issuing 4.2 million shares of CCO’s Class A common stock and the payment of approximately $81.3 million. The acquisition was valued at approximately $170.4 million based on CCO’s common shares issued at the closing share price on the date of acquisition and the cash consideration paid. The terms of the acquisition provide for additional consideration based on Interspace’s financial performance. As a result, the Company has accrued $20.9 million of additional purchase consideration as of December 31, 2006. Interspace’s 2005 revenues and operating expenses (excluding depreciation and amortization) were approximately $45.8 million and $32.5 million, respectively.
The Company acquired radio stations for $16.4 million and a music scheduling company for $44.3 million in cash plus $10.0 million of deferred purchase consideration during the year ended December 31, 2006. The Company also acquired Americas and international outdoor display faces and additional equity interests in international outdoor companies for $242.4 million in cash, which includes cash paid for Interspace. The Company exchanged assets in one of its Americas outdoor markets for assets located in a different market and recognized a gain of $13.2 million in “Gain on disposition of assets — net”. In addition, the Company’s national representation firm acquired representation contracts for $38.1 million in cash and its television business acquired a station for $21.0 million in cash.
2005 Acquisitions
During 2005 the Company acquired radio stations for $12.5 million in cash. The Company also acquired Americas outdoor display faces for $113.2 million in cash. The Company’s international outdoor segment acquired display faces for $17.1 million and increased its investment to a controlling majority interest in Clear Media Limited for $8.9 million. Clear Media is a Chinese outdoor advertising company and as a result of consolidating its operations during the third quarter of 2005, the acquisition resulted in an increase in the Company’s cash of $39.7 million. Also, the Company’s national representation business acquired new contracts for a total of $47.7 million and the Company’s television business acquired a television station for $5.5 million.

2004 Acquisitions
Medallion Merger
On September 3, 2004, the Company closed its merger with Medallion Taxi Media, Inc., (“Medallion”). Pursuant to the terms of the agreement, the Company exchanged approximately .9 million shares of its common stock for 100% of the outstanding stock of Medallion, valuing this merger at approximately $33.6 million. Medallion’s operations include advertising displays placed on the top of taxi cabs. The Company began consolidating the results of operations on September 3, 2004.
In addition to the above, during 2004 the Company acquired radio stations for $59.4 million in cash and $38.9 million in restricted cash. The Company also acquired outdoor display faces for $60.9 million in cash and acquired equity interest in international outdoor companies for $2.5 million in cash. Also, the Company acquired two television stations for $10.0 million in cash and $8.7 million in restricted cash and our national representation business acquired new contracts for a total of $32.4 million in cash during the year ended December 31, 2004. Finally, the Company exchanged outdoor advertising assets, valued at $23.7 million for other outdoor advertising assets valued at $32.3 million. As a result of this exchange, the Company recorded a gain of $8.6 million in “Gain on disposition of assets – net”.
Acquisition Summary
The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2006 and 2005:
(In thousands)

	2006	2005
Property, plant and equipment	$51,275	$157,082
Accounts receivable	18,785	30,301
Definite lived intangibles	177,554	70,182
Indefinite-lived intangible assets	43,612	9,402
Goodwill	260,922	16,365
Investments	2,409	805
Other assets	19,528	49,651

	574,085	333,788
Other liabilities	(79,320)	(63,594)
Minority interests	(15,293)	(101,133)
Deferred tax	(21,361)	(3,826)
Subsidiary common stock issued, net of minority interests	(67,873)	—

	(183,847)	(168,553)

Less: fair value of net assets exchanged in swap	(28,074)	—

Cash paid for acquisitions	$362,164	$165,235

The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.
Restructuring
The Company has restructuring liabilities related to its 2000 acquisition of AMFM Inc. (“AMFM”), and the 2002 acquisition of The Ackerley Group, Inc. (“Ackerley”). The balance at December 31, 2006 of $4.9 million was comprised of $0.4 million of severance costs and $4.5 million of lease termination costs. During the year ended December 31, 2006, $0.4 million was paid and charged to severance.

In addition to the AMFM and Ackerley restructurings, the Company restructured its outdoor operations in France in the third quarter of 2005. As a result, the Company recorded $26.6 million in restructuring costs as a component of selling, general and administrative expenses. Of the $26.6 million, $22.5 million was related to severance costs and $4.1 million was related to other costs. During 2006, $11.8 million of related costs were paid and charged to the restructuring accrual. As of December 31, 2006, the accrual balance was $11.0 million.
NOTE E – INVESTMENTS
The Company’s most significant investments in nonconsolidated affiliates are listed below:
Australian Radio Network
The Company owns a fifty-percent (50%) interest in Australian Radio Network (“ARN”), an Australian company that owns and operates radio stations in Australia and New Zealand.
Grupo ACIR Comunicaciones
The Company owns a forty-percent (40%) interest in Grupo ACIR Comunicaciones (“ACIR”), a Mexican radio broadcasting company. ACIR owns and operates radio stations throughout Mexico.
Summarized Financial Information
The following table summarizes the Company’s investments in these nonconsolidated affiliates:
(In thousands)

			All
	ARN	ACIR	Others	Total
At December 31, 2005	$138,256	$62,675	$99,292	$300,223
Acquisition (disposition) of investments	—	—	2,408	2,408
Other, net	(14,878)	—	(5,477)	(20,355)
Equity in net earnings (loss)	24,520	5,865	7,093	37,478
Foreign currency transaction adjustment	(1,170)	—	—	(1,170)
Foreign currency translation adjustment	(1,082)	(280)	(2,575)	(3,937)

At December 31, 2006	$145,646	$68,260	$100,741	$314,647

The investments in the table above are not consolidated, but are accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates”. There was interest income derived from transactions with nonconsolidated affiliates of $3.4 million in 2004 recorded in the statement of operations as “Equity in earnings of nonconsolidated affiliates.” Accumulated undistributed earnings included in retained deficit for these investments were $112.6 million, $90.1 million and $67.4 million for December 31, 2006, 2005 and 2004, respectively.

Other Investments
Other investments of $245.7 million and $324.6 million at December 31, 2006 and 2005, respectively, include marketable equity securities and other investments classified as follows:
(In thousands)

	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2006
Available-for sale	$154,297	$118,563	$—	$118,563	$35,734
Trading	74,953	67,695	—	67,695	7,258
Other cost investments	16,499	—	—	—	16,499

Total	$245,749	$186,258	$—	$186,258	$59,491

(In thousands)

	Fair	Unrealized
Investments	Value	Gains	(Losses)	Net	Cost
2005
Available-for sale	$251,904	$216,170	$—	$216,170	$35,734
Trading	54,486	47,228	—	47,228	7,258
Other cost investments	18,191	—	—	—	18,191

Total	$324,581	$263,398	$—	$263,398	$61,183

A certain amount of the Company’s trading securities secure its obligations under forward exchange contracts discussed in Note H.
Accumulated net unrealized gain (loss) on available-for-sale securities, net of tax, of $76.1 million and $136.6 million were recorded in shareholders’ equity in “Accumulated other comprehensive income” at December 31, 2006 and 2005, respectively. The net unrealized gain (loss) on trading securities of $20.5 million and $17.5 million for the years ended December 31, 2006 and 2005, respectively, is recorded on the statement of operations in “Gain (loss) on marketable securities”. Other cost investments include various investments in companies for which there is no readily determinable market value.
During 2004, the Company sold its remaining investment in Univision Corporation for $599.4 million in net proceeds. As a result, it recorded a gain of $47.0 million in “Gain (loss) on marketable securities”.
NOTE F — ASSET RETIREMENT OBLIGATION
The Company has an asset retirement obligation of $59.3 million as of December 31, 2006 which is reported in “Other long-term liabilities”. The liability relates to the Company’s obligation to dismantle and remove its outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease. The liability is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 50 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.
The following table presents the activity related to the Company’s asset retirement obligation:
(In thousands)

	2006	2005
Balance at January 1	$49,807	$49,216
Adjustment due to change in estimate of related costs	7,581	(1,344)
Accretion of liability	3,539	3,616
Liabilities settled	(1,647)	(1,681)

Balance at December 31	$59,280	$49,807

NOTE G — LONG-TERM DEBT
     Long-term debt at December 31, 2006 and 2005 consisted of the following:
(In thousands)

	December 31,
	2006	2005
Bank credit facilities	$966,488	$292,410
Senior Notes:
6.25% Senior Notes Due 2011	750,000	—
6.0% Senior Notes Due 2006	—	750,000
3.125% Senior Notes Due 2007	250,000	250,000
4.625% Senior Notes Due 2008	500,000	500,000
6.625% Senior Notes Due 2008	125,000	125,000
4.25% Senior Notes Due 2009	500,000	500,000
7.65% Senior Notes Due 2010	750,000	750,000
4.5% Senior Notes Due 2010	250,000	250,000
4.4% Senior Notes Due 2011	250,000	250,000
5.0% Senior Notes Due 2012	300,000	300,000
5.75% Senior Notes Due 2013	500,000	500,000
5.5% Senior Notes Due 2014	750,000	750,000
4.9% Senior Notes Due 2015	250,000	250,000
5.5% Senior Notes Due 2016	250,000	250,000
6.875% Senior Debentures Due 2018	175,000	175,000
7.25% Debentures Due 2027	300,000	300,000
Original issue (discount) premium	(16,890)	(15,767)
Fair value adjustments related to interest rate swaps	(29,834)	(29,049)
Subsidiary level notes	678,372	681,843
Other long-term debt	164,939	217,111

	7,663,075	7,046,548
Less: current portion	336,375	891,185

Total long-term debt	$7,326,700	$6,155,363

Bank Credit Facility
The Company has a five-year, multi-currency revolving credit facility in the amount of $1.75 billion. The interest rate is based upon a prime, LIBOR, or Federal Funds rate selected at the Company’s discretion, plus a margin. The multi-currency revolving credit facility can be used for general working capital purposes including commercial paper support as well as to fund capital expenditures, share repurchases, acquisitions and the refinancing of public debt securities.
At December 31, 2006, the outstanding balance on the $1.75 billion credit facility was $966.5 million and, taking into account letters of credit of $75.3 million, $708.2 million was available for future borrowings, with the entire balance to be repaid on July 12, 2009. At December 31, 2006, interest rates on this bank credit facility varied from 5.7% to 5.8%.
Senior Notes
On March 21, 2006 the Company completed a debt offering of $500.0 million 6.25% Senior Notes due 2011. Interest is payable on March 15 and September 15 of each year. The net proceeds of approximately $497.5 million were used to repay borrowings under the Company’s bank credit facility.

On August 15, 2006 the Company completed an additional $250.0 million issuance of its 6.25% Senior Notes due 2011 originally issued March 21, 2006. The net proceeds of approximately $253.4 million, including accrued interest, were used to repay borrowings under the Company’s bank credit facility.
On November 1, 2006, the Company redeemed its 6% Senior Notes at their maturity for $750.0 million plus accrued interest with proceeds from its bank credit facility.
All fees and initial offering discounts are being amortized as interest expense over the life of the respective notes. The aggregate face value and market value of the senior notes was approximately $5.9 billion and $5.5 billion, respectively, at December 31, 2006. The aggregate face value and market value of the senior notes was approximately $5.9 billion and $5.8 billion, respectively, at December 31, 2005.
Interest Rate Swaps: The Company entered into interest rate swap agreements on the 3.125% senior notes due 2007, the 4.25% senior notes due 2009, the 4.4% senior notes due 2011 and the 5.0% senior notes due 2012 whereby the Company pays interest at a floating rate and receives the fixed rate coupon. The fair value of the Company’s swaps was a liability of $29.8 million and $29.0 million at December 31, 2006 and 2005, respectively.
Subsidiary Level Notes
AMFM Operating Inc., a wholly-owned subsidiary of the Company, has outstanding long-term bonds, of which are all 8% senior notes due 2008. The senior notes include a purchase accounting premium of $7.1 million and $10.5 million at December 31, 2006 and 2005, respectively. The fair value of the senior notes was $701.0 million and $715.2 million at December 31, 2006 and 2005, respectively.
Other Borrowings
Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $164.9 million balance at December 31, 2006, is $86.4 million that matures in less than one year.
Debt Covenants
The significant covenants on the Company’s $1.75 billion five-year, multi-currency revolving credit facility relate to leverage and interest coverage contained and defined in the credit agreement. The leverage ratio covenant requires the Company to maintain a ratio of consolidated funded indebtedness to operating cash flow (as defined by the credit agreement) of less than 5.25x. The interest coverage covenant requires the Company to maintain a minimum ratio of operating cash flow (as defined by the credit agreement) to interest expense of 2.50x. In the event that the Company does not meet these covenants, it is considered to be in default on the credit facility at which time the credit facility may become immediately due. At December 31, 2006, the Company’s leverage and interest coverage ratios were 3.4x and 4.7x, respectively. This credit facility contains a cross default provision that would be triggered if we were to default on any other indebtedness greater than $200.0 million.
The Company’s other indebtedness does not contain provisions that would make it a default if the Company were to default on our credit facility.
The fees the Company pays on its $1.75 billion, five-year multi-currency revolving credit facility depend on its long-term debt ratings. Based on its current ratings level of BBB-/Baa3, its fees on borrowings are a 45.0 basis point spread to LIBOR and are 17.5 basis points on the total $1.75 billion facility. In the event its ratings improve, the fee on borrowings and facility fee decline gradually to 20.0 basis points and 9.0 basis points, respectively, at ratings of A/A3 or better. In the event that its ratings decline, the fee on borrowings and facility fee increase gradually to 120.0 basis points and 30.0 basis points, respectively, at ratings of BB/Ba2 or lower.
The Company believes there are no other agreements that contain provisions that trigger an event of default upon a change in long-term debt ratings that would have a material impact to its financial statements.
Additionally, the Company’s 8% senior notes due 2008, which were originally issued by AMFM Operating Inc., a wholly-owned subsidiary of the Company, contain certain restrictive covenants that limit the ability of AMFM

Operating Inc. to incur additional indebtedness, enter into certain transactions with affiliates, pay dividends, consolidate, or effect certain asset sales.
At December 31, 2006, the Company was in compliance with all debt covenants.
Future maturities of long-term debt at December 31, 2006 are as follows:
(In thousands)

2007	$336,375
2008	1,327,131
2009	1,506,958
2010	1,000,165
2011	1,002,250
Thereafter	2,529,854

Total	$7,702,733

NOTE H — FINANCIAL INSTRUMENTS
The Company has entered into financial instruments, such as interest rate swaps, secured forward exchange contracts and foreign currency rate management agreements, with various financial institutions. The Company continually monitors its positions with, and credit quality of, the financial institutions which are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company considers this risk to be low.
Interest Rate Swaps
The Company has $1.3 billion of interest rate swaps that are designated as fair value hedges of the underlying fixed-rate debt obligations. The terms of the underlying debt and the interest rate swap agreements coincide; therefore the hedge qualifies for the short-cut method defined in Statement 133. Accordingly, no net gains or losses were recorded on the statement of operations related to the Company’s underlying debt and interest rate swap agreements. On December 31, 2006, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.8 million. On December 31, 2005, the fair value of the interest rate swap agreements was recorded on the balance sheet as “Other long-term liabilities” with the offset recorded in “Long-term debt” of approximately $29.0 million. Accordingly, an adjustment was made to the swaps and carrying value of the underlying debt on December 31, 2006 and 2005 to reflect the increase in fair value.
Secured Forward Exchange Contracts
On June 5, 2003, Clear Channel Investments, Inc. (“CCI, Inc.”), a wholly owned subsidiary of the Company, entered into a five-year secured forward exchange contract (the “contract”) with respect to 8.3 million shares of its investment in XM Satellite Radio Holdings, Inc. (“XMSR”). Under the terms of the contract, the counterparty paid $83.5 million at inception of the contract, which the Company classified in “Other long-term liabilities”. The contract had a maturity value of $98.8 million, with an effective interest rate of 3.4%, which the Company accreted over the life of the contract using the effective interest method. The Company accounted for the collar under the requirements of Statement 133 Implementation Issue G20, Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge. CCI, Inc. terminated the contract on August 2, 2006 by paying the counterparty approximately $83.1 million. The accreted value of the debt was $92.9 million and the fair value of the collar was an asset of $6.0 million resulting in a net gain of approximately $3.8 million recorded in “Gain (loss) on marketable securities” on the Company’s consolidated statement of operations.
In 2001, CCI, Inc. entered into two ten-year secured forward exchange contracts that monetized 2.9 million shares of its investment in American Tower Corporation (“AMT”). The AMT contracts had a value of $10.3 million recorded in “Other long term liabilities” and $11.7 million recorded in “Other assets” at December 31, 2006 and December 31, 2005, respectively. These contracts are not designated as a hedge of the Company’s cash flow exposure of the forecasted sale of the AMT shares. During the years ended December 31, 2006, 2005 and 2004, the Company recognized losses of $22.0 million and $18.2 million and $17.4 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of these contracts. To offset the change in the fair value of these contracts, the Company has recorded AMT shares as trading securities. During the years ended December 31, 2006, 2005 and 2004, the Company recognized income of $20.5 million, $17.5 million and $15.2 million, respectively, in “Gain (loss) on marketable securities” related to the change in the fair value of the shares.
Foreign Currency Rate Management
As a result of the Company’s foreign operations, the Company is exposed to foreign currency exchange risks related to its investment in net assets in foreign countries. To manage this risk, the Company holds two United States dollar — Euro cross currency swaps with an aggregate Euro notional amount of €706.0 million and a corresponding aggregate U.S. dollar notional amount of $877.7 million. These cross currency swaps had a value of $68.5 million at December 31, 2006, which was recorded in “Other long-term obligations”.
The cross currency swaps require the Company to make fixed cash payments on the Euro notional amount while it receives fixed cash payments on the equivalent U.S. dollar notional amount, all on a semiannual basis. The Company has designated the cross currency swaps as a hedge of its net investment in Euro denominated assets. The Company selected the forward method under the guidance of the Derivatives Implementation Group Statement 133 Implementation Issue H8, Foreign Currency Hedges: Measuring the Amount of Ineffectiveness in a Net Investment Hedge. The forward method requires all changes in the fair value of the cross currency swaps and the semiannual cash payments to be reported as a cumulative translation adjustment in other comprehensive income (loss) in the same manner as the underlying hedged net assets. As of December 31, 2006, a $35.7 million loss, net of tax, was recorded as a cumulative translation adjustment to “Other comprehensive income (loss)” related to the cross currency swaps.
Prior to the Company entering into the cross currency swaps, it held 6.5% Eurobonds to hedge a portion of the effect of movements in currency exchange rate on its net assets in foreign countries. On February 25, 2004, the Company redeemed the majority of its Eurobonds. The remaining amount of foreign denominated debt matured on July 7, 2005.
NOTE I — COMMITMENTS AND CONTINGENCIES
The Company leases office space, certain broadcasting facilities, equipment and the majority of the land occupied by its outdoor advertising structures under long-term operating leases. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company.
The Company has minimum franchise payments associated with non-cancelable contracts that enable it to display advertising on such media as buses, taxis, trains, bus shelters and terminals, as well as other similar type surfaces. The majority of these contracts contain rent provisions that are calculated as either the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment. The Company has various contracts in its radio broadcasting operations related to program rights and music license fees. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts, as well as construction commitments for facilities.

As of December 31, 2006, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:
(In thousands)

	Non-Cancelable	Non-Cancelable	Capital
	Operating Leases	Contracts	Expenditures
2007	$318,652	$673,672	$95,032
2008	296,239	544,580	49,990
2009	262,776	434,129	15,252
2010	220,667	260,566	8,853
2011	181,769	210,903	4,612
Thereafter	948,873	690,243	7,730

Total	$2,228,976	$2,814,093	$181,469

Rent expense charged to continuing operations for 2006, 2005 and 2004 was $1.1 billion, $985.6 million and $924.7 million, respectively.
The Company is currently involved in certain legal proceedings and, as required, has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by federal and state laws mandating compensation for such loss and constitutional restraints.
Various acquisition agreements include deferred consideration payments based on performance requirements by the seller typically involving the completion of a development or obtaining appropriate permits that enable the Company to construct additional advertising displays. At December 31, 2006, the Company believes its maximum aggregate contingency, which is subject to performance requirements by the seller, is approximately $35.0 million. As the contingencies have not been met or resolved as of December 31, 2006, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and typically based on the investee meeting certain EBITDA targets, as defined in the agreement. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
NOTE J — GUARANTEES
Within the Company’s $1.75 billion credit facility, there exists a $150.0 million sub-limit available to certain of the Company’s international subsidiaries. This $150.0 million sub-limit allows for borrowings in various foreign currencies, which are used to hedge net assets in those currencies and provides funds to the Company’s international operations for certain working capital needs. Subsidiary borrowings under this sub-limit are guaranteed by the Company. At December 31, 2006, this portion of the $1.75 billion credit facility’s outstanding balance was $23.5 million, which is recorded in “Long-term debt” on the Company’s financial statements.
Within the Company’s bank credit facility agreement is a provision that requires the Company to reimburse lenders for any increased costs that they may incur in an event of a change in law, rule or regulation resulting in their reduced returns from any change in capital requirements. In addition to not being able to estimate the potential amount of any future payment under this provision, the Company is not able to predict if such event will ever occur.
The Company currently has guarantees that provide protection to its international subsidiary’s banking institutions related to overdraft lines up to approximately $39.9 million. As of December 31, 2006, no amounts were outstanding under these agreements.
As of December 31, 2006, the Company has outstanding commercial standby letters of credit and surety bonds of $79.8 million and $36.3 million, respectively. These letters of credit and surety bonds relate to various operational matters including insurance, bid, and performance bonds as well as other items. These letters of credit reduce the borrowing availability on the Company’s bank credit facilities, and are included in the Company’s calculation of its leverage ratio covenant under the bank credit facilities. The surety bonds are not considered as borrowings under the Company’s bank credit facilities.
NOTE K — INCOME TAXES
Significant components of the provision for income tax expense (benefit) are as follows:
(In thousands)

	2006	2005	2004
Current — federal	$230,140	$(11,541)	$310,522
Current — foreign	40,454	56,879	34,895
Current — state	28,368	(1,722)	22,182

Total current	298,962	43,616	367,599
Deferred — federal	194,332	396,945	136,917
Deferred — foreign	(9,134)	(35,040)	(18,339)
Deferred — state	16,657	19,835	11,736

Total deferred	201,855	381,740	130,314

Income tax expense (benefit)	$500,817	$425,356	$497,913

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2006 and 2005 are as follows:
(In thousands)

	2006	2005
Deferred tax liabilities:
Intangibles and fixed assets	$761,866	$533,081
Unrealized gain in marketable securities	38,485	32,882
Foreign	4,677	3,917
Equity in earnings	26,248	15,365
Investments	13,993	1,683
Deferred Income	4,129	—
Other	13,753	12,984

Total deferred tax liabilities	863,151	599,912

(In thousands)

	2006	2005
Deferred tax assets:
Accrued expenses	19,783	25,439
Long-term debt	35,081	10,318
Net operating loss/Capital loss carryforwards	558,371	575,858
Bad debt reserves	15,105	11,110
Deferred income	—	6,111
Other	66,635	39,746

Total gross deferred tax assets	694,975	668,582
Valuation allowance	553,398	571,154

Total deferred tax assets	141,577	97,428

Net deferred tax liabilities	$721,574	$502,484

Included in the Company’s net deferred tax liabilities are $19.2 million and $31.1 million of current net deferred tax assets for 2006 and 2005, respectively. The Company presents these assets in “Other current assets” on its consolidated balance sheets. The remaining $740.8 million and $533.6 million of net deferred tax liabilities for 2006 and 2005, respectively, are presented in “Deferred tax liabilities” on the consolidated balance sheets.
At December 31, 2006, net deferred tax liabilities include a deferred tax asset of $16.5 million relating to stock-based compensation expense under Statement 123(R). Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. The provisions of Statement 123(R), however, do not allow a valuation allowance to be recorded unless the company’s future taxable income is expected to be insufficient to recover the asset. Accordingly, there can be no assurance that the stock price of the Company’s common stock will rise to levels sufficient to realize the entire tax benefit currently reflected in its balance sheet. See Note L for additional discussion of Statement 123(R).
The deferred tax liability related to intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired FCC licenses and tax deductible goodwill created from the Company’s various stock acquisitions. As discussed in Note C, in 2004 the Company adopted D-108, which resulted in the Company recording a non-cash charge of approximately $4.9 billion, net of deferred tax of $3.0 billion, related to its FCC licenses and permits. In accordance with Statement No. 142, the Company no longer amortizes FCC licenses and permits. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s FCC licenses, permits and tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its FCC licenses, permits and tax deductible goodwill or sells its FCC licenses or permits. As the Company continues to amortize its tax basis in its FCC licenses, permits and tax deductible goodwill, the deferred tax liability will increase over time.
During 2005, the Company recognized a capital loss of approximately $2.4 billion as a result of the spin-off of Live Nation. Of the $2.4 billion capital loss, approximately $734.5 million was used to offset capital gains recognized in 2002, 2003 and 2004 and the Company received the related $257.0 million tax refund on October 12, 2006. The Company also utilized $191.0 million of the capital loss to offset capital gains recognized in 2005. The remaining $1.5 billion capital loss will be carried forward to offset future capital gains for the next five years. The Company has recorded an after tax valuation allowance of $553.4 million related to the capital loss carryforward due to the uncertainty of the ability to utilize the carryforward prior to its expiration. During the first quarter of 2006, the Company received a federal tax refund of $133.4 million related to the restructuring its international businesses consistent with its strategic realignment.

The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:
(In thousands)

	2006		2005		2004
	Amount	Percent	Amount	Percent	Amount	Percent
Income tax expense (benefit) at statutory rates	$427,527	35%	$376,898	35%	$454,989	35%
State income taxes, net of federal tax benefit	45,025	4%	18,113	2%	33,918	3%
Foreign taxes	6,391	1%	6,624	1%	11,379	1%
Nondeductible items	2,607	0%	2,337	0%	5,173	0%
Changes in valuation allowance and other estimates	17,241	1%	19,638	2%	(3,901)	(1%)
Other, net	2,026	0%	1,746	0%	(3,645)	0%

	$500,817	41%	$425,356	40%	$497,913	38%

During 2006, the Company utilized approximately $70.3 million of net operating loss carryforwards, the majority of which were generated during 2005. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2006. In addition, current tax expense was reduced by approximately $22.1 million related to the disposition of certain operating assets and the filing of an amended tax return during 2006. As discussed above, the Company recorded a capital loss on the spin-off of Live Nation. During 2006 the amount of capital loss carryforward and the related valuation allowance was adjusted to the final amount reported on our 2005 filed tax return.
During 2005, current tax expense was reduced by approximately $204.7 million from foreign exchange losses as a result of the Company’s restructuring its international businesses consistent with its strategic realignment, a foreign exchange loss for tax purposes on the redemption of the Company’s Euro denominated bonds and tax deductions taken on an amended tax return filing for a previous year. These losses resulted in a net operating loss of $65.5 million for 2005. The Company’s deferred tax expense increased as a result of these items. As stated above, the Company recognized a capital loss of approximately $2.4 billion during 2005. Approximately $925.5 million of the capital loss was utilized in 2005 and carried back to earlier years and no amount was utilized in 2006. The anticipated utilization of the capital loss resulted in a $314.1 million current tax benefit that was recorded as a component of discontinued operations in 2005. The Company has approximately $1.5 billion in capital loss carryforwards, which are recorded as a deferred tax asset on the Company’s balance sheet at its effective tax rate, for which a 100% valuation allowance has been recorded. If the Company is able to utilize the capital loss carryforward in future years, the valuation allowance will be released and be recorded as a current tax benefit in the year the losses are utilized.
During 2004, the Company utilized approximately $5.7 million of net operating loss carryforwards, the majority of which were generated by certain acquired companies prior to their acquisition by the Company. The utilization of the net operating loss carryforwards reduced current taxes payable and current tax expense as of and for the year ended December 31, 2004. As a result of the favorable resolution of certain tax contingencies, current tax expense includes benefits of $34.1 million. The benefits resulted in an effective tax rate of 38% for the twelve months ended December 31, 2004.
The remaining federal net operating loss carryforwards of $11.0 million expire in various amounts from 2007 to 2021.

NOTE L — SHAREHOLDERS’ EQUITY
Dividends
The Company’s Board of Directors declared quarterly cash dividends as follows.
(In millions, except per share data)

	Amount per
Declaration	Common			Total
Date	Share	Record Date	Payment Date	Payment
2006:
February 14, 2006	0.1875	March 31, 2006	April 15, 2006	$95.5
April 26, 2006	0.1875	June 30, 2006	July 15, 2006	94.0
July 25, 2006	0.1875	September 30, 2006	October 15, 2006	92.4
October 25, 2006	0.1875	December 31, 2006	January 15, 2007	92.6

2005:
February 16, 2005	0.125	March 31, 2005	April 15, 2005	$68.9
April 26, 2005	0.1875	June 30, 2005	July 15, 2005	101.7
July 27, 2005	0.1875	September 30, 2005	October 15, 2005	101.8
October 26, 2005	0.1875	December 31, 2005	January 15, 2006	100.9
Share-Based Payments
The Company has granted options to purchase its common stock to employees and directors of the Company and its affiliates under various stock option plans typically at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. These options generally vest over five years. All option plans contain anti-dilutive provisions that permit an adjustment of the number of shares of the Company’s common stock represented by each option for any change in capitalization.
The Company adopted the fair value recognition provisions of Statement 123(R) on January 1, 2006, using the modified-prospective-transition method. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over five years. Prior to January 1, 2006, the Company accounted for its share-based payments under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Under that method, when options are granted with a strike price equal to or greater than the market price on the date of issuance, there is no impact on earnings either on the date of grant or thereafter, absent certain modifications to the options. The amounts recorded as share-based payments prior to adopting Statement 123(R) primarily related to the expense associated with restricted stock awards. Under the modified-prospective-transition method, compensation cost recognized beginning in 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). As permitted under the modified-perspective-transition method, results for prior periods have not been restated.
As a result of adopting Statement 123(R) on January 1, 2006, the Company’s income before income taxes, minority interest and discontinued operations for the year ended December 31, 2006 was $29.6 million lower and net income for the year ended December 31, 2006 was $17.5 million lower than if it had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for the year ended December 31, 2006 were $.04 and $.03 lower, respectively, than if the Company had continued to account for share-based compensation under APB 25.

Prior to the adoption of Statement 123(R), the Company presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after adoption of Statement 123(R) is not material.
The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2005 and 2004, respectively, as if the Company had applied the fair value recognition provisions of Statement 123 to options granted under the Company’s stock option plans in all periods presented. For purposes of this pro forma disclosure, the value of the options, excluding restricted stock awards, is estimated using a Black-Scholes option-pricing model and amortized to expense over the options’ vesting periods.
(In thousands, except per share data)

	2005	2004
Income before discontinued operations and cumulative effect of a change in accounting principle:
Reported	$633,648	$794,454

Add: Share-based payments included in reported net income, net of related tax effects	6,081	3,596
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	(31,759)	(68,815)

Pro Forma	$607,970	$729,235

Income (loss) from discontinued operations, net of tax Reported	$302,014	$51,345

Add: Share-based payments included in reported net income, net of related tax effects	1,313	1,024
Deduct: Total share-based payments determined under fair value based method for all awards, net of related tax effects	5,400	(12,391)

Pro Forma	$308,727	$39,978

Income before discontinued operations and cumulative effect of a change in accounting principle per common share:
Basic:
Reported	$1.16	$1.33

Pro Forma	$1.11	$1.22

Diluted:
Reported	$1.16	$1.33

Pro Forma	$1.11	$1.22

Discontinued operations, net per common share:
Basic:
Reported	$.55	$.09

Pro Forma	$.57	$.07

Diluted:
Reported	$.55	$.08

Pro Forma	$.56	$.07

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model.

Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility on the Company’s stock, and other factors. The expected life of options granted represents the period of time that options granted are expected to be outstanding. The Company uses historical data to estimate option exercises and employee terminations within the valuation model. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the Company’s options on the date of grant during the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Expected volatility	25%	25%	42% – 50%
Expected life in years	5 – 7.5	5 – 7.5	3 – 7.5
Risk-free interest rate	4.61% – 5.10%	3.76% – 4.44%	2.21% – 4.51%
Dividend yield	2.32% – 2.65%	1.46% – 2.36%	.90% – 1.65%
The following table presents a summary of the Company’s stock options outstanding at and stock option activity during the year ended December 31, 2006 (“Price” reflects the weighted average exercise price per share):
(In thousands, except per share data)

			Weighted Average	Aggregate
			Remaining	Intrinsic
	Options	Price	Contractual Term	Value
Outstanding, January 1, 2006	42,696	$41.34
Granted	16	28.74
Exercised (a)	(2,442)	21.84
Forfeited	(1,314)	35.35
Expired	(2,781)	50.94

Outstanding, December 31, 2006	36,175	42.18	3.20 years	$67,761

Exercisable, December 31, 2006	28,386		2.41 years	$42,161

(a)	Cash received from option exercises for the years ended December 31, 2006, 2005 and 2004 was $53.3 million, $24.6 million and $23.1 million, respectively. The Company received an income tax benefit of $2.8 million, $0.6 million and $2.9 million relating to the options exercised during the years ended December 31, 2006, 2005 and 2004, respectively. The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $22.2 million, $10.8 million and $33.1 million, respectively.
The weighted average grant date fair value of options granted during the years ended December 31, 2006, 2005 and 2004 was $7.21, $8.01 and $15.09, respectively.
A summary of the Company’s nonvested options at December 31, 2005, and changes during the year ended December 31, 2006, is presented below:
(In thousands, except per share data)

		Weighted Average
		Grant Date
	Options	Fair Value
Nonvested, January 1, 2006	13,086	$15.03
Granted	16	7.21
Vested	(3,999)	23.82
Forfeited	(1,314)	13.29

Nonvested, December 31, 2006	7,789	10.77

There were 37.0 million shares available for future grants under the various option plans at December 31, 2006. Vesting dates range from February 1997 to October 2011, and expiration dates range from January 2007 to October 2016 at exercise prices and average contractual lives as follows:
(In thousands of shares)

				Weighted
				Average	Weighted		Weighted
			Outstanding	Remaining	Average	Exercisable	Average
			as of	Contractual	Exercise	as of	Exercise
Range of Exercise Prices			12/31/06	Life	Price	12/31/06	Price
$0.00	—	$10.00	541	2.8	$5.90	541	$5.90
10.01	—	20.00	151	0.2	18.96	151	18.96
20.01	—	30.00	1,855	2.0	25.51	1,727	25.40
30.01	—	40.00	9,940	5.5	32.60	2,328	33.41
40.01	—	50.00	18,121	2.3	44.98	18,072	44.99
50.01	—	60.00	3,543	2.9	55.34	3,543	55.34
60.01	—	70.00	1,456	1.8	64.10	1,456	64.10
70.01	—	80.00	524	3.3	76.59	524	76.59
80.01	—	91.36	44	0.2	86.64	44	86.64

			36,175	3.2	42.18	28,386	44.88

Restricted Stock Awards
The Company began granting restricted stock awards to employees and directors of the Company and its affiliates in 2003. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Company’s stock option plans. Recipients of the restricted stock awards are entitled to all cash dividends as of the date the award was granted.
The following table presents a summary of the Company’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2006 (“Price” reflects the weighted average share price at the date of grant):
(In thousands, except per share data)

	2006
	Awards	Price
Outstanding, beginning of year	2,452	$32.62
Granted	8	28.83
Vested (restriction lapsed)	(9)	32.27
Forfeited	(169)	32.23

Outstanding, December 31	2,282	32.64

Subsidiary Share-Based Awards
CCO grants options to purchase shares of its Class A common stock to its employees and directors and its affiliates under its incentive stock plan typically at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCO or one of its affiliates. These options generally vest over five years. The incentive stock plan contains anti-dilutive provisions that permit an adjustment of the number of shares of CCO’s common stock represented by each option for any change in capitalization.
Prior to CCO’s IPO, CCO did not have any compensation plans under which it granted stock awards to employees. However, the Company had granted certain of CCO’s officers and other key employees stock options to purchase shares of the Company’s common stock. All outstanding options to purchase shares of the Company’s common stock held by CCO employees were converted using an intrinsic value method into options to purchase shares of CCO Class A common shares concurrent with the closing of CCO’s IPO.
The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on CCO’s stock, historical volatility on CCO’s stock, and other factors. The expected life is based on historical data of options granted and represents the period of time that options granted are expected to be outstanding. CCO uses historical data to estimate option exercises and employee terminations within the valuation model. Prior to the adoption of Statement 123(R), the Company recognized forfeitures as they occurred in its Statement 123 pro forma disclosures. Beginning January 1, 2006, the Company includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of CCO’s options on the date of grant during the years ended December 31, 2006 and 2005:

	2006	2005
Expected volatility	27%	25% - 27%
Expected life in years	5.0 – 7.5	1.3 - 7.5
Risk-free interest rate	4.58% - 5.08%	4.42% - 4.58%
Dividend yield	0%	0%
The following table presents a summary of CCO’s stock options outstanding at and stock option activity during the year ended December 31, 2006 (“Price” reflects the weighted average exercise price per share):
(In thousands, except per share data)

			Weighted Average	Aggregate
			Remaining	Intrinsic
	Options	Price	Contractual Term	Value
Outstanding, January 1, 2006	8,509	$24.05
Granted	221	19.10
Exercised (a)	(93)	26.56
Forfeited	(387)	21.78
Expired	(543)	30.96

Outstanding, December 31, 2006	7,707	23.41	4.2 years	$44,463

Exercisable, December 31, 2006	3,556		2.2 years	$5,913

(a)	Cash received from option exercises was $2.2 million for the year ended December 31, 2006. The total intrinsic value of options exercised during the years ended December 31, 2006 was $0.3 million.
The weighted average grant date fair value of options granted during the years ended December 31, 2006 and 2005 was $6.76 and $6.51, respectively.
A summary of CCO’s nonvested options at December 31, 2005, and changes during the year ended December 31, 2006, is presented below:

		Weighted Average
		Grant Date
(In thousands, except per share data)	Options	Fair Value
Nonvested, January 1, 2006	5,634	$4.56
Granted	221	6.76
Vested	(1,317)	1.18
Forfeited	(387)	4.17

Nonvested, December 31, 2006	4,151	5.78

There were 34.0 million shares available for future grants under CCO’s option plan at December 31, 2006. Vesting dates range from April 2004 to October 2011, and expiration dates range from January 2007 to October 2016 at exercise prices and average contractual lives as follows:
(In thousands of shares)

				Weighted	Weighted		Weighted
			Outstanding	Average	Average	Exercisable	Average
			as of	Remaining	Exercise	as of	Exercise
Range of Exercise Prices			12/31/06	Contractual Life	Price	12/31/06	Price
$15.01	—	$20.00	3,338	6.2	$17.98	62	$17.44
20.01	—	25.00	1,078	4.1	21.10	211	21.71
25.01	—	30.00	2,068	2.6	26.13	2,060	26.13
30.01	—	35.00	687	2.1	32.78	687	32.78
35.01	—	40.00	412	0.3	37.86	412	37.86
40.01	—	45.00	98	2.0	42.80	98	42.80
45.01	—	49.96	26	0.0	49.95	26	49.95

			7,707	4.2	23.41	3,556	29.00

CCO also grants restricted stock awards to employees and directors of CCO and its affiliates. These common shares hold a legend which restricts their transferability for a term of up to five years and are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCO prior to the lapse of the restriction. The restricted stock awards were granted out of the CCO’s stock option plan.
The following table presents a summary of CCO’s restricted stock outstanding at and restricted stock activity during the year ended December 31, 2006 (“Price” reflects the weighted average share price at the date of grant):
(In thousands, except per share data)

	2006
	Awards	Price
Outstanding, beginning of year	236	$18.00
Granted	8	20.39
Vested (restriction lapsed)	(4)	18.00
Forfeited	(23)	14.16

Outstanding, December 31	217	18.84

Unrecognized share-based compensation cost
As of December 31, 2006, there was $82.7 million of unrecognized compensation cost related to nonvested share-based compensation arrangements. The cost is expected to be recognized over a weighted average period of approximately 3.0 years.
Share Repurchase Programs
The Company’s Board of Directors approved two separate share repurchase programs during 2004, each for $1.0 billion. On February 1, 2005, the Board of Directors approved a third $1.0 billion share repurchase program (“February 2005 program”). On August 9, 2005, the Board of Directors authorized an increase in and extension of the February 2005 program, which had $307.4 million remaining, by $692.6 million, for a total of $1.0 billion. On March 9, 2006, the Company’s Board of Directors authorized a share repurchase program, permitting it to repurchase $600.0 million of its common stock. On September 6, 2006, the Board of Directors authorized an additional share repurchase program, permitting the Company to repurchase an additional $1.0 billion of its common stock. This increase expires on September 6, 2007, although the program may be discontinued or suspended at anytime prior to its expiration. The Company had repurchased an aggregate 130.9 million shares for $4.3 billion, including commission and fees, under all previously announced share repurchase programs as of December 31, 2006, with $1.0 billion remaining available. The Company has suspended its share repurchase program, but it may be recommenced at any time without notice subject to the terms of the Merger Agreement.

Shares Held in Treasury
Included in the 114,449 and 113,890 shares held in treasury are 14,449 and 13,890 shares that the Company holds in Rabbi Trusts at December 31, 2006 and 2005, respectively, relating to the Company’s non-qualified deferred compensation plan. During the year ended December 31, 2006, 46.7 million shares were retired from the Company’s shares held in treasury account.
Reconciliation of Earnings per Share
(In thousands, except per share data)

	2006	2005	2004
NUMERATOR:
Income before discontinued operations and cumulative effect of a change in accounting principle	$688,762	$633,648	$794,454
Income from discontinued operations, net	2,755	302,014	51,345
Cumulative effect of a change in accounting principle	—	—	(4,883,968)

Net income (loss)	691,517	935,662	(4,038,169)

Effect of dilutive securities:
None	—	—	—

Numerator for net income before cumulative effect of a change in accounting principle per common share — diluted	691,517	935,662	845,799
Numerator for cumulative effect of a change in accounting principle per common share - diluted	—	—	(4,883,968)

Numerator for net income (loss) per common share — diluted	$691,517	$935,662	$(4,038,169)

DENOMINATOR:
Weighted average common shares	500,786	545,848	596,126

Effect of dilutive securities:
Stock options and common stock warrants	853	1,303	2,149

Denominator for net income (loss) per common share — diluted	501,639	547,151	598,275

Net income (loss) per common share:
Income before discontinued operations and cumulative effect of a change in accounting principle — Basic	$1.37	$1.16	$1.33
Discontinued operations — Basic	.01	.55	.09
Cumulative effect of a change in accounting principle — Basic	—	—	(8.19)

Net income (loss) — Basic	$1.38	$1.71	$(6.77)

Income before cumulative effect of a change in accounting principle - Diluted	$1.37	$1.16	$1.33
Discontinued operations — Diluted	.01	.55	.08
Cumulative effect of a change in accounting principle — Diluted	—	—	(8.16)

Net income (loss) — Diluted	$1.38	$1.71	$(6.75)

NOTE M — EMPLOYEE STOCK AND SAVINGS PLANS
The Company has various 401(k) savings and other plans for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions from continuing operations to these plans of $36.2 million, $35.3 million and $32.0 million were charged to expense for 2006, 2005 and 2004, respectively.
The Company has a non-qualified employee stock purchase plan for all eligible employees. Under the plan, shares of the Company’s common stock may be purchased at 95% of the market value on the day of purchase. The Company changed its discount from market value offered to participants under the plan from 15% to 5% in July 2005. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2006, 2005 and 2004, employees purchased 144,444, 222,789 and 262,163 shares at weighted average share prices of $28.56, $28.79 and $32.05, respectively. Effective January 1, 2007 the Company no longer accepts contributions to this plan as a condition of its Merger Agreement.
The Company offers a non-qualified deferred compensation plan for highly compensated executives allowing deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts and retains ownership of all assets until distributed. The liability under this deferred compensation plan at December 31, 2006, 2005 and 2004 was approximately $32.5 million, $21.1 million and $14.0 million, respectively, recorded in “Other long-term liabilities”.
NOTE N – OTHER INFORMATION
(In thousands)

	For the year ended December 31,
	2006	2005	2004
The following details the components of “Other income (expense) – net”:
Gain (loss) on extinguishment of debt	$—	$—	$(31,600)
Foreign exchange gain (loss)	(8,130)	7,550	(756)
Other	(291)	3,717	2,063

Total other income (expense) – net	$(8,421)	$11,267	$(30,293)

The following details the income tax expense (benefit) on items of other comprehensive income (loss):
Foreign currency translation adjustments	$(22,012)	$187,216	$32,586
Unrealized gain (loss) on securities and derivatives:
Unrealized holding gain (loss)	$(37,091)	$(29,721)	$29,298
Unrealized gain (loss) on cash flow derivatives	$46,662	$34,711	$(40,346)
Reclassification adjustments for (gain) loss included in net income (loss)	$—	$—	$(19,927)
(In thousands)

	As of December 31,
	2006	2005
The following details the components of “Other current assets”:
Current film rights	$19,062	$18,060
Inventory	23,062	18,934
Deferred tax asset	19,246	31,148
Deposits	22,346	27,054
Other prepayments	55,795	47,366
Other	126,630	135,732

Total other current assets	$266,141	$278,294

(In thousands)

	As of December 31,
	2006	2005
The following details the components of “Accumulated other comprehensive income (loss)”:
Cumulative currency translation adjustment	$225,459	$138,028
Cumulative unrealized gain on investments	76,105	136,621
Cumulative unrealized gain (loss) on cash flow derivatives	3,411	(72,721)

Total accumulated other comprehensive income (loss)	$304,975	$201,928

NOTE O — SEGMENT DATA
The Company’s reportable operating segments are radio broadcasting, Americas outdoor advertising and international outdoor advertising. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. The radio broadcasting segment also operates various radio networks. The Americas outdoor advertising segment consists of our operations primarily in the United States, Canada and Latin America, with approximately 94% of its 2006 revenues in this segment derived from the United States. The international outdoor segment includes operations in Europe, Asia, Africa and Australia. The Americas and international display inventory consists primarily of billboards, street furniture displays and transit displays. The other category includes our television business and our media representation firm, as well as other general support services and initiatives which are ancillary to our other businesses. Share-based payments are recorded by each segment in direct operating and selling, general and administrative expenses.
(In thousands)

					Corporate,
		Americas	International		merger and gain
	Radio	Outdoor	Outdoor		on disposition
	Broadcasting	Advertising	Advertising	Other	of assets - net	Eliminations	Consolidated
2006
Revenue	$3,697,190	$1,341,356	$1,556,365	$602,113	$—	$(130,067)	$7,066,957
Direct operating expenses	1,028,439	534,365	918,735	228,486	—	(59,932)	2,650,093
Selling, general and administrative expenses	1,252,556	207,326	341,410	237,712	—	(70,135)	1,968,869
Depreciation and amortization	135,980	178,970	228,760	70,526	19,587	—	633,823
Corporate expenses	—	—	—	—	201,752	—	201,752
Merger expenses	—	—	—	—	7,633	—	7,633
Gain on disposition of assets — net	—	—	—	—	69,330	—	69,330

Operating income (loss)	$1,280,215	$420,695	$67,460	$65,389	$(159,642)	$—	$1,674,117

Intersegment revenues	$40,939	$10,647	$—	$78,481	$—	$—	$130,067
Identifiable assets	$12,175,907	$2,820,737	$2,401,924	$1,102,377	$324,137	$—	$18,825,082
Capital expenditures	$99,671	$90,495	$143,387	$10,005	$6,935	$—	$350,493
Share-based payments	$25,237	$4,699	$1,312	$3,904	$9,126	$—	$44,278

(In thousands)

					Corporate,
		Americas	International		merger and gain
	Radio	Outdoor	Outdoor		on disposition of
	Broadcasting	Advertising	Advertising	Other	assets - net	Eliminations	Consolidated
2005
Revenue	$3,502,508	$1,216,382	$1,449,696	$532,339	$—	$(122,120)	$6,578,805
Direct operating expenses	958,071	489,826	851,635	218,107	—	(60,595)	2,457,044
Selling, general and administrative expenses	1,207,800	186,749	355,045	214,768	—	(61,525)	1,902,837
Depreciation and amortization	139,276	180,559	220,080	68,770	19,325	—	628,010
Corporate expenses	—	—	—	—	171,076	—	171,076
Gain on disposition of assets — net	—	—	—	—	51,355	—	51,355

Operating income (loss)	$1,197,361	$359,248	$22,936	$30,694	$(139,046)	$—	$1,471,193

Intersegment revenues	$37,420	$8,236	$—	$76,464	$—	$—	$122,120
Identifiable assets	$12,042,683	$2,531,426	$2,125,470	$1,163,251	$773,968	$—	$18,636,798
Capital expenditures	$92,119	$73,084	$135,072	$16,506	$8,944	$—	$325,725
Share-based payments	$212	$—	$—	$—	$5,869	$—	$6,081

2004
Revenue	$3,720,445	$1,092,089	$1,354,951	$548,641	$—	$(115,172)	$6,600,954
Direct operating expenses	891,275	468,571	793,630	215,898	—	(47,915)	2,321,459
Selling, general and administrative expenses	1,244,617	173,010	326,447	217,733	—	(67,257)	1,894,550
Depreciation and amortization	156,485	186,620	201,597	62,514	20,708	—	627,924
Corporate expenses	—	—	—	—	167,388	—	167,388
Gain on disposition of assets — net	—	—	—	—	39,576	—	39,576

Operating income (loss)	$1,428,068	$263,888	$33,277	$52,496	$(148,520)	$—	$1,629,209

Intersegment revenues	$39,139	$10,510	$—	$65,523	$—	$—	$115,172
Identifiable assets	$12,246,437	$2,475,299	$2,223,917	$1,232,053	$315,365	$—	$18,493,071
Capital expenditures	$80,710	$60,506	$112,791	$13,374	$15,779	$—	$283,160
Share-based payments	$930	$—	$—	$—	$2,666	$—	$3,596
Revenue of $1.7 billion, $1.5 billion and $1.4 billion and identifiable assets of $2.7 billion, $2.2 billion and $2.3 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE P — QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	March 31,		June 30,		September 30,		December 31,
	2006	2005	2006	2005	2006	2005	2006	2005
Revenue	$1,497,381	$1,440,761	$1,841,799	$1,714,194	$1,786,546	$1,674,971	$1,941,231	$1,748,879
Operating expenses:
Direct operating expenses	610,210	585,610	650,319	608,961	672,178	611,470	717,386	651,003
Selling, general and administrative expenses	468,918	452,474	508,099	477,006	482,177	484,601	509,675	488,756
Depreciation and amortization	150,720	154,814	157,691	152,120	156,631	153,433	168,781	167,643
Corporate expenses	41,524	35,967	49,491	42,374	49,630	41,071	61,107	51,664
Merger expenses	—	—	—	—	—	—	7,633	—
Gain (loss) on disposition of assets – net	47,507	925	(434)	4,891	8,915	8,487	13,342	37,052

Operating income	273,516	212,821	475,765	438,624	434,845	392,883	489,991	426,865
Interest expense	114,376	106,649	123,298	105,058	128,271	113,087	118,029	118,451
Gain (loss) on marketable securities	(2,324)	(1,073)	(1,000)	1,610	5,396	(815)	234	(424)
Equity in earnings of nonconsolidated affiliates	6,909	5,633	9,577	11,962	8,568	10,565	12,424	10,178
Other income (expense) – net	(583)	1,440	(4,633)	7,705	(536)	(560)	(2,669)	2,682

Income before income taxes minority interest, discontinued operations and cumulative effect of a change in accounting principle	163,142	112,172	356,411	354,843	320,002	288,986	381,951	320,850
Income tax benefit (expense)	(66,888)	(44,308)	(146,128)	(140,164)	(131,201)	(114,151)	(156,600)	(126,733)
Minority interest expense – net	780	(574)	(13,736)	(2,229)	(3,673)	(3,577)	(15,298)	(11,467)

Income before discontinued operations and cumulative effect of a change in accounting principle	97,034	67,290	196,547	212,450	185,128	171,258	210,053	182,650
Discontinued operations	(220)	(19,408)	941	8,282	743	34,217	1,291	278,923

Net income (loss)	$96,814	$47,882	$197,488	$220,732	$185,871	$205,475	$211,344	$461,573

Net income (loss) per common share:
Basic:
Income before discontinued operations and cumulative effect of a change in accounting principle	$.19	$.12	$.39	$.39	$.38	$.32	$.43	$.34
Discontinued operations	—	(.03)	—	.02	—	.06	—	.52

Net income (loss)	$.19	$.09	$.39	$.41	$.38	$.38	$.43	$.86

Diluted:
Income before discontinued operations and cumulative effect of a change in accounting principle	$.19	$.12	$.39	$.39	$.38	$.32	$.43	$.34
Discontinued operations	—	(.03)	—	.01	—	.06	—	.52

Net income (loss)	$.19	$.09	$.39	$.40	$.38	$.38	$.43	$.86

Dividends declared per share	$.1875	$.125	$.1875	$.1875	$.1875	$.1875	$.1875	$.1875
Stock price:
High	$32.84	$35.07	$31.54	$34.81	$31.64	$34.26	$35.88	$33.44
Low	27.82	31.14	27.34	28.75	27.17	30.31	28.83	29.60
The Company’s Common Stock is traded on the New York Stock Exchange under the symbol CCU.

NOTE Q – SUBSEQUENT EVENTS
The Company filed a Definitive Proxy Statement with the SEC on January 29, 2007 related to its proposed merger with a group of private equity funds sponsored by Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. The special meeting to vote on the merger will be March 21, 2007.
On February 1, 2007, the Company redeemed its 3.125% Senior Notes at their maturity for $250.0 million plus accrued interest with proceeds from its bank credit facility.
Our Board of Directors declared a quarterly cash dividend of 18.75 cents per share on February 21, 2007.
Subsequent to December 31, 2006, the Company had definitive asset purchase agreements for the sale of 45 radio stations. These stations had a carrying value of approximately $34.8 million at December 31, 2006. The closing of these sales is subject to antitrust clearances, FCC approval and other customary closing conditions. The Company also completed the sale of 7 radio stations it had under definitive asset purchase agreements at December 31, 2006.
ITEM 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not Applicable

ITEM 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We have established disclosure controls and procedures to ensure that material information relating to Clear Channel Communications, Inc. (the “Company”) including its consolidated subsidiaries, is made known to the officers who certify the Company’s financial reports and to other members of senior management and the Board of Directors.
Based on their evaluation as of December 31, 2006, the Chief Executive Officer and Chief Financial Officer of the Company have concluded that the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) are effective to ensure that the information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.
Management’s Report on Internal Control Over Financial Reporting
The management of Clear Channel Communications Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed under the supervision of the Company’s Chief Executive Officer and Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and preparation of the Company’s financial statements for external purposes in accordance with generally accepted accounting principles.
As of December 31, 2006, management assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the assessment, management determined that the Company maintained effective internal control over financial reporting as of December 31, 2006, based on those criteria.
Ernst & Young LLP, the independent registered public accounting firm that audited the consolidated financial statements of the Company included in this Annual Report on Form 10-K, has issued an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006. The report, which expresses unqualified opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, is included in this Item under the heading “Report of Independent Registered Public Accounting Firm. ”
There were no changes in our internal control over financial reporting that occurred during the most recent fiscal quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
THE BOARD OF DIRECTORS AND SHAREHOLDERS
CLEAR CHANNEL COMMUNICATIONS, INC.
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Clear Channel Communications, Inc. (the Company) maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Clear Channel Communications, Inc. maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Clear Channel Communications, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Clear Channel Communications, Inc. and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006 of Clear Channel Communications, Inc. and subsidiaries and our report dated February 26, 2007 expressed an unqualified opinion thereon.
/s/ERNST & YOUNG LLP
San Antonio, Texas
February 26, 2007
ITEM 9B. Other Information
Not Applicable

PART III
ITEM 10. Directors, Executive Officers and Corporate Governance
     We believe that one of our most important assets is our experienced management team. With respect to our operations, managers are responsible for the day-to-day operation of their respective location. We believe that the autonomy of our management enables us to attract top quality managers capable of implementing our aggressive marketing strategy and reacting to competition in the local markets. Most of our managers have options to purchase our common stock. As an additional incentive, a portion of each manager’s compensation is related to the performance of the profit centers for which he or she is responsible. In an effort to monitor expenses, corporate management routinely reviews staffing levels and operating costs. Combined with the centralized financial functions, this monitoring enables us to control expenses effectively. Corporate management also advises local managers on broad policy matters and is responsible for long-range planning, allocating resources and financial reporting and controls.
     The information required by this item with respect to our code of ethics, the directors and nominees for election to our Board of Directors is incorporated by reference to the information set forth under the captions “Code of Business Conduct and Ethics”, “Election of Directors” or “Compliance With Section 16(A) of the Exchange Act,” in our Definitive Proxy Statement, which will be filed with the Securities and Exchange Commission within 120 days of our fiscal year end.
     The following information is submitted with respect to our executive officers as of February 28, 2007:

	Age on
	February 28,		Officer
Name	2007	Position	Since
L. Lowry Mays	71	Chairman of the Board	1972
Mark P. Mays	43	Chief Executive Officer	1989
Randall T. Mays	41	President/Chief Financial Officer	1993
Herbert W. Hill, Jr.	48	Senior Vice President/Chief Accounting Officer	1989
Paul Meyer	64	Global President and Chief Operating Officer – Clear Channel Outdoor	1997
William Moll	69	Chairman — Clear Channel Television	2001
Don Perry	55	President/Chief Executive Officer – Clear Channel Television	2006
John Hogan	50	President/Chief Executive Officer – Clear Channel Radio	2002
Andrew Levin	44	Executive Vice President/Chief Legal Officer and Secretary	2004
     The officers named above serve until the next Board of Directors meeting immediately following the Annual Meeting of Shareholders.
     Mr. L. Mays is our founder and was our Chairman and Chief Executive Officer from February 1997 to October 2004. Since that time, Mr. L. Mays has served as our Chairman of the Board. He has been one of our directors since our inception. Mr. L. Mays is the father of Mark P. Mays, our Chief Executive Officer, and Randall T. Mays, our President/Chief Financial Officer and Secretary.
     Mr. M. Mays was our President and Chief Operating Officer from February 1997 until his appointment as our President and Chief Executive Officer in October 2004. He relinquished his duties as President in February 2006. He has been one of our directors since May 1998. Mr. M. Mays is the son of L. Lowry Mays, our Chairman of the Board and the brother of Randall T. Mays, our President/Chief Financial Officer and Secretary.
     Mr. R. Mays was appointed Executive Vice President and Chief Financial Officer in February 1997 and was appointed as our Secretary in April 2003. He was appointed our President in February 2006. Mr. R. Mays is the son of L. Lowry Mays our Chairman of the Board and the brother of Mark P. Mays, our Chief Executive Officer.

     Mr. Hill was appointed Senior Vice President and Chief Accounting Officer in February 1997.
     Mr. Meyer was appointed Global President/Chief Operating Officer — Clear Channel Outdoor Holdings, Inc. (formerly Eller Media) in April 2005. Prior thereto, he was the President/Chief Executive Officer – Clear Channel Outdoor for the remainder of the relevant five-year period.
     Mr. Moll was appointed Chairman – Clear Channel Television in 2006. Prior thereto, he was the President — Clear Channel Television for the remainder of the relevant five-year period.
     Mr. Perry was appointed President & CEO of Clear Channel Television in January, 2006. Prior to that, he was Executive Vice President & COO of Clear Channel Television from June, 2005. Prior thereto, he was a Vice President for Clear Channel Television and General Manager of WOAI-TV for the remainder of the relevant five year period.
     Mr. Hogan was appointed Chief Executive Officer of Clear Channel Radio in August 2002. Prior thereto he was Chief Operating Officer of Clear Channel Radio for the remainder of the relevant five-year period.
     Mr. Levin was appointed Executive Vice President, Chief Legal Officer and Secretary in February 2004. Prior thereto he served as Senior Vice President for Government Affairs since he joined us in 2002. He was Democratic Counsel to the United States House of Representatives Energy and Commerce Committee for the remainder of the relevant five-year period.

CLEAR CHANNEL COMMUNICATIONS, INC.
Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be held May 22, 2007
     The undersigned hereby appoints L. Lowry Mays, Mark P. Mays, Randall T. Mays and Alan D. Feld, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of CLEAR CHANNEL COMMUNICATIONS, INC. standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Shareholders of said Company to be held in San Antonio, Texas on May 22, 2007 at 8:00 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess of then personally present, as indicated on the reverse side.
     The undersigned acknowledges receipt of notice of said meeting and accompanying Proxy Statement and of the accompanying materials and ratifies and confirms all acts that any of the said proxy holders or their substitutes may lawfully do or cause to be done by virtue hereof.

1. Election of Directors

Nominees:	Alan D. Feld	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	Perry J. Lewis	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	L. Lowry Mays	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	Mark P. Mays	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	Randall T. Mays	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	B. J. McCombs	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	Phyllis B. Riggins	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	Theodore H. Strauss	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	J. C. Watts	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	John H. Williams	FOR [ ] AGAINST [ ] ABSTAIN [ ]
	John B. Zachry	FOR [ ] AGAINST [ ] ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.
2.	Ratification of the selection of Ernst & Young LLP as independent auditors for the year ending December 31, 2007.

FOR [ ] AGAINST [ ] ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.
3.	Approval and adoption of the shareholder proposal regarding Pay for Superior Performance.

FOR [ ] AGAINST [ ] ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 3
(Continued and to be dated and signed on the reverse side.)

4.	Approval and adoption of the shareholder proposal regarding Corporate Political Contributions.

FOR [ ] AGAINST [ ] ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4
5.	Approval and adoption of the shareholder proposal regarding Compensation Committee Independence

FOR [ ] AGAINST [ ] ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5
6.	Approval and adoption of the shareholder proposal regarding Executive Compensation.

FOR [ ] AGAINST [ ] ABSTAIN [ ]
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 6
Change of Address and/or Comments: [     ]
     Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.

Dated:	,	2007

Shareholder’s signature

Shareholder’s signature if stock held jointly
Sign, Date, and Return the Proxy Card Promptly Using the Enclosed Envelope.
Votes MUST be indicated (X) in Black or Blue Ink.